                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

================================================================================

                                CREDIT AGREEMENT,

                          DATED AS OF JULY 29, 2002 AND
                    AMENDED AND RESTATED AS OF JUNE 25, 2003,

                                      AMONG

                                 DOMINO'S, INC.,
                                  AS BORROWER,

                            TISM, INC., AS GUARANTOR,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                              JPMORGAN CHASE BANK,
                            AS ADMINISTRATIVE AGENT,

                          CITICORP NORTH AMERICA, INC.,
                              AS SYNDICATION AGENT,

                                       AND

                                  BANK ONE, NA,
                             AS DOCUMENTATION AGENT

                     _______________________________________

                           J.P. MORGAN SECURITIES INC.
                                       AND
                         CITIGROUP GLOBAL MARKETS INC.,
                             AS JOINT LEAD ARRANGERS
                                       AND
                               JOINT BOOK RUNNERS

================================================================================

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SECTION 1.   DEFINITIONS..................................................... 1
   1.1   Certain Defined Terms............................................... 1
   1.2   Accounting Terms; Utilization of GAAP for Purposes
         of Calculations Under Agreement. ...................................42
   1.3   Other Definitional Provisions and Rules of Construction.............42
   1.4   Changes in GAAP.....................................................43

SECTION 2.   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS......................43

   2.1   Commitments: Making of Loans; Register; Notes.......................43
   2.2   Interest on the Loans...............................................50
   2.3   Fees................................................................54
   2.4   Repayments, Prepayments and Reductions in Revolving
         Loan Commitments; General Provisions Regarding
         Payments; Application of Proceeds of Collateral
         and Payments Under Guaranties.......................................54
   2.5   Use of Proceeds.....................................................63
   2.6   Special Provisions Governing Eurodollar Rate Loans..................63
   2.7   Increased Costs; Taxes; Capital Adequacy............................66
   2.8   Obligation of Lenders and Issuing Lenders to Mitigate...............70
   2.9   Defaulting Lenders..................................................71
   2.10  Removal or Replacement of a Lender..................................72

SECTION 3.   LETTERS OF CREDIT...............................................73
   3.1   Issuance of Letters of Credit and Lenders' Purchase
         of Participations Therein...........................................73
   3.2   Letter of Credit Fees...............................................77
   3.3   Drawings and Reimbursement of Amounts Paid Under
         Letters of Credit...................................................78
   3.4   Obligations Absolute................................................80
   3.5   Indemnification; Nature of Issuing Lenders' Duties..................81
   3.6   Increased Costs and Taxes Relating to Letters of Credit.............82

SECTION 4.   CONDITIONS TO LOANS AND LETTERS OF CREDIT.......................83

   4.1   Conditions To Term Loans and Revolving Loans on the
         Restatement Effective Date..........................................83
   4.2   Conditions to All Loans.............................................90
   4.3   Conditions to Letters of Credit.....................................91

SECTION 5.   CREDIT AGREEMENT PARTIES' REPRESENTATIONS AND WARRANTIES........92

   5.1   Organization, Powers, Qualification, Good Standing,
         Business and Subsidiaries...........................................92
   5.2   Authorization of Borrowing, Etc.....................................93

                                       (i)

                                                                           Page
                                                                           ----
   5.3   Financial Condition.................................................94
   5.4   No Material Adverse Change..........................................95
   5.5   Title to Properties: Liens; Real Property...........................95
   5.6   Litigation; Adverse Facts...........................................95
   5.7   Payment of Taxes....................................................96
   5.8   Performance of Agreements; Materially Adverse Agreements............96
   5.9   Governmental Regulation.............................................96
   5.10  Securities Activities...............................................97
   5.11  Employee Benefit Plans..............................................97
   5.12  Certain Fees....................................................... 97
   5.13  Environmental Protection............................................98
   5.14  Employee Matters....................................................98
   5.15  Solvency............................................................98
   5.16  Matters Relating to Collateral......................................99
   5.17  Related Agreements.................................................100
   5.18  Disclosure.........................................................100
   5.19  Subordination of Senior Subordinated Notes, Permitted
         Seller Notes, Shareholder Subordinated Notes,
         Shareholder Subordinated PIK Notes and Permitted
         Additional Subordinated Indebtedness...............................100

SECTION 6.   CREDIT AGREEMENT PARTIES' AFFIRMATIVE COVENANTS................101

   6.1   Financial Statements and Other Reports.............................101
   6.2   Corporate Existence, Etc...........................................106
   6.3   Payment of Taxes and Claims; Tax Consolidation.....................106
   6.4   Maintenance of Properties; Insurance; Application of
         Net Insurance/Condemnation Proceeds................................106
   6.5   Inspection Rights; Audits of Inventory and Accounts
         Receivable; Lender Meeting.........................................108
   6.6   Compliance with Laws, Etc..........................................109
   6.7   Environmental Review and Investigation, Disclosure, Etc.;
         Actions Regarding Hazardous Materials Activities,
         Environmental Claims and Violations of Environmental Laws..........109
   6.8   Execution of Subsidiaries Guaranty and Personal Property
         Collateral Documents by Future Subsidiaries........................111
   6.9   Conforming Leasehold Interests; Matters Relating to
         Additional Real Property Collateral................................112
   6.10  Interest Rate Protection...........................................114
   6.11  Additional Foreign Subsidiary Collateral...........................115
   6.12  Post-Closing Deliveries............................................115

SECTION 7.   CREDIT AGREEMENT PARTIES' NEGATIVE COVENANTS...................115

   7.1   Indebtedness.......................................................115
   7.2   Liens and Related Matters..........................................118
   7.3   Investments; Joint Ventures........................................119
   7.4   Contingent Obligations.............................................122

                                      (ii)

                                                                           Page
                                                                           ----
   7.5   Restricted Junior Payments.........................................123
   7.6   Financial Covenants................................................127
   7.7   Restriction on Fundamental Changes; Asset Sales and
         Recapitalizations..................................................131
   7.8   Consolidated Capital Expenditures..................................135
   7.9   Sales and Lease-Backs..............................................136
   7.10  Sale or Discount of Receivables....................................136
   7.11  Transactions with Shareholders and Affiliates......................136
   7.12  Disposal of Subsidiary Stock.......................................137
   7.13  Conduct of Business................................................137
   7.14  Amendments or Waivers of Certain Agreements; Amendments
         of Documents Relating to Subordinated Indebtedness;
         Designation of "Designated Senior Debt"............................138
   7.15  Change of Legal Names; Type of Organization (and Whether
         a Registered Organization); Jurisdiction of
         Organization; Etc..................................................139
   7.16  Fiscal Year........................................................139

SECTION 8.   EVENTS OF DEFAULT..............................................140

   8.1   Failure to Make Payments When Due..................................140
   8.2   Default in Other Agreements........................................140
   8.3   Breach of Certain Covenants........................................140
   8.4   Breach of Warranty.................................................140
   8.5   Other Defaults Under Loan Documents................................141
   8.6   Involuntary Bankruptcy, Appointment of Receiver, Etc...............141
   8.7   Voluntary Bankruptcy; Appointment of Receiver, Etc.................141
   8.8   Judgments and Attachments..........................................142
   8.9   Dissolution........................................................142
   8.10  Employee Benefit Plans.............................................142
   8.11  Change in Control..................................................142
   8.12  Invalidity of Guaranties; Failure of Security;
         Repudiation of Obligations.........................................143

SECTION 9.   AGENTS.........................................................144

   9.1   Appointment........................................................144
   9.2   Powers and Duties; General Immunity................................146
   9.3   Representations and Warranties; No Responsibility for
         Appraisal of Creditworthiness......................................147
   9.4   Right to Indemnity.................................................147
   9.5   Successor Administrative Agent and Swing Line Lender ..............148
   9.6   Collateral Documents and Guaranty..................................148

SECTION 10.  MISCELLANEOUS..................................................149

   10.1  Assignments and Participations in Loans and Letters of Credit......149
   10.2  Expenses...........................................................153
   10.3  Indemnity..........................................................154
   10.4  Set-Off; Security Interest in Deposit Accounts.....................155
   10.5  Ratable Sharing....................................................156

                                      (iii)

                                                                           Page
                                                                           ----
   10.6  Amendments and Waivers.............................................157
   10.7  Independence of Covenants..........................................159
   10.8  Notices............................................................159
   10.9  Survival of Representations, Warranties and Agreements.............160
   10.10 Failure or Indulgence Not Waiver; Remedies Cumulative..............160
   10.11 Marshalling; Payments Set Aside....................................160
   10.12 Severability.......................................................161
   10.13 Obligations Several; Independent Nature of Lenders' Rights.........161
   10.14 Headings...........................................................161
   10.15 Applicable Law.....................................................161
   10.16 Successors and Assigns.............................................161
   10.17 Consent to Jurisdiction and Service of Process.....................161
   10.18 Waiver of Jury Trial...............................................162
   10.19 Confidentiality....................................................163
   10.20 Counterparts; Effectiveness........................................163
   10.21 Addition of New Lenders............................................164
   10.22 Special Acknowledgment and Authorization in connection with Amendment and Restatement, etc................................164

SECTION 11.  HOLDINGS GUARANTY..............................................164

   11.1  Guaranty...........................................................164
   11.2  Bankruptcy.........................................................165
   11.3  Nature of Liability................................................165
   11.4  Independent Obligation.............................................166
   11.5  Authorization......................................................166
   11.6  Reliance...........................................................167
   11.7  Subordination......................................................167
   11.8  Waiver.............................................................167
   11.9  Maximum Liability..................................................168

                                      (iv)

SCHEDULES
---------
Schedule 1.1(i)         -        Add-backs to Consolidated Adjusted EBITDA
Schedule 1.1 (ii)       -        Existing Swap Agreements
Schedule 1.1(iii)       -        Liens

Schedule 2.1            -        Lender Commitments
Schedule 3.1D           -        Existing Letters of Credit
Schedule 4.1C           -        Organizational Structure and Subsidiaries
                                 of Holdings
Schedule 5.1            -        Names, Jurisdictions of Organization, Good
                                 Standing and Ownership Interests in respect to
                                 Loan Parties and Subsidiaries
Schedule 5.5            -        Real Property
Schedule 5.12           -        Fees
Schedule 5.16           -        Legal Names; Type of Organization (and Whether
                                 a Registered Organization); Jurisdiction of
                                 Organization; etc.
Schedule 6.12           -        Post-Closing Deliveries
Schedule 7.1(v)         -        Permitted Indebtedness
Schedule 7.1(vii)       -        Existing Indebtedness
Schedule 7.3(vii)       -        Investments
Schedule 7.4            -        Contingent Obligations

EXHIBITS
--------
Exhibit I               -        Form of Revolving Note
Exhibit II              -        Form of Swing Line Note
Exhibit III             -        Form of Term Note
Exhibit IV              -        Form of Notice of Borrowing
Exhibit V               -        Form of Notice of Conversion/Continuation
Exhibit VI              -        Form of Notice of Issuance of Letter of Credit
Exhibit VII             -        Form of Assignment Agreement
Exhibit VIII            -        Form of Certificate re Non-Bank Status
Exhibit IX              -        Form of Compliance Certificate
Exhibit X               -        Form of Subordination Provisions
Exhibit XI              -        Form of Amended and Restated Pledge Agreement
Exhibit XII             -        Form of Amended and Restated Security Agreement
Exhibit XIII            -        Form of Amended and Restated Subsidiaries
                                 Guaranty
Exhibit XIV             -        Form of Financial Condition Certificate
Exhibit XV              -        Form of Opinion of Ropes & Gray LLP
Exhibit XVI             -        Form of Opinion of Miller, Canfield, Paddock &
                                 Stone, P.L.C.
Exhibit XVII            -        Form of Mortgage

                                       (v)

                                CREDIT AGREEMENT

          This CREDIT AGREEMENT is dated as of July 29, 2002, and amended and restated as of June 25, 2003, and entered into by and among Domino's, Inc., a Delaware corporation ("Borrower"), TISM, INC., a Michigan corporation ("TISM"), J.P. MORGAN SECURITIES INC. ("JPMSI") and CITIGROUP GLOBAL MARKETS INC. ("Citigroup"), as joint lead arrangers and joint book runners (in such capacity, collectively, "Arrangers"), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO (each individually referred to herein as a "Lender" and collectively as "Lenders"), JPMORGAN CHASE BANK ("JPMorgan Chase Bank"), as administrative agent for Lenders (in such capacity, "Administrative Agent"), CITICORP NORTH AMERICA, INC. ("Citicorp"), as syndication agent (in such capacity, "Syndication Agent"), and BANK ONE, NA ("Bank One"), as documentation agent (in such capacity, "Documentation Agent").

                                    RECITALS

          WHEREAS, Holdings, Borrower, Domino's Franchise Holding Co. (f/k/a Bluefence, Inc.), the Original Lenders, JPMSI, as arranger, JPMorgan Chase Bank, as administrative agent, Bank One, NA, as syndication agent and Comerica Bank, as documentation agent, are parties to a Credit Agreement, dated as of July 29, 2002 (as the same has been amended, modified or supplemented to, but not including, the Restatement Effective Date, the "Original Credit Agreement"); and

          WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreement in the form of this Agreement to, inter alia, permit the Transaction and the financing therefor on the terms and subject to the conditions provided herein and make available to Borrower the respective credit facilities provided for herein;

          NOW, THEREFORE, the parties hereto agree that the Original Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

                                   SECTION 1.
                                   DEFINITIONS

          1.1  Certain Defined Terms.

          The following terms used in this Agreement shall have the following meanings:

          "Accounting Period" means each of the thirteen four-week periods or one five-week period and twelve four-week periods, as the case may be, comprising a Fiscal Year.

          "Accounting Quarter" means, for any Fiscal Year, each of (i) the first three Accounting Periods of such Fiscal Year, (ii) the fourth through the sixth Accounting Periods of such Fiscal Year, (iii) the seventh through the ninth Accounting Periods of such Fiscal Year and (iv) the tenth through the thirteenth Accounting Periods of such Fiscal Year, as the case may be.

          "Additional Mortgage" has the meaning assigned to that term in subsection 6.9B.

          "Additional Mortgage Policy" has the meaning assigned to that term in subsection 6.9B.

          "Additional Mortgaged Property" has the meaning assigned to that term in subsection 6.9B.

          "Adjusted Consolidated Excess Cash Flow" means, for any period, the remainder of (i) Consolidated Excess Cash Flow for such period minus (ii) the product of (I) the aggregate amount of principal repayments of Loans pursuant to
Section 2.4B(i) to the extent (and only to the extent) not funded with Net Common Equity Proceeds, Net Insurance/Condemnation Proceeds or Net Asset Sale Proceeds (but in the case of a voluntary prepayment of Revolving Loans or Swing Line Loans, only to the extent accompanied by a permanent reduction to the Revolving Loan Commitments) during such period multiplied by (II) the quotient of (x) 100% divided by (y) the applicable "sweep percentage" in effect for such period (as determined pursuant to subsection 2.4B(iii)(d)).

          "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the Eurodollar Rate on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Administrative Agent" has the meaning assigned to that term in the first paragraph of this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by Administrative Agent.

          "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

          "Affected Loans" has the meaning assigned to that term in subsection 2.6C.

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" means, individually, each Arranger, Administrative Agent, Syndication Agent and Documentation Agent, and for the purposes of Section 9 only (except as expressly noted), Collateral Agent, and "Agents" means Arrangers, Administrative Agent, Syndication Agent, and Documentation Agent, and for the purposes of Section 9 only (except as expressly noted), Collateral Agent, collectively.

          "Agreement" means this Credit Agreement, dated as of June 25, 2003, as it may be amended, supplemented or otherwise modified from time to time.

          "Applicable Base Rate Margin" means, as to Term Loans or Revolving Loans, (a) for the period from the Restatement Effective Date up to (but excluding) the date of commencement of the first Pricing Period, the applicable Level V percentage for such type of Loan set forth below and (b) for any date thereafter, a rate per annum equal to the percentage set forth below for such type of Loan opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in any such Applicable Base Rate Margin to be effective on the date of any corresponding change in the Applicable Leverage
Ratio:

===========================================================================
                                            Applicable       Applicable
                  Applicable                Term Loans     Revolving Loans
Level           Leverage Ratio           Base Rate Margin  Base Rate Margin
---------------------------------------------------------------------------

  V    Greater than or equal to 4.75x         2.00%             2.00%
---------------------------------------------------------------------------
 IV    less than 4.75x and greater than       2.00%             2.00%
        or equal to 4.25x
---------------------------------------------------------------------------
 III   less than 4.25x and greater than       1.75%             1.75%
        or equal to 3.75x
---------------------------------------------------------------------------
 II    less than 3.75x and greater than       1.75%             1.50%
        or equal to 3.25x
---------------------------------------------------------------------------
  I    less than 3.25x                        1.75%             1.25%
===========================================================================

; provided that notwithstanding anything to the contrary contained in this definition, at any time an Event of Default is then in existence, the Applicable Base Rate Margin shall be the applicable Level V percentage for the respective type of Loan set forth above.

          "Applicable Commitment Fee Percentage" means 0.50%.

          "Applicable Eurodollar Rate Margin" means, as to Term Loans or Revolving Loans, (a) for the period from the Restatement Effective Date up to (but excluding) the date of commencement of the first Pricing Period, the applicable Level V percentage for such type of Loan set forth below and (b) for any date thereafter, a rate per annum equal to the percentage set forth below for such type of Loan opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in any such Applicable Eurodollar Rate Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

===========================================================================
                                           Applicable         Applicable
                                           Term Loans       Revolving Loans
                 Applicable                Eurodollar        Eurodollar
Level          Leverage Ratio              Rate Margin       Rate Margin
---------------------------------------------------------------------------
  V    Greater than or equal to 4.75x         3.00%             3.00%
---------------------------------------------------------------------------
 IV    less than 4.75x and greater than       3.00%             3.00%
        or equal to 4.25x
---------------------------------------------------------------------------
 III   less than 4.25x and greater than       2.75%             2.75%
        or equal to 3.75x
---------------------------------------------------------------------------
 II    less than 3.75x and greater than       2.75%             2.50%
        or equal to 3.25x
---------------------------------------------------------------------------
  I    less than 3.25x                        2.75%             2.25%
===========================================================================

; provided that notwithstanding anything to the contrary contained in this definition, at any time an Event of Default is then in existence, the Applicable Eurodollar Rate Margin shall be the applicable Level V percentage for the respective type of Loan set forth above.

          "Applicable Leverage Ratio" means, with respect to any date of determination, the Leverage Ratio set forth in the Pricing Certificate (as defined below) in effect for the Pricing Period (as defined below) in which such date of determination occurs. For purposes of this definition, (i) "Pricing Certificate" means an Officer's Certificate of Holdings certifying as to the Leverage Ratio as of the last day of any Accounting Quarter and setting forth the calculation of such Leverage Ratio in reasonable detail, which Officer's Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Holdings of the Compliance Certificate (the "Related Compliance Certificate") with respect to the period ending on the last day of such Accounting Quarter pursuant to subsection 6.1(iii), and (ii) "Pricing Period" means each period commencing on the first Business Day after the delivery to Administrative Agent of a Pricing Certificate and ending on the first Business Day after the next Pricing Certificate is delivered to Administrative Agent; provided that, anything contained in this definition to the contrary notwithstanding, (a) the first Pricing Period for purposes of calculating the Applicable Leverage Ratio shall commence no earlier than the date on which Holdings shall have delivered to Administrative Agent the financial statements and Related Compliance Certificate for the Accounting Quarter ended closest to September 30, 2003, (b) subject to the provisos at the end of the definitions of Applicable Base Rate Margin and Applicable Eurodollar Rate Margin, the Applicable Leverage Ratio for the period from the Restatement Effective Date to but excluding the date of commencement of such first Pricing Period shall be deemed to be Level V for purposes of making the relevant calculation referred to above, and (c) in the event that, after the commencement of such first Pricing Period, Holdings fails to deliver a Pricing Certificate to Administrative Agent setting forth the Leverage Ratio as of the last day of any Accounting Quarter on or before the last day on which Holdings is required to deliver the Related Compliance Certificate (such last day being the "Cutoff Date"), then the Applicable Leverage Ratio in effect for purposes of making the relevant calculation referred to above for the period from the Cutoff Date to the date of delivery by Holdings of the next Pricing Certificate shall be deemed to be Level V.

          "Applied Amount" has the meaning assigned to that term in subsection 2.4B(iv)(b).

          "Approved Fund" has the meaning assigned to that term in Section
10.1B.

          "Arrangers" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Asset Sale" means the sale by Holdings or any of its Subsidiaries to any Person other than Holdings or any of its wholly owned Subsidiaries of (i) any of the stock of any of Holdings' Subsidiaries, (ii) substantially all of the assets of any division or line of business of Holdings or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Holdings or any of its Subsidiaries (excluding (a) assets acquired for resale to Franchisees and inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate fair market value of such assets (at the time of sale thereof) sold in any single transaction or related series of transactions is equal to $2,500,000 or less); provided, however, that Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (2) any sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged, (3) the leasing (pursuant to leases in the ordinary course of business) or licensing of real or personal property, including intellectual property and the licensing to Franchisees in the ordinary course of business of rights to the Domino's PULSE System, (4) disposals of obsolete, uneconomical, negligible, worn out or surplus property in the ordinary course of business or
(5) sales or liquidations of Cash Equivalents for Cash at fair market value (as reasonably determined by management of Borrower).

          "Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit VII annexed hereto.

          "Bain" means Bain Capital, LLC and/or one or more of its Affiliates.

          "Bain Advisory Services Agreement" means that certain Advisory Services Agreement by and among Holdings, certain Subsidiaries of Holdings and Bain, in the form delivered to JPMSI and Administrative Agent prior to the Closing Date and as such agreement may thereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under Subsection 7.14A.

          "Bain Management Fees" means the fees (including one-time fees payable in connection with acquisitions, divestitures, recapitalizations, financings and refinancings) payable by Holdings and its Subsidiaries to Bain pursuant to the Bain Advisory Services Agreement.

          "Bank One" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (i) the rate of interest announced publicly by JPMorgan Chase Bank in New York, New York, from time to time, as JPMorgan Chase Bank's base rate; and

          (ii) 1/2 of 1% per annum above the Federal Funds Effective Rate.

          "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of subsequent condition.

          "Borrower" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Business Day" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, would be required to be accounted for as a capital lease on the balance sheet of that Person.

          "Cash" means money, currency or a credit balance in a Deposit Account.

          "Cash Equivalents" means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (i) through (v) above.

          "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit VIII annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

          "Citicorp" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Class" means, as applied to Lenders, each of the following classes of
Lenders: (i) Lenders having Term Loan Exposure and (ii) Lenders having Revolving Loan Exposure.

          "CLO" has the meaning assigned to that term in Section 10.1B.

          "Closing Date" has the meaning assigned to that term in the Original Credit Agreement.

          "Closing Date Mortgage" has the meaning assigned to that term in the Original Credit Agreement.

          "Closing Date Mortgage Policies" has the meaning assigned to that term in the Original Credit Agreement.

          "Closing Date Mortgaged Property" has the meaning assigned to that term in the Original Credit Agreement.

          "Collateral" means, collectively, all of the real, personal and mixed property (including, without limitation, capital stock, intellectual property, inventory, equipment, receivables and franchise agreements) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

          "Collateral Agent" means JPMorgan Chase Bank acting in its capacity as collateral agent under the applicable Collateral Documents on behalf of the Lenders.

          "Collateral Documents" means the Security Agreement, the Pledge Agreement, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, on behalf of Secured Creditors, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

          "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of business of Borrower or such Subsidiary.

          "Commitments" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

          "Commodity Agreements" means commodity agreements, hedging agreements and other similar agreements or arrangements designed to protect against price fluctuations of commodities used in the business of the Borrower and its Subsidiaries.

          "Common Stock Dividend" means (x) the payment by Holdings on the Restatement Effective Date of a cash dividend to the holders of Holdings Common Stock and (y) the payment by Holdings or Borrower on the Restatement Effective Date of compensatory "make-whole" payments to certain option holders, officers, directors and certain shareholders, in an aggregate amount (for all such payments described in preceding clauses (x) and (y)) equal to approximately $200,500,000.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit IX annexed hereto delivered to Administrative Agent by Holdings pursuant to subsection 6.1(iii).

          "Confidential Information Memorandum" means the confidential information memorandum, dated June, 2003, prepared by JPMSI (and approved by Holdings and the Borrower) and distributed to certain Persons (including, without limitation, the Lenders and the Agents) in respect to the credit facilities contemplated by this Agreement.

          "Conforming Leasehold Interest" means any Recorded Leasehold Interest as to which the lessor has substantially agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

          "Consolidated Adjusted EBITDA" means, for any period, (x) the sum of the amounts for such period, without duplication, of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income (including, without duplication, foreign withholding taxes, the Michigan Single Business Tax and other similar state taxes), (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items reducing Consolidated Net Income (including, without limitation, (x) non-cash write-offs of goodwill and long-lived assets in accordance with FAS 142 and FAS 144, as applicable, (y) non-cash purchase accounting adjustments in accordance with FAS 141 and debt extinguishment costs and (z) non-cash expenses incurred in connection with stock options, stock appreciation rights or similar equity rights but excluding accruals of expenses and the establishment of reserves in the ordinary course of business) less other non-cash items increasing Consolidated Net Income (other than accruals of revenue or reversals of reserves in the ordinary course of business), (vii) to the extent deducted in determining Consolidated Net Income, those items described on Schedule 1.1(i) annexed hereto, (viii) non-cash income subtracted in calculating Consolidated Adjusted EBITDA in a prior period to the extent such non-cash income is paid in cash in the current period and (ix) the cumulative effect of accounting changes to the extent such changes result in a reduction of Consolidated Net Income less (y) the sum of (i) non-cash charges added in calculating Consolidated Adjusted EBITDA in a prior period to the extent such non-cash charges are paid in cash in the current period and (ii) the cumulative effect of accounting changes to the extent such changes result in an increase in Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

          "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized during such period on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in "purchases of property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Holdings and its

Subsidiaries; provided, however, that the following shall in any event be excluded from the definition of Consolidated Capital Expenditures: (a) any such expenditures made with, or subsequently reimbursed out of, the proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements received from third parties for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received, so long as such expenditures are commenced within 270 days, and completed within 360 days, of the later of the occurrence of the damage to or loss of the assets being replaced or repaired and the receipt of such proceeds, awards or payments in respect thereof and (b) any such expenditures constituting the reinvestment of proceeds from the sales of assets in equipment or other productive assets of Borrower and its Subsidiaries, so long as such expenditures are commenced within 270 days and completed within 360 days of the receipt of such proceeds; and provided, further, however, that Consolidated Capital Expenditures shall not include any expenditures made by Borrower or any of its Subsidiaries (x) to acquire in a Permitted Acquisition the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower or a Joint Venture to which Borrower or any of its Subsidiaries is a party or (y) to acquire the business, property and/or related assets of any Person which collectively represent an ongoing business concern (it being understood that the acquisition of an individual asset (e.g., an empty store site) that is not acquired as part of an ongoing business concern shall not be excluded from Consolidated Capital Expenditures pursuant to this clause (y)).

          "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including interest expense paid in kind and amortization of discount, of deferred financing fees, of premiums paid on Hedge Agreements and Commodity Agreements and of debt issuance costs).

          "Consolidated Excess Cash Flow" means, for any period, an amount (if positive) equal to (i) the amount for such period of Consolidated Adjusted EBITDA minus (ii) the sum, without duplication, of the amounts for such period (to the extent not financed with the proceeds of related financings) of (a) scheduled repayments of Consolidated Total Debt, (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) any add-backs to Consolidated Adjusted EBITDA made during such period with respect to items set forth on Schedule 1.1(i) annexed hereto, (e) the provision for current taxes based on income (including, without duplication, foreign withholding taxes, the Michigan Single Business Tax and other similar state taxes) of Holdings and its Subsidiaries and payable in cash with respect to such period, including taxes payable in cash within 90 days following the end of such period, (f) to the extent not otherwise deducted in determining Consolidated Excess Cash Flow, fees and expenses paid during such period in connection with the issuance of Permitted Additional Subordinated Indebtedness, (g) to the extent not deducted in determining Consolidated Net Income and Consolidated Adjusted EBITDA, cash payments made with respect to non-current liabilities during such period, provided that the aggregate amount of such cash payments included for purposes of determining Consolidated Excess Cash Flow shall not exceed $2,000,000 in any period and (h) the amount of cash expended in respect of Permitted Acquisitions during such period.

          "Consolidated Interest Expense" means, for any period, total cash and non-cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements, commitment fees accrued under subsection 2.3A and any administrative agent's fees payable to Administrative Agent. Notwithstanding anything to the contrary contained above, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Restatement Effective Date, Consolidated Interest Expense for all portions of such period occurring prior to the Restatement Effective Date shall be calculated in accordance with the definition of Test Period contained herein.

          "Consolidated Net Income" means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) except as expressly required by the pro forma adjustment provisions set forth in subsection 7.6D, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person's assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-Tax gains or losses attributable to sales of assets or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary, unusual or non-recurring gains or net extraordinary, unusual or non-recurring losses.

          "Consolidated Senior Debt" means at any time (x) Consolidated Total Debt at such time less (y) the aggregate outstanding principal amount of all Subordinated Indebtedness at such time.

          "Consolidated Total Debt" means, as at any date of determination, (x) the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP less (y) the aggregate amount of the Seller Contingent Note, to the extent included as balance sheet Indebtedness pursuant to clause (x).

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements or Commodity Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to (A) the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited (including netting of obligations under Hedge Agreements and Commodity Agreements), or (B) if neither amount in clause (A) is stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by such Person in good faith. Notwithstanding the foregoing, Contingent Obligations shall not include standard contractual indemnities entered into in the ordinary course of business.

          "Continuing Director" means, as of any date of determination, any member of the Board of Directors of any Person who (i) was a member of the Board of Directors of such Person on the Restatement Effective Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of Bain and the Other Investors or (iii) on and after the consummation of a Qualified IPO, was nominated for election or elected to the Board of Directors by a majority vote of the then Continuing Directors.

          "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Credit Agreement Party" means and includes Holdings and Borrower.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

          "Default Excess" has the meaning assigned to that term in subsection 2.9.

          "Default Period" has the meaning assigned to that term in subsection 2.9.

          "Defaulted Revolving Loan" has the meaning assigned to that term in subsection 2.9.

          "Defaulting Lender" has the meaning assigned to that term in subsection 2.9.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Disqualified Preferred Stock" means all Preferred Stock of Holdings that is not Qualified Preferred Stock.

          "Documentation Agent" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Dollars" and the sign "$" mean the lawful money of the United States of America.

          "Domestic Subsidiary" means any Subsidiary of Holdings which is organized under the laws of the United States or any state thereof.

          "Domino's Canada" means Domino's Pizza NS Co., a Canadian corporation.

          "Domino's PULSE System" means the point of sale system developed by Borrower and called "Domino's Pulse".

          "Eligible Assets" has the meaning assigned to that term in subsection 2.4B(iii)(a).

          "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, funds, investment companies and lease financing companies; and (B) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor; provided that no Affiliate of Holdings shall be an Eligible Assignee.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates and, with respect to each such employee benefit plan which is a "pension plan" (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA, each such pension plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates maintained, contributed to or had an obligation to contribute to such pension plan.

          "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare from environmental hazards (including Hazardous Materials), in any manner applicable to Holdings or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

          "ERISA Event" means (i) a "reportable event" within the meaning of
Section 4043(c) of ERISA with respect to a Pension Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or

..28 of PBGC Regulation Section 4043; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, material penalties, material taxes or material related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401 (a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code if such trust was intended to so qualify; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          "Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate appearing on Page 3750 of the Telerate Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such Interest Rate Determination Date, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Rate" with respect to such Eurodollar Rate Loan for such Interest Rate

Determination Date shall be the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market by Reference Lenders for U.S. dollar deposits of amounts in same day funds comparable to the respective principal amounts of the Eurodollar Rate Loans of Reference Lenders for which the Eurodollar Rate is then being determined (which principal amount shall be deemed to be $1,000,000 in the case of any Reference Lender not making, converting to or continuing such a Eurodollar Rate Loan) with maturities comparable to such Interest Period as of approximately 11:00 A.M., London time, two Business Days prior to such Interest Rate Determination Date.

          "Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

          "Event of Default" means each of the events set forth in Section 8.

          "Excess Proceeds Amount" means $0 as of the Restatement Effective Date, which amount shall be (i) increased on the date of delivery in any Fiscal Year of an Officer's Certificate setting forth the calculation of the Adjusted Consolidated Excess Cash Flow for the preceding Fiscal Year pursuant to subsection 2.4B(iii)(f) (each such date being an "Excess Cash Payment Date"), so long as any prepayment required pursuant to subsection 2.4B(iii)(d) has been made, by an amount equal to the remainder of (x) Consolidated Excess Cash Flow for such Fiscal Year less (y) the sum of (I) the aggregate principal amount of prepayments of Loans pursuant to Section 2.4B(i) to the extent (and only to the extent) not funded with Net Common Equity Proceeds, Net Insurance/Condemnation Proceeds or Net Asset Sale Proceeds (but in the case of a voluntary prepayment of Revolving Loans or Swing Line Loans, only to the extent accompanied by a permanent reduction to the Revolving Loan Commitments) during such period plus
(II) the aggregate principal amount of Loans repaid pursuant to subsection 2.4B(iii)(d) on the respective Excess Cash Payment Date and (ii) reduced (a) to $0 on the close of business on the Business Day immediately preceding each succeeding Excess Cash Payment Date, (b) at the time any Consolidated Capital Expenditure is made pursuant to subsection 7.8B, by the amount of such expenditure and (c) at any time that any repurchase of Senior Subordinated Notes and/or Permitted Additional Subordinated Indebtedness is made pursuant to subsection 7.5(iii) (to the extent repurchased in reliance on sub-clause (x) thereof), by the amount of cash proceeds expended in connection with such repurchase.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Excluded Special Purpose Subsidiary" means Domino's National Advertising Fund Inc., a Michigan not-for-profit corporation and any successor to Domino's National Advertising Fund, Inc., provided that such successor shall be permitted only to engage in the business conducted by Domino's National Advertising Fund, Inc. on the Restatement Effective Date.

          "Existing Lender" means each Person which was a Lender under, and as defined in, the Original Credit Agreement.

          "Existing Letter of Credit" has the meaning assigned to that term in subsection 3.1D.

          "Existing Senior Subordinated Note Indenture" means the indenture, dated as of December 21, 1998, between Borrower, the Guarantors (as defined therein) signatory thereto and The Bank of New York, successor in interest to IBJ Schroder Bank & Trust Company, as trustee, pursuant to which the Existing Senior Subordinated Notes have been issued, as such indenture may be amended, modified or supplemented from time to time to the extent permitted under subsection 7.14B.

          "Existing Senior Subordinated Note Indenture Amendment" has the meaning assigned to that term in subsection 4.1H(iii).

          "Existing Senior Subordinated Noteholders" has the meaning assigned to that term in subsection 4.1H(iii).

          "Existing Senior Subordinated Notes" means 10-3/8% Senior Subordinated Notes due 2009 of Borrower issued pursuant to the Existing Senior Subordinated
Note Indenture in an aggregate outstanding principal amount of approximately $217,940,000 (as such amount may be reduced by repayments of principal thereof after the Restatement Effective Date).

          "Existing Senior Subordinated Notes Tender Offer/Consent Solicitation" has the meaning assigned to that term in subsection 4.1H(iii).

          "Existing Senior Subordinated Notes Tender Offer/Consent Solicitation Consummation" has the meaning assigned to that term in subsection 4.1H(iii).

          "Existing Shareholders" means certain existing shareholders of Holdings disclosed to JPMSI and Administrative Agent.

          "Existing Swap Agreements" means those certain Interest Rate Agreements listed on Schedule 1.1(ii), as in effect on the Restatement Effective Date and without giving effect to any extension of the termination date thereof after the Restatement Effective Date.

          "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or (for purposes of subsection 5.13 only) heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

          "Financial Plan" has the meaning assigned to that term in subsection 6.1(xii).

          "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral (other than Permitted Encumbrances of the type referred to in clauses (v), (vi), (vii), (xiii), (xiv) and (xv) of the definition thereof, Permitted Encumbrances of the type that are, under applicable law and notwithstanding their subsequent creation, accorded priority over Liens on the Collateral created pursuant to the Collateral Documents and Liens permitted pursuant to subsection 7.2A(iii) or 7.2A(iv)) and
(ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

          "Fiscal Year" means the fiscal year of Holdings and its Subsidiaries ending on the Sunday nearest to December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which the majority of such Fiscal Year falls.

          "Flood Hazard Property" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          "Foreign Cash Equivalents" means certificates of deposit or bankers acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European Economic Community whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody's is at least P-2 or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition.

          "Foreign Subsidiary" means a Subsidiary of Holdings other than a Domestic Subsidiary.

          "Foreign Subsidiary Working Capital Indebtedness" has the meaning assigned to that term in subsection 7.1(x).

          "Franchisee" means any franchisee or licensee which owns and operates any pizza franchise of Holdings and its Subsidiaries, provided, however, that in no event shall any Subsidiary of Holdings be a Franchisee hereunder.

          "Franchisee Affiliate" means any trust or other entity which "controls" (within the meaning provided in the definition of "Affiliate" herein) a Franchisee of Holdings or any of its Subsidiaries, provided, however, that in no event shall any Subsidiary of Holdings be a Franchisee Affiliate hereunder.

          "Funding and Payment Office" means (i) the office of Administrative Agent and Swing Line Lender located at 1 Chase Manhattan Plaza, New York, New York or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Borrower and each Lender.

          "Funding Date" means the date of the funding of a Loan.

          "Funding Default" has the meaning assigned to that term in subsection 2.9.

          "GAAP" means, subject to the limitations on the application thereof set forth in subsections 1.2 and 1.4, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "Governmental Acts" has the meaning assigned to that term in subsection 3.5A.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

          "Guaranteed Creditors" means and include each of each Agent, Collateral Agent, each Issuing Lender, the Lenders and each party (other than any Loan Party) party to an Interest Rate Agreement or Currency Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

          "Guaranteed Obligations" means (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, Borrower under this Agreement and all reimbursement obligations and unpaid drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of Borrower to the Lenders, each Issuing Lender, Administrative Agent and Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which Borrower is party and the due performance and compliance by Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Loan Document and
(ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of Borrower owing under any Interest Rate Agreement or Currency Agreement entered into by Borrower with any Lender or any affiliate thereof (even if, in the case of a Lender, such Lender subsequently ceases to be a Lender under this Agreement for any reason) and under any Existing Swap Agreement, so long as such Lender or affiliate (or, in the case of any Existing Swap Agreement, the respective Person listed opposite such Existing Swap Agreement on Schedule 1.1(ii)) participates in such Interest Rate

Agreement or Currency Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

          "Guarantor" means, collectively, Holdings and each Subsidiary
Guarantor.

          "Guaranty" means the Holdings Guaranty and the Subsidiaries Guaranty.

          "Hazardous Materials" means (i) any chemical, material or substance at any time defined in any statute or regulation as or included in the definition in any statute or regulation of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar meaning and regulatory effect under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) polychlorinated biphenyls, including any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance which could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

          "Hazardous Materials Activity" means any past, present or future activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, migration, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

          "Holdings" means TISM or, after any merger of TISM in accordance with the requirements of Section 7.7(xix), the surviving entity of such merger.

          "Holdings Common Stock" means non-redeemable common stock of Holdings.

          "Holdings Guaranty" means the guaranty of Holdings pursuant to Section 11.

          "Immaterial Subsidiaries" means, with respect to any Person, any Subsidiary or Subsidiaries of such Person the assets of which constitute, individually or in the aggregate, less than 5 % of the total assets of such Person and its Subsidiaries on a consolidated basis; provided that in no event shall the term "Immaterial Subsidiary" include Borrower.

          "Increased-Cost Lender" has the meaning assigned to that term in subsection 2.10A(i).

          "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (including any earn-out obligations owed by such Person which are required by GAAP to be shown as a liability on the balance sheet of such Person but excluding any such obligations incurred under ERISA, any accrued expenses or trade payables and any obligations in respect of employment agreements of Holdings and its Subsidiaries), (a) which obligation in accordance with GAAP would be shown as a liability on the balance sheet of such Person or
(b) which purchase price is evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. The amount of any Indebtedness which is non-recourse to the obligor thereunder or to any other obligor and for which recourse is limited to an identified asset or assets shall be equal to the lesser of (1) the stated amount of such obligation and (2) the fair market value of such asset or assets. Obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements constitute (X) in the case of Hedge Agreements and Commodity Agreements, Contingent Obligations, and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

          "Indemnitee" has the meaning assigned to that term in subsection 10.3.

          "Independent Public Accountant" means any of the four largest public accounting firms in the United States selected by Holdings or Borrower.

          "Initial Period" means the period commencing on and including the Restatement Effective Date and ending on (but excluding) the earlier of (i) the date on which JPMSI notifies Borrower that it has concluded its primary syndication of the Loans and Commitments and (ii) the date which is 30 days after the Restatement Effective Date.

          "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes which are used in the conduct of the business of Holdings and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Holdings and its Subsidiaries, taken as a whole.

          "Interest Payment Date" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Restatement Effective Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          "Interest Period" has the meaning assigned to that term in subsection 2.2B.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

          "Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute, and the regulations promulgated by the Internal Revenue Service thereunder.

          "Investment" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Holdings), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than Holdings or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), capital contribution or other extension of credit by Holdings or any of its Subsidiaries to any other Person, including any Contingent Obligation in respect of the Indebtedness of such other Person but excluding accounts receivable from that other Person to the extent (and only to the extent) same are current assets or arise from sales to that other Person in the ordinary course of business or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "IP Collateral" means all the trademarks, patents, copyrights and related intellectual property rights pledged pursuant to the Security Agreement.

          "Issuing Lender" means, with respect to any Letter of Credit, the Lender which issues or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii), provided that with respect to any Existing Letter of Credit, Bank One, NA (successor in interest to NBD Bank) shall be deemed to be the "Issuing Lender" for all purposes of this Agreement.

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "JPMorgan Chase Bank" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, reason-ably satisfactory in form and substance to Administrative Agent, pursuant to which such lessor substantially agrees, for the benefit of Administrative Agent,
(i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default and (iii) to such other matters relating to such Leasehold Property as Administrative Agent may reasonably request; provided, however, that Administrative Agent may determine in its reasonable discretion that any one or more of the agreements set forth in clauses (i) through (iii) may be modified or omitted from a Landlord Consent and Estoppel with respect to a particular Leasehold Property.

          "Leasehold Property" means any leasehold interest of any U.S. Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its reasonable discretion as not being required to be included in the Collateral.

          "Lender" and "Lenders" means the Persons with Commitments listed on
Schedule 2.1 annexed hereto (as amended from time to time), together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

          "Letter of Credit" or "Letters of Credit" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Borrower pursuant to subsection 3.1.

          "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or, at any time thereafter, may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

          "Leverage Ratio" means, at any time of determination, the ratio of (i) Consolidated Total Debt as of the last day of the Test Period then most recently ended to (ii) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case as set forth in the most recent Compliance Certificate delivered by Holdings to Administrative Agent pursuant to clause
(iii) of subsection 6.1 (or, for purposes of the definition of Applicable Leverage Ratio, in the relevant Pricing Certificate), provided that for purposes of subsections 7.1(xii) and 7.7(xvi)(c), Consolidated Total Debt shall be determined in accordance with the relevant requirements of said subsections and shall be as set forth in the Officer's Certificate delivered pursuant said subsections. For purposes of determining the Leverage Ratio in this

Agreement, Consolidated Adjusted EBITDA shall be determined on a pro forma basis in accordance with the provisions of subsection 7.6D.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Liquidity" means, at any time, an amount equal to the remainder of
(x) the aggregate amount of Revolving Loan Commitments of the Lenders at such time less (y) the sum of (i) the aggregate principal amount of all outstanding Revolving Loans and Swing Line Loans at such time plus (ii) the Letter of Credit Usage at such time.

          "Loan" or "Loans" means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

          "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

          "Loan Party" means each Credit Agreement Party and any of Holdings' Subsidiaries from time to time executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

          "Margin Stock" has the meaning assigned to that term in Regulation U (or any successor regulation) of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole or (ii) the impairment of the legal ability of any Credit Agreement Party to perform, or of Administrative Agent, Collateral Agent or Lenders to enforce, the Obligations.

          "Material Contract" means any contract or arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

          "Material Leasehold Property" means any Leasehold Property set forth on Schedule 4.1I to the Original Credit Agreement and any Leasehold Property reasonably determined by Administrative Agent after the Restatement Effective Date to be of material value as Collateral or of material importance to the operations of Holdings or any of its Subsidiaries; provided, however, that, no Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year does not exceed $500,000 shall be a "Material Leasehold Property".

          "Maximum Consolidated Capital Expenditures Amount" has the meaning assigned to that term in subsection 7.8A.

          "Mortgage" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any U.S. Loan Party, substantially in the form of Exhibit XVII hereto or in such other form or with such changes thereto or omissions therefrom as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form and substance reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, restated, supplemented and/or otherwise modified from time to time. "Mortgages" means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

          "Mortgage Amendments" has the meaning assigned to that term in subsection 4.1I(i).

          "Mortgaged Property" means a Closing Date Mortgaged Property or an Additional Mortgaged Property.

          "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

          "NAIC" means the National Association of Insurance Commissioners.

          "Net Asset Sale/Net Insurance Proceeds Payment Period" has the meaning assigned to that term in subsection 2.4B(iii)(a).

          "Net Asset Sale Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid as a result of such Asset Sale.

          "Net Capital Contribution Proceeds" means Cash proceeds, net of reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, from any capital contribution to Holdings or any of its Subsidiaries after the Restatement Effective Date.

          "Net Common Equity Proceeds" means Cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, from the issuance of any common equity Securities of Holdings after the Restatement Effective Date.

          "Net Disqualified Preferred Stock Proceeds" means Cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, from the issuance of any Disqualified Preferred Stock or other redeemable equity of Holdings on or after the Restatement Effective Date.

          "Net Indebtedness Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(c).

          "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any business interruption insurance policy or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and documented costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, including (i) income taxes reasonably estimated to be actually payable within two years of the date of receipt of such payments or proceeds as a result of any gain recognized in connection with the receipt of such payment or proceeds and (ii) payment of the outstanding amount of premium or penalty, if any, and interest of any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid as a result of receipt of such payments or proceeds.

          "Net Proceeds Amount" has the meaning assigned to that term in subsection 2.4B(iii)(f).

          "Net Qualified Preferred Stock Proceeds" means Cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, from the issuance of any Qualified Preferred Stock on or after the Restatement Effective Date.

          "Net Subsidiary Equity Proceeds" means Cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, from the issuance of any equity Securities of any Subsidiary of Holdings after the Restatement Effective Date.

          "New Business" means any assets, product line or business acquired by Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition.

          "New Lender" means each Person listed on Schedule 2.1 that is not an Existing Lender.

          "New Senior Subordinated Note Indenture" means the indenture, dated as of June 25, 2003, between Borrower, the Guarantors (as defined therein) signatory thereto and The Bank of New York, as trustee, pursuant to which the New Senior Subordinated Notes have been issued, as such indenture may be amended, modified or supplemented from time to time to the extent permitted under subsection 7.14B.

          "New Senior Subordinated Notes" means 8.25% Senior Subordinated Notes due 2011 of Borrower issued on or prior to the Restatement Effective Date pursuant to the New Senior Subordinated Note Indenture in an aggregate outstanding principal amount of $403,000,000 (as such amount may be reduced by repayments of principal thereof after the Restatement Effective Date).

          "New Senior Subordinated Notes Issuance" has the meaning assigned to that term in subsection 4.1H(ii).

          "1998 Credit Agreement" means that certain Credit Agreement, dated as of December 21, 1998, by and among the Borrowers, Holdings, the financial institutions listed on the signature pages thereto, JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as administrative agent, Bank One, NA (successor in interest to NBD Bank), as syndication agent, and Comerica Bank, as documentation agent.

          "Non-Consenting Lender" has the meaning assigned to that term in subsection 2.10A(iii).

          "Non-US Lender" has the meaning assigned to that term in subsection 2.7B(iii)(a).

          "Notes" means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

          "Notice of Borrowing" means a notice substantially in the form of
Exhibit IV annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit V annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

          "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit VI annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

          "Obligations" means all obligations of every nature of each Loan Party from time to time owed to Agents, Issuing Lenders, Lenders or their respective Affiliates or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its principal financial officer or principal accounting officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any defini-tions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

          "Original Additional Mortgage" has the meaning assigned to the term "Additional Mortgage" in the Original Credit Agreement.

          "Original Additional Mortgage Policies" has the meaning assigned to the term "Additional Mortgage Policies" in the Original Credit Agreement.

          "Original Additional Mortgaged Property" has the meaning assigned to the term "Additional Mortgaged Property" in the Original Credit Agreement.

          "Original Credit Agreement" has the meaning assigned to that term in the second paragraph of this Agreement.

          "Original Lenders" means those lenders party to the Original Credit Agreement.

          "Original Revolving Lender" means each Lender under, and as defined in, the Original Credit Agreement with an Original Revolving Loan Commitment on the Restatement Effective Date (immediately prior to giving effect thereto) which is party to this Agreement on the Restatement Effective Date and is continuing such Original Revolving Loan Commitment as a Revolving Loan Commitment pursuant to subsection 2.1A(ii) hereof.

          "Original Revolving Loan" means a "Revolving Loan" under, and as defined in, the Original Credit Agreement.

          "Original Revolving Loan Commitment" means a "Revolving Loan Commitment" under, and as defined in, the Original Credit Agreement.

          "Original Term Loan Lender" means each Lender under, and as defined in, the Original Credit Agreement with outstanding Tranche B Term Loans on the Restatement Effective Date (immediately prior to giving effect thereto) which is party to this Agreement on the Restatement Effective Date and is continuing such Tranche B Term Loans as Term Loans pursuant to subsection 2.1A(i) hereof.

          "Operating Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          "Other Investors" means, collectively, (i) RGIP, LLC, (ii) DP Investors I, LLC, DP Investors II, LLC, J.P. Morgan Capital Corporation and Sixty Wall Street Fund, L.P. and (iii) any trust formed for the benefit of (and to hold the investments of) the investors referred to in preceding clause (ii).

          "Participant" has the meaning assigned to that term in Section 10.1C.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Permitted Acquired Debt" means Indebtedness assumed in connection with a Permitted Acquisition, so long as (a) such Indebtedness was not incurred in connection with or in anticipation or contemplation of such Permitted Acquisition, (b) such Indebtedness does not exceed the total value of the assets of the Subsidiary so acquired, or the assets so acquired, as the case may be, and (c) such Indebtedness does not constitute debt for borrowed money (other than debt for borrowed money incurred in connection with industrial revenue or industrial development bond financings), it being understood and agreed that Capital Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (c).

          "Permitted Acquisition" means the acquisition of assets, stock or other equity interests of a business effected in accordance with the provisions of subsection 7.7(xvi).

          "Permitted Acquisition Cost" means, with respect to any Permitted Acquisition, the sum (without duplication) of (i) all cash paid by Holdings or any of its Subsidiaries in connection with any such Permitted Acquisition, (ii) the fair market value of Holdings Common Stock (based on the good faith determination of senior management of Holdings or, after an initial public offering, the closing trading price of Holdings Common Stock on the date of such Permitted Acquisition on the stock exchange on which such stock is listed) issued as consideration pursuant to such Permitted Acquisition, (iii) the aggregate amount (determined by using the face amount of the debt or the amount payable up to and including maturity thereof, whichever is greater) of Permitted Seller Notes issued by Borrower in connection with such Permitted Acquisition,
(iv) the amount of all Permitted Acquired Debt assumed in connection with such Permitted Acquisition and (v) the aggregate amount of all Qualified Preferred Stock issued by Holdings in connection with such Permitted Acquisition (determined by using (x) the maximum liquidation preference thereof, (y) the gross cash proceeds from the issuance thereof or (z) the fair market value (as determined in good faith by senior management of Holdings) of the assets received from the direct issuance thereof as consideration, whichever is greatest).

          "Permitted Additional Subordinated Indebtedness" means Indebtedness of Borrower so long as (a) such Indebtedness has a Weighted Average Life to Maturity greater than or equal to the Weighted Average Life to Maturity of the New Senior Subordinated Notes, (b) such Indebtedness is unsecured, (c) such Indebtedness does not add guarantors or obligors which were not guarantors or obligors, as the case may be, in respect of the New Senior Subordinated Notes at any time, except for such additional guarantors as shall have entered into counterparts of the Subsidiaries Guaranty, (d) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the New Senior Subordinated Notes, (e) the interest rate in respect of such Indebtedness is not greater than the then prevailing market rate for such Indebtedness (or such other interest rate as is satisfactory to Administrative Agent and the Requisite Lenders), (f) all other terms of such Indebtedness (including, without limitation, with respect to the amortization schedules, redemp-tion provisions, maturities, covenants, defaults and remedies), are not, taken as a whole, materially less favorable to the Holdings and its Subsidiaries than those previously existing with respect to the New Senior Subordinated Notes and
(g) all of the Net Indebtedness Proceeds from the incurrence of such Indebtedness are first used to refinance any then outstanding New Senior Subordinated Notes or then outstanding Permitted Additional Subordinated Indebtedness before such Net Indebtedness Proceeds are used for any other purpose.

          "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

          (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

          (v) leases or subleases granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

          (vi) easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

          (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited hereby, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

          (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

          (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and its Subsidiaries;

          (xii) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Holdings or such Subsidiary;

          (xiii) Liens existing on the Closing Date and described in the Closing Date Mortgage Policies;

          (xiv) Liens in existence on the Restatement Effective Date which are listed, and the property subject thereto described, in Schedule 1.1(iii), plus renewals and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

          (xv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under subsection 7.1 and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries;

          (xvi) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement; and

          (xvii) such Liens affecting title to any Real Property Asset found reasonable by Administrative Agent.

          "Permitted Group" means any group of investors if deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that (i) Bain is party to the Stockholders Agreement, (ii) the persons party to the Stockholders Agreement as so amended, supplemented or modified from time to time that were not parties, and are not Affiliates of persons who were parties, to the Stockholders Agreement on December 21, 1998, together with their respective Affiliates (collectively, the "New Investors") are not the direct or indirect Beneficial Owners (determined without reference to the Stockholders Agreement) of more than 50% of the voting interest in Holdings' equity Securities owned by all parties to the Stockholders Agreement as so amended, supplemented or modified and (iii) the New Investors, individually or in the aggregate, do not, directly or indirectly, have the right, pursuant to the Stockholders Agreement (as so amended, supplemented or modified) or otherwise to designate more than one-half of the directors of the Board of Directors of Holdings or any direct or indirect parent entity of Holdings, provided that on and after a Qualified IPO, independent directors required to be appointed to the Board of Directors of Holdings pursuant to any securities laws or stock exchange rules shall not be included when determining whether New Investors have the right to designate more than one-half of the Board of Directors of Holdings.

          "Permitted Seller Note" means a promissory note containing subordination provisions in substantially the form of, or no less favorable to Lenders (in the reasonable judgment of Administrative Agent) than the subordination provisions contained in, Exhibit X annexed hereto (subject, in any given case, to any such modifications thereto as shall be agreed to by Administrative Agent in its sole and absolute discretion and as shall not materially and adversely affect the interests of Lenders), representing any Indebtedness of Borrower incurred in connection with any Permitted Acquisition payable to the seller in connection therewith, as such note may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.14B; provided that no Permitted Seller Note shall (i) be guaranteed by Holdings or any Subsidiary of Holdings or secured by any property of Holdings or any of its Subsidiaries, (ii) bear cash interest at a rate greater than 15% per annum or (iii) provide for any prepayment or repayment of all or any portion of the principal thereof prior to the date which is six months after the date of the final scheduled installment of principal of any of the Loans, except to the extent any such prepayment or repayment is made expressly subject to the payment restrictions set forth in subsection 7.5(ix).

          "Person" means and includes natural persons, corporations, limited partnerships general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

          "Pledge Agreement" means the Amended and Restated Pledge Agreement executed and delivered by Holdings and its Domestic Subsidiaries (other than the Excluded Special Purpose Subsidiary) and Collateral Agent on the Restatement Effective Date, substantially in the form of Exhibit XI annexed hereto, as such Pledge Agreement may thereafter be further amended, restated, supplemented and/or otherwise modified from time to time as permitted thereunder and hereunder.

          "Pledge Agreement Collateral" means the "Collateral" as defined in the Pledge Agreement.

          "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "Preferred Stock" as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include, on and after the issuance thereof in accordance with the requirements hereof, Qualified Preferred Stock.

          "Preferred Stock Redemption" means the redemption by Holdings, on the Restatement Effective Date, of outstanding Preferred Stock of Holdings (including, without limitation, all Cumulative Preferred Stock (as defined in the Original Credit Agreement) outstanding on the Restatement Effective Date) with an aggregate redemption payment of approximately $200,600,000.

          "Pricing Certificate" has the meaning assigned to that term in the definition of Applicable Leverage Ratio.

          "Pricing Period" has the meaning assigned to that term in the definition of Applicable Leverage Ratio.

          "Pro Forma Financial Statements" has the meaning assigned to that term in Section 4.1K.

          "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing
(x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and
(iii) of the preceding sentence is set forth opposite the name of that Lender in
Schedule 2.1 annexed hereto.

          "Proceedings" has the meaning assigned to that term in subsection 6.1(ix).

          "Projections" has the meaning assigned that term in Section 4.1L.

          "Proposed Asset Sale Reinvestment Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(a).

          "Proposed Insurance Reinvestment Proceeds" has the meaning assigned to that term in subsection 6.4C(ii).

          "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary in order to create or perfect Liens on any IP Collateral.

          "Qualified IPO" means a bona fide underwritten sale to the public of Holdings Common Stock pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC and such offering results in gross cash proceeds (exclusive of underwriter's discounts and commissions and other expenses) of at least $150,000,000.

          "Qualified Preferred Stock" means any Preferred Stock of Holdings, so long as (i) the express terms that are applicable thereto shall provide that dividends thereon (other than dividends payable in Holdings Common Stock or Qualified Preferred Stock) shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of Holdings relating to outstanding Indebtedness and (ii) such Preferred Stock, by the terms applicable thereto (including the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of any Potential Event of Default or Event of Default under subsection 8.11), in whole or in part, on or prior to the date occurring June 30, 2011; provided that any Preferred Stock that would not constitute Qualified Preferred Stock as provided above solely because the holders thereof have the right to require Holdings to repurchase such Preferred Stock upon the occurrence of a "change of control" or an "asset sale" shall constitute Qualified Preferred Stock if the terms applicable thereto provide that Holdings may not repurchase or redeem any such Preferred Stock pursuant to the documentation governing same unless such repurchase or redemption complies with the requirements of subsection 7.5.

          "Quarterly Payment Date" means the last Business Day of each March, June, September and December.

          "Real Property Asset" means, at any time of determination, any interest then owned by any U.S. Loan Party in any real property.

          "Recapitalization Agreement" has the meaning assigned to that term in the 1998 Credit Agreement.

          "Recapitalization Transaction" has the meaning assigned to that term in the 1998 Credit Agreement.

          "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property. For purposes of this definition, the term "Record Document" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease documents, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

          "Reference Lenders" means JPMorgan Chase Bank and any two other financial institutions which actively take part in the London interbank market, as selected by Administrative Agent in its discretion from time to time.

          "Refinancing" means (x) the repayment in full of all Indebtedness outstanding under the Original Credit Agreement (other than Tranche B Term Loans continued as Term Loans pursuant to subsection 2.1A(i) and Original Revolving Loans continued as Revolving Loans pursuant to subsection 2.1A(ii)), (y) the termination of any commitments to lend or make any extensions of credit under the Original Credit Agreement (other than Original Revolving Loan Commitments converted into Revolving Loan Commitments pursuant to subsection 2.1A(ii) and Existing Letters of Credit outstanding thereunder incorporated hereunder as Letters of Credit pursuant to subsection 3.1D) and (z) the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation Consummation.

          "Refinancing Documents" means the documents and instruments entered into in connection with the Refinancing.

          "Refunded Swing Line Loans" has the meaning assigned to that term in subsection 2.1A(iii).

          "Register" has the meaning assigned to that term in subsection 2.1D.

          "Regulation D" means Regulation D (or any successor regulation) of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" means Regulation T (or any successor regulation) of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation U" means Regulation U (or any successor regulation) of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation X" means Regulation X (or any successor regulation) of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

          "Related Agreements" means, collectively, the Stockholders Agreement, the Seller Contingent Note, the Senior Subordinated Note Indentures, the Senior Subordinated Notes, the Refinancing Documents and, on and after the execution and delivery thereof, the agreements and instruments governing the Permitted Additional Subordinated Indebtedness.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the migration of any Hazardous Materials through the air, soil, surface water or groundwater.

          "Replacement Lender" has the meaning assigned to that term in subsection 2.10B(ii).

          "Requisite Lenders" means Lenders having or holding more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Loan Exposure of all Lenders.

          "Responsible Officer" means any of the chairman of the board (if an officer), the president, any senior or executive vice president, the general counsel, its principal financial officer or principal accounting officer, the secretary or the treasurer of Holdings or, as applicable, any Subsidiary of Holdings.

          "Restatement Effective Date" has the meaning assigned to that term in subsection 10.20B.

          "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity Securities of any Loan Party now or hereafter outstanding, except, in the case of Holdings, a dividend payable solely in shares of that class of stock (or Holdings Common Stock or Qualified Preferred Stock of any other class) to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity Securities of any Loan Party now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity Securities of any Loan Party now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness and (v) any payment by Holdings or any of its Subsidiaries of the Bain Management Fees to Bain pursuant to the Bain Advisory Services Agreement, it being understood and agreed that in no event shall the accumulation of dividends be deemed to be a "Restricted Junior Payment".

          "Revolving Loan Commitment" means the commitment of a Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(ii), to purchase participations in Swing Line Loans pursuant to subsection 2.1A(iii) and to issue and/or participate in Letters of Credit pursuant to Section 3, and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate, as same may be reduced as provided in subsection 2.4B(ii).

          "Revolving Loan Commitment Termination Date" means the earlier of (i) June 25, 2009 and (ii) the date of termination in whole of the Revolving Loan Commitments pursuant to subsection 2.4B or Section 8.

          "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

          "Revolving Loans" means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(ii).

          "Revolving Notes" means any promissory notes of Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit I annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Secured Creditor" has the meaning assigned to that term in the respective Collateral Documents.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Security Agreement" means the Amended and Restated Security Agreement executed and delivered by Holdings and its Domestic Subsidiaries (other than the Excluded Special Purpose Subsidiary) and Collateral Agent on the Restatement Effective Date, substantially in the form of Exhibit XII annexed hereto, as such Security Agreement may thereafter be further amended, restated, supplemented and/or otherwise modified from time to time as permitted thereunder and hereunder.

          "Seller Contingent Note" means, collectively, the Promissory Notes, each dated as of December 21, 1998, issued by Holdings to Thomas S. Monaghan and Marjorie Monaghan, as such notes may be amended from time to time thereafter to the extent permitted under subsection 7.14A.

          "Senior Leverage Ratio" means, at any time of determination, the ratio of (i) Consolidated Senior Debt as of the last day of the Test Period then most recently ended to (ii) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case as set forth in the most recent Compliance Certificate delivered by Holdings to Administrative Agent pursuant to clause
(iii) of subsection 6.1; provided that for purposes of subsection 7.1(xii), subsections 7.5(viii) and (xi) and subsection 7.7(xvi)(c), Consolidated Senior Debt shall be determined in accordance with the relevant requirements of said subsections and shall be as set forth in the Officer's Certificate delivered pursuant to said subsections. For purposes of determining the Senior Leverage Ratio in this Agreement, Consolidated Adjusted EBITDA shall be determined on a pro forma basis in accordance with the provisions of subsection 7.6D.

          "Senior Subordinated Note Indentures" means, collectively, the Existing Senior Subordinated Note Indenture (on and after the Restatement Effective Date, as amended by the Existing Senior Subordinated Note Indenture Amendment) and the New Senior Subordinated Note Indenture.

          "Senior Subordinated Notes" means, collectively, (x) the Existing Senior Subordinated Notes outstanding after the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation Consummation and (y) the New Senior Subordinated Notes.

          "Shareholder Subordinated Note" means an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by any of its Subsidiaries) containing subordination provisions substantially in the form of, or no less favorable to Lenders (in the reasonable judgment of Administrative Agent) than the subordination provisions contained in Exhibit X annexed hereto, as such note may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.14B, provided, that no Shareholder Subordinated Note shall have a maturity date prior to the date which is one year after the date of the final scheduled installment of principal of any of the Loans.

          "Shareholder Subordinated PIK Note" means an unsecured junior subordinated pay-in-kind note issued by Holdings (and not guaranteed or supported in any way by any of its Subsidiaries) providing that all interest shall be payable solely in kind and containing subordina-tion provisions substantially in the form of, or no less favorable to Lenders (in the reasonable judgment of Administrative Agent) than the subordination provisions contained in Exhibit X annexed hereto, as such note may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.14B, provided, that no Shareholder Subordinated PIK Note shall have a maturity date prior to the date which is one year after the date of the final scheduled installment of principal of any of the Term Loans.

          "Solvent" means, with respect to any Person, that as of the date of determination (A) the aggregate value of such Person's assets, at fair value and present fair saleable value, exceeds (i) its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) and (ii) the amount required to pay such liabilities as they become absolute and matured in the normal course of business; (B) such Person has the ability to pay its debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured in the normal course of business; (C) such Person does not have an unreasonably small amount of capital with which to conduct its business; and (D) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Holdings or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Holdings or any of its Subsidiaries, (iii) the obligations of third party insurers of Holdings or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Holdings or any of its Subsidiaries,
(v) performance, payment, deposit or surety obligations of Holdings or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, (vi) any other general insurance obligations of Holdings or any of its Subsidiaries, and
(vii) such other obligations of Holdings and its Subsidiaries as are reasonably acceptable to Administrative Agent and Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

          "Stockholders Agreement" means that certain Stockholders Agreement, dated as of December 21, 1998, by and among Holdings, Bain, the Other Investors and the Existing Shareholders, as amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under subsection 7.14A.

          "Subordinated Indebtedness" means (i) the Indebtedness of Borrower evidenced by the Senior Subordinated Notes, (ii) Indebtedness of Holdings evidenced by any Shareholder Subordinated Note or Shareholder Subordinated PIK Note, (iii) Indebtedness of Borrower evidenced by any Permitted Seller Notes,
(iv) Permitted Additional Subordinated Indebtedness and (v) any other Indebtedness of Holdings, Borrower or any of their respective Subsidiaries subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders.

          "Subsidiaries Guaranty" means the Amended and Restated Guaranty executed and delivered by the Domestic Subsidiaries of Holdings (other than Borrower and the Excluded Special Purpose Subsidiary) and Domino's Canada on the Restatement Effective Date, substantially in the form of Exhibit XIII annexed hereto, as such Subsidiaries Guaranty may thereafter be further amended, restated, supplemented and/or otherwise modified from time to time as permitted thereunder and hereunder.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "Subsidiary Guarantors" means any Subsidiary of Holdings (other than Borrower and the Excluded Special Purpose Subsidiary) that executes a counterpart of the Subsidiaries Guaranty on the Restatement Effective Date or from time to time thereafter pursuant to the terms of this Agreement.

          "Supplemental Collateral Agent" has the meaning assigned to that term in subsection 9.1B.

          "Swing Line Lender" means JPMorgan Chase Bank, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

          "Swing Line Loan Commitment" means the commitment of Swing Line Lender to make Swing Line Loans to Borrower pursuant to subsection 2.1A(iii).

          "Swing Line Loans" means the Loans made by Swing Line Lender to Borrower pursuant to subsection 2.1A(iii).

          "Swing Line Note" means any promissory note of Borrower issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit II annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Syndication Agent" has the meaning assigned to that term in the first paragraph of this Agreement.

          "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (including any foreign withholding tax and the Michigan Single Business Tax); provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (unless such Person would be treated as doing business in such jurisdiction solely as a result of entering into the transactions contemplated by the Loan Documents) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person including a franchise tax imposed in lieu of a net income tax (and/or, in the case of a Lender, its lending office).

          "Term Loan" means a Loan made (or continued) by a Lender to Borrower as a term loan pursuant to subsection 2.1A(i), and "Term Loans" means any such Loan or Loans, collectively.

          "Term Loan Commitment" means the commitment of a Lender to make Term Loans to Borrower pursuant to subsection 2.1A(i), and "Term Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loans of that Lender.

          "Term Notes" means any promissory notes of Borrower issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit III annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Terminated Lender" has the meaning assigned to that term in subsection 2.10A(iii).

          "Test Period" means each period of four consecutive Accounting Quarters then last ended, in each case taken as one accounting period. Notwithstanding anything to the contrary contained above or in subsection 1.2 or otherwise required by GAAP, in the case of any Test Period ending prior to the first anniversary of the Restatement Effective Date, such period shall be a one-year period ending on the last day of the Accounting Quarter last ended, with any calculations of Consolidated Interest Expense required in determining compliance with subsection 7.6A to be made on a pro forma basis in accordance with, and to the extent provided in, the immediately succeeding sentence. To the extent the respective Test Period (i) includes the fourth Accounting Quarter of the Fiscal Year ended closest to December 31, 2002, Consolidated Interest Expense for such Accounting Quarter shall be deemed to be $21,164,000, (ii) includes the first Accounting Quarter of the Fiscal Year ended closest to December 31, 2003, Consolidated Interest Expense for such Accounting Quarter shall be deemed to be $15,249,000 and (iii) includes the second Accounting Quarter for the Fiscal Year ended closest to December 31, 2003, Consolidated Interest Expense shall be determined by (x) taking actual Consolidated

Interest Expense determined in accordance with the definition thereof for any period beginning on, and ending after, the Restatement Effective Date and (y) for each day of such Accounting Quarter occurring prior to the Restatement Effective Date, using a per-day Consolidated Interest Expense of $176,000; provided that any additional pro forma adjustments required pursuant to subsection 7.6D for occurrences after the Restatement Effective Date shall also be made.

          "Title Company" means, collectively, Commonwealth Land Title Insurance Company and/or one or more other title insurance companies reasonably satisfactory to JPMSI and Administrative Agent.

          "Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

          "Tranche B Term Loan" means each "Tranche B Term Loan" under, and as defined in, the Original Credit Agreement.

          "Transaction" means, collectively, the consummation of the Refinancing, Common Stock Dividend, the Preferred Stock Redemption and the New Senior Subordinated Notes Issuance, the amendment and restatement of the Original Credit Agreement in the form of this Agreement as provided herein and the incurrence and/or continuance of Loans hereunder on the Restatement Effective Date and the payment of related fees and expenses.

          "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          "U.S. Loan Party" means each Credit Agreement Party and each U.S. Subsidiary Guarantor, and "U.S. Loan Parties" means all such Persons, collectively.

          "U.S. Subsidiary Guarantors" means any Domestic Subsidiary (other than Borrower and the Excluded Special Purpose Subsidiary) that executes a counterpart of the Subsidiaries Guaranty on the Restatement Effective Date or from time to time thereafter pursuant to the terms of this Agreement.

          "Voting Stock" means, as to any Person, any equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of such Person.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

          "WRC" means the office building, located at 30 Frank Lloyd Wright Drive, Ann Arbor, MI 48106, which serves as the world headquarters of Holdings and Borrower and related facilities (including distribution facilities).

          1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

          Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to clauses (i), (ii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3. Notwithstanding the foregoing, except as otherwise specifically provided herein, all computations determining compliance with subsection 2.4 and Section 7, including the definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 29, 2002 financial statements of Holdings and its Subsidiaries delivered to the Lenders, without giving effect to purchase accounting adjustments required or permitted by FAS 141 and its interpretations (including non-cash write ups and non-cash charges relating to inventory, fixed assets and in process research and development, in each case arising in connection with any Permitted Acquisitions and non-cash charges relating to intangibles and goodwill arising in connection with any Permitted Acquisitions).

          1.3  Other Definitional Provisions and Rules of Construction.

          A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

          B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

          C. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

          D. Each reference to an "Accounting Quarter period" of a specified number of Accounting Quarters shall be a reference to a period of consecutive Accounting Quarters of such number.

          1.4  Changes in GAAP.

          In the event that a change in GAAP or other accounting principles and policies after December 29, 2002 affects in any material respect the calculations of the compliance by Holdings and its Subsidiaries with the covenants contained herein, Lenders and Credit Agreement Parties agree to negotiate in good faith to amend the affected covenants (and related definitions) to compensate for the effect of such changes so that the restrictions, limitations and performance standards effectively imposed by such covenants, as so amended, are substantially identical to the restrictions, limitations and performance standards imposed by such covenants as in effect on the date hereof; provided that until Requisite Lenders and Credit Agreement Parties reach agreement with respect to such amendment, calculation of compliance by Holdings and its Subsidiaries with the covenants contained herein shall be determined in accordance with GAAP as in effect immediately prior to such change.

                                   SECTION 2.
                   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

          2.1  Commitments: Making of Loans; Register; Notes.

          A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Credit Agreement Parties herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i) and 2.1A(ii) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(iii).

          (i) Term Loans. Each Original Term Loan Lender severally agrees that, on the Restatement Effective Date, the Tranche B Term Loans previously made by such Original Term Loan Lender to the Borrower pursuant to (and as defined in) the Original Credit Agreement and outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) shall be continued as Term Loans to Borrower hereunder. Each Lender with a Term Loan Commitment severally agrees to lend to Borrower on the Restatement Effective Date an amount not exceeding in the aggregate an amount equal to (x) the amount of such Lender's Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A minus (y) the aggregate outstanding principal amount of the Tranche B Term Loans, if any, made by such Lender and outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) as set forth on Schedule 2.1. The amount of each Lender's Term Loan Commitment and outstanding Tranche B Term Loans (if any) is set forth opposite its name on Schedule 2.1 annexed hereto. Neither the Term Loan Commitments of the Lenders nor the aggregate principal amount of (x) all Tranche B Term Loans converted into Term Loans and (y) the aggregate principal amount of Term Loans made on the Restatement Effective Date, in each case pursuant to this subsection 2.1(A)(i), shall exceed $610,000,000. The Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Term Loan Commitment shall expire immediately and without further action on July 31, 2003 if the Term Loans are not made (and/or continued) on or before that date and the Original Credit Agreement shall continue in effect unless the

     Restatement Effective Date has occurred on or before such date. Borrower may make only one borrowing on or after the Restatement Effective Date under the Term Loan Commitments. The proceeds of each Term Loan shall be made available to Borrower as directed by it (with the proceeds to be used by Borrower as it may determine), it being understood and agreed that Borrower shall be obligated with respect to each Term Loan for the repayment thereof and all amounts owing with respect thereto. Amounts borrowed under this subsection 2.1A(i) or amounts borrowed as Tranche B Term Loans under the Original Credit Agreement and continued as Term Loans pursuant to this subsection 2.1(A)(i) and subsequently repaid or prepaid may not be reborrowed.

          (ii) Revolving Loans. On the Restatement Effective Date, each Original Revolving Loan Commitment (as in effect on the Restatement Effective Date immediately prior to giving effect thereto) of each Original Revolving Lender under the Original Credit Agreement is hereby continued as a Revolving Loan Commitment hereunder of such Original Revolving Lender. Each Lender with a Revolving Loan Commitment severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, (x) that, on the Restatement Effective Date, each Original Revolving Loan made by such Lender to Borrower pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date shall be continued as a Revolving Loan to Borrower and (y) to lend to Borrower from time to time during the period from the Restatement Effective Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of (x) each Lender's Revolving Loan Commitment and (y) the aggregate principal amount of the Original Revolving Loans of each Original Revolving Lender continued as Revolving Loans as provided pursuant to this subsection 2.1A(ii) and outstanding on the Restatement Effective Date, is set forth opposite such Lender's name on Schedule 2.1 annexed hereto. The aggregate original amount of the Revolving Loan Commitments is $125,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided further, that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Lender's Revolving Loan Commitment shall expire immediately and without further action on July 31, 2003 if the Term Loans are not made (and/or continued) on or before that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date; provided that, for the purposes of this sentence, each Original Revolving Loan continued as a Revolving Loan pursuant to this 2.1(A)(ii) shall be deemed borrowed under this Agreement as of the Restatement Effective Date (after giving effect to such conversion). The proceeds of each Revolving Loan (other than each Original Revolving Loan continued as a Revolving Loan pursuant to this 2.1(A)(ii) as of the Restatement Effective Date) shall be made available to Borrower as directed by it

     (with the proceeds to be used by Borrower as it may determine), it being understood and agreed that Borrower shall be obligated with respect to each Revolving Loan for the repayment thereof and all amounts owing with respect thereto.

          Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

          (iii) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Borrower from time to time during the period from the Restatement Effective Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Borrower in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5C, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $30,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B(ii) or 2.4B(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Borrower, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on July 31, 2003 if the Term Loans are not made (and/or continued) on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date. The proceeds of each Swing Line Loan shall be made available to Borrower as directed by it (with the proceeds to be used by Borrower as it may determine), it being understood and agreed that Borrower shall be obligated with respect to each Swing Line Loan for the repayment thereof and all amounts owing with respect thereto.

          Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

          With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Borrower) requesting Lenders with a Revolving Loan Commitment to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which Swing Line Lender requests such Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by such Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

          If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender with a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause
(b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans, together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender with a Revolving Loan Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each such Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

          Anything contained herein to the contrary notwithstanding, the obligation of each Lender with a Revolving Loan Commitment to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and the obligation of each Lender with a Revolving Loan Commitment to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each such Lender are subject to the condition that (X) Swing Line Lender has not received a written notice from Administrative Agent or any Lender that has not been rescinded that there is a Potential Event of Default or an Event of Default in existence hereunder prior to the time such Refunded Swing Line Loan or Unpaid Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

          B. Borrowing Mechanics. Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that Term Loans or Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000, and integral multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Whenever Borrower desires that Lenders make Term Loans or Revolving Loans they shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business
Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans, that such Loans shall be Base Rate Loans, (iv) in the case of Term Loans and Revolving Loans, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B;

provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

          Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

          Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

          C. Disbursement of Funds. Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Restatement Effective Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account(s) of Borrower at the Funding and Payment Office.

          Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrower and Borrower agrees to pay immediately such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate of interest then applicable to the Loan for which Administrative Agent has demanded payment. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

          D. The Register.

          (i) Administrative Agent (acting on behalf of Borrower) shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (ii) Administrative Agent shall record in the Register the Term Loan Commitment and Revolving Loan Commitment and Term Loans and Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans or Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding, on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans.

          (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of any Term Loan and Revolving Loan made (and/or continued) by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Borrower's Obligations in respect of any applicable Loans; and provided further, that in the event of any inconsistency between the Register and any

     Lender's records, the recordations in the Register shall govern and be conclusive and binding on such Lender, absent manifest error.

          (iv) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (v) Borrower hereby designates JPMorgan Chase Bank to serve as Borrower's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Borrower hereby agrees that, to the extent JPMorgan Chase Bank serves in such capacity, JPMorgan Chase Bank and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

          E. Optional Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Restatement Effective Date or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Restatement Effective Date (or, if such notice is delivered after the Restatement Effective Date, promptly after Borrower's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit III, Exhibit I or Exhibit II annexed hereto, respectively, with appropriate insertions.

          2.2  Interest on the Loans.

          A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

          (i) Subject to the provisions of subsections 2.2E and 2.7, the Term Loans and Revolving Loans shall bear interest through maturity as follows:

                (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin; or

                (b) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

          (ii) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Base Rate Margin for Revolving Loans.

          B. Interest Periods. In connection with each Eurodollar Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at Borrower's option, either a one, two, three or six-month period or (x) in the case of any Revolving Loans to be made or maintained as a Eurodollar Rate Loan, if deposits in the interbank Eurodollar market are generally available for such period (as determined by each Lender making, converting to or continuing such Eurodollar Rate Loan), a two-week period, (y) in the case of any Revolving Loans to be made or maintained as a Eurodollar Rate Loan, if agreed to by each Lender making, converting to or continuing such Eurodollar Rate Loan, a nine-month or twelve-month period or (z) in the case of any Term Loan to be made or maintained as a Eurodollar Rate Loan, if agreed to by each Lender making, converting to or continuing such Eurodollar Rate Loan, a two-week, nine-month or twelve-month period; provided that:

          (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond June 25, 2010 and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

          (vi) no Interest Period with respect to any borrowing of Term Loans shall extend beyond a date on which a mandatory repayment of such Term Loans is required to be made under subsection 2.4A unless the sum of (a) the aggregate principal amount of such Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount of such mandatory repayment of Term Loans required to be paid on such date;

          (vii) Borrower shall not select an Interest Period of longer than one month prior to the end of the Initial Period;

          (viii) there shall be no more than twenty (20) Interest Periods outstanding at any time; and

          (ix) in the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

          C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

          D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; and provided further, however, that Loans may not be continued as or converted to Eurodollar Rate Loans with an Interest Period longer than one month prior to the end of the Initial Period.

          Borrower shall deliver a Notice of Conversion/Continuation at any time after the Restatement Effective Date to Administrative Agent no later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) unless the Requisite Lenders otherwise agree, in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/ continuation date. Upon receipt of written or telephonic notice of any proposed conversion/ continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

          Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

          E. Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall, if Requisite Lenders so elect in writing, thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable at maturity under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

          F. Computation of Interest. Interest on the Loans shall be computed
(i) in the case of Base Rate Loans where interest is calculated by reference to the rate of interest announced publicly by JPMorgan Chase Bank in New York, New York, from time to time, as JPMorgan Chase Bank's base rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of all other Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          2.3  Fees.

          A. Commitment Fees. Borrower agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Restatement Effective Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of
(i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by the Applicable Commitment Fee Percentage then in effect, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Restatement Effective Date, and on the Revolving Loan Commitment Termination Date.

          B. Other Fees. Borrower agrees to pay to JPMSI and Administrative Agent such fees in the amounts and at the times separately agreed upon between Holdings, Borrower, JPMSI and Administrative Agent.

          2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

          A. Scheduled Payments of Term Loans. Borrower shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

======================================================================
                                                   SCHEDULED REPAYMENT
                DATE                                  OF TERM LOANS
----------------------------------------------------------------------
          September 30, 2003                       $         5,000,000
----------------------------------------------------------------------
          December 31, 2003                        $         5,000,000
----------------------------------------------------------------------
            March 31, 2004                         $         7,500,000
----------------------------------------------------------------------
            June 30, 2004                          $         7,500,000
----------------------------------------------------------------------
          September 30, 2004                       $         7,500,000
----------------------------------------------------------------------
          December 31, 2004                        $         7,500,000
----------------------------------------------------------------------
            March 31, 2005                         $        11,250,000
----------------------------------------------------------------------
            June 30, 2005                          $        11,250,000
----------------------------------------------------------------------
          September 30, 2005                       $        11,250,000
----------------------------------------------------------------------
          December 31, 2005                        $        11,250,000
----------------------------------------------------------------------
            March 31, 2006                         $        15,000,000
----------------------------------------------------------------------
            June 30, 2006                          $        15,000,000
----------------------------------------------------------------------
          September 30, 2006                       $        15,000,000
----------------------------------------------------------------------
          December 31, 2006                        $        15,000,000
----------------------------------------------------------------------
            March 31, 2007                         $        18,750,000
----------------------------------------------------------------------
            June 30, 2007                          $        18,750,000
----------------------------------------------------------------------
          September 30, 2007                       $        18,750,000
----------------------------------------------------------------------
          December 31, 2007                        $        18,750,000
----------------------------------------------------------------------
            March 31, 2008                         $        21,250,000
----------------------------------------------------------------------
            June 30, 2008                          $        21,250,000
----------------------------------------------------------------------
          September 30, 2008                       $        21,250,000
----------------------------------------------------------------------
          December 31, 2008                        $        21,250,000
----------------------------------------------------------------------
            March 31, 2009                         $        23,750,000
----------------------------------------------------------------------
            June 30, 2009                          $        23,750,000
----------------------------------------------------------------------
          September 30, 2009                       $        23,750,000
----------------------------------------------------------------------
          December 31, 2009                        $        23,750,000
----------------------------------------------------------------------
            March 31, 2010                         $        80,000,000
----------------------------------------------------------------------
            June 25, 2010                          $       130,000,000
----------------------------------------------------------------------

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further, that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than June 25, 2010 and the final installment payable by Borrower in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Term Loans.

          B. Prepayments and Reductions in Revolving Loan Commitments.

          (i) Voluntary Prepayments. Borrower may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Borrower may, upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice to Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

          (ii) Voluntary Reductions of Revolving Loan Commitments. Borrower may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess of that amount. Borrower's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrower's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

          (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv).

          (a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that upon receipt by Holdings or any of its Subsidiaries of any such Net Asset Sales Proceeds, so long as no Event of Default shall have occurred and be continuing, and to the extent that the aggregate amount of Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds from the Restatement Effective Date through the date of determination does not exceed $75,000,000, Borrower may deliver to Administrative Agent an Officers' Certificate setting forth (1) that portion of such Net Asset Sale Proceeds (such portion being the "Proposed Asset Sale Reinvestment Proceeds") that Borrower or any of its Subsidiaries (x) intends to reinvest (or enter into a contract to reinvest) in equipment or other productive assets of the general type used in the business (including capital stock of a corporation engaged in such business) of Borrower and its Subsidiaries (such equipment and other assets being "Eligible Assets") within 360 days of such date of receipt or (y) in anticipation of such Asset Sale has already reinvested in Eligible Assets within the 90-day period prior to such date of receipt and (2) the proposed use or actual use of such Proposed Asset Sale Reinvestment Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and, unless already so applied, Borrower shall, or shall cause one or more of its Subsidiaries to, promptly apply such Proposed Asset Sale Reinvestment Proceeds to such reinvestment purposes; provided, however, that at Borrower's option and pending any such application, such Proposed Asset Sale Reinvestment Proceeds may be applied to prepay outstanding Revolving Loans (without a reduction in Revolving Loan Commitments) to the full extent thereof. In addition, Borrower shall, no later than 360 days after receipt of such Proposed Asset Sale Reinvestment Proceeds that have not theretofore been applied to the Obligations, make an additional prepayment of the Loans (and/or the Revolving Loan Commitments shall be reduced) in the full amount of all such Proposed Asset Sale Reinvestment Proceeds that have not theretofore been so reinvested in Eligible Assets. Notwithstanding the foregoing provisions of this subsection 2.4B(iii)(a), so long as no Event of Default shall have occurred and be continuing, no mandatory prepayment of Loans or mandatory reduction of Revolving Loan Commitments shall be required pursuant to this subsection 2.4B(iii)(a) until each date on which the sum of the Net Asset Sale Proceeds plus Net Insurance/Condemnation Proceeds received during the period commencing on the later of (x) the Restatement Effective Date and (y) the immediately preceding date on which a mandatory repayment or commitment reduction was made pursuant to this subsection 2.4B(iii)(a) or subsection 2.4B(iii)(b) as a result of the receipt of Net Asset Sale Proceeds and/or Net Insurance/Condemnation Proceeds not reinvested as provided above or pursuant to subsection 6.4C, as applicable, and ending on the date of determination (the "Net Asset Sale/Net Insurance Proceeds Payment Period"), equals or exceeds $7,500,000 (on which date such sum, and not just the portion thereof in excess of $7,500,000, shall be so applied as otherwise required above in the absence of this sentence). If Borrower is required to apply any portion of Net Asset Sale Proceeds to prepay Indebtedness evidenced by the New Senior Subordinated Notes (under the terms of the New Senior Subordinated Note Indenture) or Permitted Additional Subordinated Indebtedness (under the terms of the indenture governing the same), then notwithstanding anything contained in this Agreement to the contrary, Borrower shall apply such Net Asset Sale Proceeds to the prepayment of Term Loans, if any, then to the prepayment of Revolving Loans and/or the reduction of Revolving Loan Commitments, in each case so as to eliminate or minimize any obligation to prepay any such Indebtedness evidenced by the New Senior Subordinated Notes and/or Permitted Additional Subordinated Indebtedness, as the case may be.

          (b) Prepayments and Reductions from Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitments pursuant to the provisions of subsection 6.4C, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds minus (if (1) no Event of Default shall have occurred and be continuing and (2) Holdings shall have delivered to Administrative Agent, on or before such fifth Business Day, the Officers' Certificate described in subsection 6.4C(ii)), any Proposed Insurance Reinvestment Proceeds; provided, however, that at Borrower's option and pending such application, such Proposed Insurance Reinvestment Proceeds may be applied to prepay outstanding Revolving Loans (without a reduction in Revolving Loan Commitments) to the full extent thereof. In addition, no later than 360 days after receipt of any Proposed Insurance Reinvestment Proceeds, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an amount equal to the amount of any such Proposed Insurance Reinvestment Proceeds that have not theretofore been applied to the costs of repairing, restoring or replacing the applicable assets of Holdings or its Subsidiaries or reinvested in Eligible Assets. Notwithstanding the foregoing provisions of this subsection 2.4B(iii)(b), so long as no Event of Default shall have occurred and be continuing, no mandatory prepayment of Loans or mandatory reduction of Revolving Loan Commitments shall be required pursuant to this subsection 2.4B(iii)(b) until each date on which the sum of the Net Asset Sale Proceeds plus Net Insurance/Condemnation Proceeds received during the Net Asset Sale/Net Insurance Proceeds Period not reinvested pursuant to subsection 2.4B(iii)(a) or 6.4C, as applicable, equals or exceeds $7,500,000 (on which date such sum, and not just the portion thereof in excess of $7,500,000, shall be so applied as otherwise required above in the absence of this sentence).

          (c) Prepayments and Reductions Due to Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of the Cash proceeds of any Indebtedness, including debt Securities of Holdings or any of its Subsidiaries (other than the Loans and any other Indebtedness permitted under subsection 7.1) (such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being the "Net Indebtedness Proceeds"), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Indebtedness Proceeds; provided, however, that payment or acceptance of the amounts provided for in this subsection 2.4B(iii)(c) shall not constitute a waiver of any Event of Default resulting from the incurrence of such Indebtedness or otherwise prejudice any rights or remedies of Agents or Lenders.

          (d) Prepayments and Reductions from Adjusted Consolidated Excess Cash Flow. In the event that there shall be Adjusted Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2003), Borrower shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to 75% (or, (x) if the Leverage Ratio is less than 3.50 to 1.0 but greater than or equal to 2.75 to 1.0 on the last day of any such Fiscal Year as set forth in the Compliance Certificate delivered pursuant to subsection 6.1(iii) in respect of such Fiscal Year, 50% and (y) if the Leverage Ratio is less than 2.75 to 1.0 on the last day of any such Fiscal Year as set forth in the Compliance Certificate delivered pursuant to subsection 6.1(iii) in respect of such Fiscal Year, 25%) of such Adjusted Consolidated Excess Cash Flow.

          (e) Prepayments and Reductions Due to Issuance of Equity. (I) On the date of receipt by Holdings or any of its Subsidiaries of any proceeds constituting (x) Net Common Equity Proceeds, (y) Net Qualified Preferred Stock Proceeds or (z) Net Capital Contribution Proceeds to Holdings by any Person (other than any proceeds described in preceding clauses (x), (y) and (z) received from Subsidiaries of Holdings or employees, holders of equity interests (prior to the receipt of such proceeds) (and their affiliates), Franchisees and Franchisee Affiliates), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an amount equal to 50% of the aggregate amount of such proceeds described in preceding clauses (x), (y) and
(z); provided that any Net Common Equity Proceeds, Net Qualified Preferred Stock Proceeds and/or Net Capital Contribution Proceeds received from the issuance of common equity Securities of Holdings or Qualified Preferred Stock, or capital contributions to Holdings, as the case may be, the gross proceeds of which do not exceed $50,000,000 in the aggregate after the Restatement Effective Date, shall be excluded from the Net Common Equity Proceeds, Net Qualified Preferred Stock Proceeds and/or Net Capital Contribution Proceeds for the purposes of preceding clauses (x), (y) and (z) respectively, so long as (A) such excluded Net Common Equity Proceeds, Net Qualified Preferred Stock Proceeds and/or Net Capital Contribution Proceeds are applied to fund a Permitted Acquisition and
(B) the amount of consolidated EBITDA (calculated in a manner consistent with Consolidated Adjusted EBITDA and with pro forma adjustments determined in accordance with Article 11 of Rule S-X under the Securities Act) of the target of such Permitted Acquisition minus the consolidated capital expenditures (calculated in a manner consistent with Consolidated Capital Expenditures) for ongoing maintenance purposes of such target, in each case for the twelve months immediately preceding such Permitted Acquisition, is greater than zero.

          (II) On the date of receipt by Holdings or any of its Subsidiaries of any proceeds constituting (x) Net Disqualified Preferred Stock Proceeds, (y) Net Subsidiary Equity Proceeds or (z) Net Capital Contribution Proceeds to any Subsidiary of Holdings by any Person (other than by Holdings or any Subsidiary of Holdings), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such proceeds described in preceding clauses (x), (y) and (z).

          (f) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e), Borrower shall deliver to Administrative Agent an Officers' Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Indebtedness Proceeds, Adjusted Consolidated Excess Cash Flow, Net Common Equity Proceeds, Net Qualified Preferred Stock Proceeds, Net Capital Contribution Proceeds to Holdings or any of its Subsidiaries by any Person (and a reasonable description of such capital contribution), Net Disqualified Preferred Stock Proceeds or the applicable Net Subsidiary Equity Proceeds, as the case may be, that gave rise to such prepayment and/or reduction; provided, further, that if the Borrower shall not apply any Net Common Equity Proceeds, Net Qualified Preferred Stock Proceeds and/or Net Capital Contributions Proceeds received from the issuance of common equity Securities of Holdings or Qualified Preferred Stock or such capital contributions in reliance on the proviso in Section 2.4B(e)(I), the aforementioned Officers' Certificate shall demonstrate the calculation of the consolidated EBITDA (calculated in a manner consistent with Consolidated Adjusted EBITDA and with pro forma adjustments determined in accordance with
Article 11 of Rule S-X under the Securities Act) of the target of the applicable Permitted Acquisition minus the consolidated capital expenditures (calculated in a manner consistent with Consolidated Capital Expenditures) for ongoing maintenance purposes of such target, in each case for the twelve months immediately preceding such Permitted Acquisition. In the event that Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

          (g) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Borrower shall from time to time prepay, first, the Swing Line Loans and, second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

          (h) Prepayments Due to Change in Control. Notwithstanding anything to the contrary contained elsewhere in this Agreement, unless the Requisite Lenders shall otherwise consent, upon the occurrence of an Event of Default under Section 8.11 (x) the Revolving Loan Commitments shall terminate in their entirety, (y) the Swing Line Commitment shall terminate in its entirety and (z) all outstanding Loans shall be prepaid in full.

          (iv)  Application of Prepayments.

          (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of such Term Loans set forth in subsection 2.4A on a pro rata basis, provided that, such prepayments shall be applied (x) first, in direct order of maturity to scheduled amortization payments of the Term Loans which will be due and payable during the 12 months immediately succeeding the date of the respective prepayment and (y) second, to the extent in excess of the scheduled amortization payments due and payable during such period, as otherwise provided above without regard to this proviso.

          (b) Application of Mandatory Prepayments by Type of Loans. Any amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e) shall be applied first, to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of the Applied Amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment, third, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, and fourth, to the extent of any remaining portion of the Applied Amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied on a pro rata basis to each scheduled installment of principal of the Term Loans as set forth in subsection 2.4A that is unpaid at the time of such prepayment; provided that, in respect of subsections 2.4B(iii)(d) and 2.4(B)(iii)(e)(I) such prepayments shall be applied (x) first, in direct order of maturity to scheduled amortization payments of the Term Loans which will be due and payable during the 12 months immediately succeeding the date of the respective prepayment and (y) second, to the extent in excess of the scheduled amortization payments due and payable during such period, as otherwise provided above without regard to this proviso.

          (c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D.

          C. General Provisions Regarding Payments.

          (i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Borrower on the next succeeding Business Day. Borrower hereby authorizes Administrative Agent to charge its account with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

          (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

          (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

          D. Application of Proceeds of Collateral and Payments Under
             Guaranties.

          (i) Application of Proceeds of Collateral. Except as provided in subsections 2.4B(iii)(a) and 2.4B(iii)(b) with respect to prepayments from Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds, all proceeds received by Administrative Agent or Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent or Collateral Agent, as the case may be, be held by Administrative Agent or Collateral Agent, as the case may be, as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent or Collateral Agent, as the case may be, against, the applicable Obligations (as defined in such Collateral Document) as provided in the respective Collateral Documents.

          (ii) Application of Payments Under Guaranties. All payments received by Administrative Agent under either Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

          (a) To the payment of the costs and expenses of any collection or other realization under such Guaranty, including all expenses, liabilities and advances made or incurred by Administrative Agent and its agents and counsel in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

          (b) thereafter, to the extent of any excess such payments, to the payment of all other Guaranteed Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and

          (c) thereafter, to the extent of any excess such payments, to the payment to Holdings or the applicable Subsidiary Guarantor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

          2.5  Use of Proceeds.

          A. Term Loans. The Term Loans incurred on the Restatement Effective Date shall be applied by Holdings and its Subsidiaries, as applicable, to fund the Transaction and to pay fees and expenses incurred in connection therewith.

          B. Revolving Loans. Revolving Loans may be incurred on and after the Restatement Effective Date (and continued on the Restatement Effective Date) and shall be used by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries; provided that Revolving Loans in an aggregate principal amount not exceeding $10,000,000 may be applied by Holdings and its Subsidiaries, as applicable, to fund the Transaction and to pay fees and expenses incurred in connection therewith.

          C. Swing Line Loans. Swing Line Loans may be incurred on and after the Restatement Effective Date and shall be used by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries.

          D. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Holdings or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

          2.6  Special Provisions Governing Eurodollar Rate Loans.

          Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

          A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

          B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

          C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or
     (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/ Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preced-ing sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

          D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower agrees to compensate each Lender, promptly upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits with respect to any Loans) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

          E. Booking of Eurodollar Rate Loans. Subject to its obligations under subsection 2.8, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

          F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause
     (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

          G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, unless the Requisite Lenders otherwise consent, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or continuation of, or a conversion into, a Eurodollar Rate Loan that has not yet occurred shall be deemed to be rescinded by Borrower.

          2.7  Increased Costs; Taxes; Capital Adequacy.

          A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower agrees to pay promptly to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that notwithstanding anything to the contrary contained in this subsection 2.7A, unless a Lender gives notice to Borrower that is obligated to pay an amount under this subsection within six months after the later of (x) the date such Lender incurs such increased cost or suffers such reduction in amounts received or receivable or (y) the date such Lender has actual knowledge of the respective increased cost or reduction in amounts received or receivable, then such Lender shall only be entitled to be compensated for such amount by Borrower pursuant to this subsection 2.7A to the extent of the increased cost or reduction in amounts received or receivable that is incurred or suffered, as the case may be, on or after the date which occurs six months prior to such Lender giving notice to

Borrower that is obligated to pay the respective amounts pursuant to this subsection 2.7A. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          B. Withholding of Taxes.

          (i) Payments to Be Free and Clear. All sums payable by Borrower under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

          (a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

          (b) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

          (c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

          (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     provided that no such additional amount shall be required to be paid to any Lender under clause (c) above to the extent that such deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender of any

     Tax which would not have been imposed but for such Lender's failure to provide a form or certificate required to be provided by subsection 2.7B(iii). Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

          (iii) Evidence of Exemption from U.S. Withholding Tax.

          (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") or that is otherwise a non-U.S. Person as defined in Section 7701(a)(30) of the Internal Revenue Code shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (or the Restatement Effective Date in the case of any Lender that first becomes a party hereto on the Restatement Effective Date) (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income Tax treaty) (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income Tax treaty) (or, in the case of any delivery prior to the Restatement Effective Date, predecessor form) pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 BEN (with respect to the portfolio interest exception) (or any successor form or, in the case of any delivery prior to the Restatement Effective Date, predecessor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish certifying that such Lender is not subject to deduction or withholding of United States federal income Tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

          (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income Tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances or change in law renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income Tax treaty) (or any successor forms), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8 BEN (with respect to the portfolio interest exception (or any such successor form), as the case may be, properly completed and duly executed by such Lender, in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States federal income Tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms or certificates in which case such Lender shall not be required to deliver any such form or Certificate re Non-Bank Status pursuant to this section 2.7B.

          (c) Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) with respect to a payment required to be made pursuant to the Loan Documents if such Lender shall have failed to satisfy the requirements of clause (a) or (b) of this subsection 2.7B(iii) with respect to such payment; provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Restatement Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Borrower of its obligations to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

          (d) If Borrower pays any additional amount under clause (c) of subsection 2.7B(ii) to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Taxes in or with respect to the taxable year in which the additional amount is paid, such Lender shall pay to Borrower an amount that such Lender shall, in its sole discretion, determine is equal to the net benefit, after Tax, which was obtained by such Lender in such year as a consequence of such refund, reduction or credit.

          C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-Tax basis for such reduction; provided that notwithstanding anything to the contrary contained above in this subsection 2.7C, unless a Lender gives notice to Borrower that it is obligated to pay an amount under this subsection within six months after the later of (x) the date such Lender suffers the respective reduction in return on capital or
(y) the date such Lender has actual knowledge of the respective reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by Borrower pursuant to this subsection 2.7C to the extent of the reduction in return on capital that is suffered on or after the date which occurs six months prior to such Lender giving notice to Borrower that it is obligated to pay the respective amounts pursuant to this subsection 2.7C. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          2.8  Obligation of Lenders and Issuing Lenders to Mitigate.

          Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

          2.9  Defaulting Lenders.

          Anything contained herein to the contrary notwithstanding, in the event that any Lender (a "Defaulting Lender") defaults (a "Funding Default") in its obligation to fund any Revolving Loan (a "Defaulted Revolving Loan") in accordance with subsection 2.1, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents (except such matters as require the written consent of each Lender pursuant to subsection 10.6), (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Revolving Loans pursuant to subsection 2.4B(i) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Loan Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Revolving Loans pursuant to subsection 2.4B(iii) shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) such Defaulting Lender's Revolving Loan Commitment and outstanding Revolving Loans and such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the commitment fee payable to Lenders pursuant to subsection 2.3A in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to subsection 2.3A with respect to such Defaulting Lender's Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender.

          For purposes of this Agreement, (I) "Default Period" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:
(A) the date on which all Revolving Loan Commitments are canceled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Revolving Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms of this subsection 2.9 or by a combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Revolving Loan Commitment, and (C) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (II) "Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders

(calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

          No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.9, performance by Borrower of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.9. The rights and remedies against a Defaulting Lender under this subsection 2.9 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

          2.10 Removal or Replacement of a Lender.

          A. Anything contained in this Agreement to the contrary notwithstanding, in the event that:

          (i) any Lender (each, an "Increased-Cost Lender") shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under subsection 2.7 or subsection 3.6, (b) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (c) such Lender shall fail to withdraw such notice within five Business Days after Borrower's request for such withdrawal; or

          (ii) any Lender shall become a Defaulting Lender, (b) the Default Period for such Defaulting Lender shall remain in effect, and (c) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower's request that it cure such default; or

          (iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (v) of the first proviso to subsection 10.6B, the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a "Non-Consenting Lender") whose consent is required shall not have been obtained, and (b) the failure to obtain Non-Consenting Lenders' consents does not result solely from the exercise of Non-Consenting Lenders' rights (and the withholding of any required consents by Non-Consenting Lenders) pursuant to the second proviso to subsection 10.6B;

then, and in each such case, Borrower shall have the right, at its option, to remove or replace the applicable Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender") to the extent permitted by subsection 2.10B.

          B. Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so:

          (i) elect to (a) terminate the Revolving Loan Commitment, if any, of such Terminated Lender upon receipt by such Terminated Lender of such notice and (b) prepay on the date of such termination any outstanding Loans made by such Terminated Lender, together with accrued and unpaid interest thereon and any other amounts payable to such Terminated Lender hereunder pursuant to subsection 2.3, subsection 2.6, subsection 2.7 or subsection
     3.6 or otherwise; provided that, in the event such Terminated Lender has any Loans outstanding at the time of such termination, the written consent of Administrative Agent and Requisite Lenders (which consent shall not be unreasonably withheld or delayed) shall be required in order for Borrower to make the election set forth in this clause (i); or

          (ii) elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Loan Commitment, if any, in full to one or more Eligible Assignees (each, a "Replacement Lender") in accordance with the provisions of subsection 10.1B; provided that (a) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to subsection 2.3, subsection 2.6, subsection 2.7 or subsection 3.6 or otherwise as if it were a prepayment and (b) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender;

provided that (X) Borrower may not make either of the elections set forth in clauses (i) or (ii) above with respect to any Non-Consenting Lender unless Borrower also makes one of such elections with respect to each other Terminated Lender which is a Non-Consenting Lender and (Y) Borrower may not make either of such elections with respect to any Terminated Lender that is an Issuing Lender unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued by such Issuing Lender to be canceled.

          C. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Revolving Loan Commitment, if any, pursuant to clause (i) of subsection 2.10B, (i) Schedule 2.1 shall be deemed modified to reflect any corresponding changes in the Revolving Loan Commitments and (ii) such Terminated Lender shall no longer constitute a "Lender" for purposes of this Agreement; provided that any rights of such Terminated Lender to indemnification under this Agreement (including under subsections 2.6D, 2.7, 3.6, 10.2 and 10.3) shall survive as to such Terminated Lender.

                                   SECTION 3.
                                LETTERS OF CREDIT

          3.1 Issuance of Letters of Credit and Lenders' Purchase of Participations Therein.

          A. Letters of Credit. In addition to Borrower requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(ii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iii), Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Restatement Effective Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Lenders issue Letters of Credit for the account of Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit; provided that all such Commercial Letters of Credit shall provide for sight drawings. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request that any Lender issue (and no Lender shall issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $60,000,000;

          (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension; provided, however, that notwithstanding clause (a) but subject to the other restrictions of this subsection, Borrower may request the issuance (on a date prior to five Business Days prior to the Revolving Loan Commitment Termination Date) of a Standby Letter of Credit having an expiration date later than five Business Days prior to the Revolving Loan Commitment Termination Date if Borrower, at the time of such request, makes arrangements in form and substance satisfactory to Issuing Lender thereof to cash collateralize such Letter of Credit, provided that Issuing Lender shall be under no obligation to issue such a Letter of Credit if it shall reasonably determine that such cash collateralization arrangements could reasonably be expected to be less favorable to Issuing Lender than the reimbursement arrangements hereunder with respect to other Letters of Credit; or

          (iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance (on a date prior to 30 days prior to the Revolving Loan Commitment Termination Date) of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; provided, however, that notwithstanding clause (X) but subject to the other restrictions of this subsection, Borrower may request the issuance (on a date prior to 30 days prior to the Revolving Loan Commitment Termination Date) of a Commercial Letter of Credit having an expiration date later than the time set forth in clause (X) if Borrower, at the time of such request, makes arrangements in form and substance satisfactory to Issuing Lender thereof to cash collateralize such Letter of Credit, provided that Issuing Lender shall be under no obligation to issue such a Letter of Credit if it shall reasonably determine that such cash collateralization arrangements could reasonably be expected to be less favorable to Issuing Lender than the reimbursement arrangements hereunder with respect to other Letters of Credit.

          B. Mechanics of Issuance.

          (i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and the respective Issuing Lender a Notice of Issuance of Letter of Credit substantially in the form of Exhibit VI annexed hereto no later than 11:00 A.M. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the applicable Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business
     Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, and (f) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require Issuing Lender to make payment under the Letter of Credit; provided that the applicable Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Issuing Lender) on such business day.

     Borrower shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

          (ii) Determination of Issuing Lender. Borrower may request any Lender to issue a Letter of Credit hereunder by delivering to such Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Lender so requested to issue such Letter of Credit shall promptly notify Borrower and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender which so elects to issue such Letter of Credit shall be Issuing Lender with respect thereto. In the event that all other Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect.

          (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the applicable Issuing Lender shall issue the requested Letter of Credit in accordance with such Issuing Lender's standard operating procedures.

          (iv) Notification to Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and each other Lender with a Revolving Loan Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is Issuing Lender, together with such notice), Administrative Agent shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

          (v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Restatement Effective Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to each other Lender a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.

          C. Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from the respective Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share (with respect to the Revolving Loan Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. On the Revolving Loan Commitment Termination Date, each Issuing Lender shall be deemed to, and hereby agrees to, irrevocably repurchase from each Lender with a Revolving Loan Commitment such Lender's participation in the Letters of Credit issued by such Issuing Lender pursuant to the last proviso to subsection 3.1A(iii) or the last proviso to subsection 3.1A(iv) to the extent any such Letter of Credit remains outstanding and any amounts remain undrawn thereunder.

          D. Existing Letters of Credit. Schedule 3.1D hereto contains a description of all letters of credit issued pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms hereof and thereof, an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this

Agreement, issued, for purposes of subsection 3.1, on the Restatement Effective Date. In addition, each letter of credit designated as a "Standby Letter of Credit" or "Commercial Letter of Credit" on Schedule 3.1D shall constitute a "Standby Letter of Credit" or "Commercial Letter of Credit", as the case may be, for all purposes of this Agreement. Notwithstanding anything to the contrary contained above in this subsection 3.1, any Lender hereunder to the extent it has issued an Existing Letter of Credit shall constitute the "Issuing Lender" with respect to such Letter of Credit for all purposes of this Agreement.

          3.2  Letter of Credit Fees.

          Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

          (i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 1/8 of 1% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders having Revolving Loan Exposure, equal to the product of (x) the Applicable Eurodollar Rate Margin for Revolving Loans then in effect and (y) the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the Revolving Loan Commitment Termination Date upon which no Letters of Credit remain outstanding and be computed on the basis of a 360-day year for the actual number of days elapsed;

          (ii) with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 1/8 of 1 % per annum of the daily amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders having Revolving Loan Exposure, equal to the product of (x) the Applicable Eurodollar Rate Margin for Revolving Loans then in effect and (y) the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the Revolving Loan Commitment Termination Date upon which no Letters of Credit remain outstanding and be computed on the basis of a 360-day year for the actual number of days elapsed; and

          (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

          For purposes of calculating any fees payable under clauses (i) and
(ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by

Administrative Agent of any amount described in clause (i)(b) or (ii)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share (with respect to its Revolving Loan Commitment) of such amount.

          3.3  Drawings and Reimbursement of Amounts Paid Under Letters of
               Credit.

          A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender issuing such Letter of Credit shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

          B. Reimbursement by Borrower of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Lender prior to 11:00 A.M. (New York City time) on the date such drawing is honored that Borrower intend to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of proceeds of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights they may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

          C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

          (i) Payment by Lenders. In the event that Borrower shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Loan Commitments.

     Each Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Lender fails to make available to such Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3 shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection
     3.3 in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

          (ii) Distribution to Lenders of Reimbursements Received From Borrower. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

          D. Interest on Amounts Paid Under Letters of Credit.

          (i) Payment of Interest by Borrower. Borrower agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the Base Rate plus the Applicable Base Rate Margin for Revolving Loans then in effect and
     (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366 day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

          (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

          3.4  Obligations Absolute.

          The obligation of Borrower to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

          (i)   any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Holdings or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

          (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries;

          (v) any breach of this Agreement or any other Loan Document by any party thereto;

          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (vii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted bad faith, gross negligence or willful misconduct of such Issuing Lender under the circumstances in question.

          3.5  Indemnification; Nature of Issuing Lenders' Duties.

          A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the bad faith, gross negligence or willful misconduct of such Issuing Lender or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

          B. Nature of Issuing Lenders' Duties. As between Borrower and any Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) so long as such Issuing Lender complies with its responsibilities under subsection 3.3A, failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Borrower.

          Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising out of the bad faith, gross negligence or willful misconduct of such Issuing Lender.

          3.6  Increased Costs and Taxes Relating to Letters of Credit.

          Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

          (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower agrees to pay promptly to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

                                   SECTION 4.
                    CONDITIONS TO LOANS AND LETTERS OF CREDIT

          The obligations of Lenders to make, continue or convert Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

          4.1 Conditions To Term Loans and Revolving Loans on the Restatement Effective Date.

          The obligations of Lenders to make or continue the Term Loans and any Revolving Loans to be made or continued on the Restatement Effective Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

          A. Loan Party Documents. On or before the Restatement Effective Date, Holdings shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Holdings or such Loan Party, as the case may be, each, unless otherwise noted, dated the Restatement Effective Date:

          (i) Certified copies of the Certificate or Articles of Incorporation (or equivalent organizational document) of such Person, together with (if relevant for the jurisdiction in which such Loan Party is organized) a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business (except any such other state or states in which the failure to be qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided that no such state shall be a state in which Closing Date Mortgaged Property of the applicable Loan Party is located)) and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Restatement Effective Date;

          (ii) Copies of the Bylaws (or equivalent organizational document) of such Person, certified as of the Restatement Effective Date by such Person's corporate secretary or an assistant secretary;

          (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party, certified as of the Restatement Effective Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

          (v) Executed originals of the Loan Documents to which such Person is a party; and

          (vi) Such other documents as JPMSI or Administrative Agent may reasonably request.

          B. No Material Adverse Effect. Since December 29, 2002, nothing shall have occurred (and neither Agents nor Lenders shall have become aware of any facts or conditions not previously known, whether as a result of their due diligence investigations or otherwise) which Agents or Requisite Lenders shall determine (i) has had, or would reasonably be expected to have a material adverse effect on the rights or remedies of Lenders or Agents, or on the legal ability of any Loan Party to perform its obligations to them hereunder or under any other Loan Document or (ii) has had, or would reasonably be expected to have, a Material Adverse Effect.

          C. Corporate, Capital Structure and Ownership. The corporate organizational structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1C annexed hereto.

          D. Proceeds of Debt. Holdings shall have provided evidence reasonably satisfactory to JPMSI and Administrative Agent that the proceeds of the Loans incurred or continued on the Restatement Effective Date shall have been used to
(i) repay in full all outstanding Indebtedness under the Original Credit Agreement not continued pursuant to subsections 2.1A(i) and (ii) hereof, (ii) finance the Transaction and (iii) pay related transaction fees and expenses incurred by Holdings and its Subsidiaries in connection with this Credit Agreement and the Transaction.

          E. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, or JPMSI and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and JPMSI and such counsel, and Administrative Agent, JPMSI and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or JPMSI may reasonably request.

          F. Original Credit Agreement; Existing Indebtedness of Holdings and its Subsidiaries, etc. On the Restatement Effective Date, (i) all Tranche B Term Loans being continued as described in subsection 2.1A(i) which were outstanding as Eurodollar Loans shall be converted into Base Rate Loans or Eurodollar Loans in accordance with the requirements of subsection 2.2B, it being understood and agreed that Borrower shall (x) take all such actions as may be necessary to ensure that the Lenders participate in each borrowing of outstanding Term Loans pro rata on the basis of their respective Term Loan Commitments and (y) pay breakage or similar costs in accordance with the provisions of subsection 2.6D of the Original Credit Agreement in connection therewith, (ii) all outstanding Swing Line Loans shall be repaid in full on the Restatement Effective Date,
(iii) JPMorgan Chase Bank shall have received payment in full of all amounts (including any accrued and unpaid interest and fees) then due and owing to it under the Original Credit Agreement in respect of the Swing Line Loans being repaid, (iv) all accrued interest on all outstanding extensions of credit pursuant to the Original Credit Agreement, and all regularly accruing fees pursuant to the Original Credit Agreement, shall be repaid in full on, and through, the Restatement Effective Date (whether or not same would otherwise be then due and payable pursuant to the Original Credit Agreement) and (v) Administrative Agent shall have received evidence in form, scope and substance satisfactory to it that the matters set forth in this subsection 4.1F have been satisfied on such date.

          G. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Holdings and its Subsidiaries shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the Transaction and the other transactions contemplated by the Loan Documents and the Related Agreements, and the continued operation of the business conducted by Holdings and its Subsidiaries in substantially the same manner as conducted prior to the consummation of the Refinancing, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

          H. Consummation of Transaction.

          (i) All conditions to the Transaction shall have been satisfied pursuant to documentation reasonably satisfactory to JPMSI and Administrative Agent or the fulfillment of such conditions shall have been waived with the consent of JPMSI and Administrative Agent (such consent not to be unreasonably withheld);

          (ii) On or before the Restatement Effective Date, Borrower shall have issued and sold for Cash not less than $403,000,000 in aggregate principal amount of New Senior Subordinated Notes providing net Cash proceeds to Borrower of not less than $300,000,000 (the "New Senior Subordinated Notes Issuance"), and Holdings shall have provided evidence reasonably satisfactory to JPMSI and Administrative Agent that the proceeds from the issuance of the New Senior Subordinated Notes shall have been irrevocably committed, prior to the application of the proceeds of the Term Loans and the Revolving Loans, to the payment of a portion of the aggregate of all amounts necessary to finance the Transaction;

          (iii) On or prior to the Restatement Effective Date, Borrower shall have commenced a tender offer/consent solicitation with respect to the outstanding Existing Senior Subordinated Notes (the "Existing Senior Subordinated Notes Tender Offer/Consent Solicitation"), pursuant to which
     (i) Borrower shall offer, subject to the terms and conditions contained in the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation, to purchase all of the outstanding Existing Senior Subordinated Notes plus accrued and unpaid interest thereon and (ii) consents shall be solicited to a proposed amendment (the "Existing Senior Subordinated Note Indenture

     Amendment") to the Existing Senior Subordinated Note Indenture, on terms and conditions satisfactory to Administrative Agent, which amendment shall provide for the substantial elimination of the covenants contained in the Existing Senior Subordinated Note Indenture (including, without limitation, limitations on restricted payments, dividends, transactions with affiliates, indebtedness and guarantees by subsidiaries). All terms and conditions of the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation shall be reasonably satisfactory to Administrative Agent (it being understood and agreed that the "Offer to Purchase and Consent Solicitation Statement", dated May 28, 2003, distributed to the holders of the Existing Senior Subordinated Notes and the Administrative Agent prior to the Restatement Effective Date is satisfactory to Administrative Agent), and the period for tendering Existing Senior Subordinated Notes pursuant thereto shall terminate on or prior to the Restatement Effective Date. On or prior to the Restatement Effective Date, (x) holders (the "Existing Senior Subordinated Noteholders") of a majority of the outstanding Existing Senior Subordinated Notes shall have provided their "Consent" pursuant to, and in accordance with the requirements of, the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation, (y) Borrower and the trustee under the Existing Senior Subordinated Note Indenture shall have duly executed and delivered the Existing Senior Subordinated Note Indenture Amendment and same shall have become effective in accordance with its terms and the terms of the Existing Senior Subordinated Note Indenture and (z) Borrower shall have purchased the Existing Senior Subordinated Notes validly tendered, and not theretofore withdrawn, pursuant to the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation (with the taking of the actions specified in preceding clauses (y) and (z) on or prior to the Restatement Effective Date being herein called the "Existing Senior Subordinated Notes Tender Offer/Consent Solicitation Consummation");

          (iv) On the Restatement Effective Date, the Preferred Stock Redemption shall be consummated on terms satisfactory to the Agents and the aggregate Cash consideration paid to the holders of Holdings Preferred Stock pursuant to the Preferred Stock Redemption shall not exceed approximately $200,600,000;

          (v) On the Restatement Effective Date, the Common Stock Dividend shall be consummated on terms satisfactory to the Agent and the aggregate Cash consideration paid pursuant thereto shall not exceed approximately $200,500,000; and

          (vi) JPMSI and Administrative Agent shall have received an Officers' Certificate of Holdings to the effect set forth in clause (i) through and including clause (v) above and further stating that Holdings and Borrower will proceed to consummate the Refinancing, Common Stock Dividend and Preferred Stock Redemption immediately upon the making of the initial Term Loans and Revolving Loans and that, after giving effect to the Transaction, Holdings and its Subsidiaries shall have no Indebtedness outstanding to any Persons other than (w) Indebtedness under the Loan Documents, (x) the Senior Subordinated Notes, (y) Indebtedness among the U.S. Loan Parties and
     (z) Indebtedness set forth on Schedule 7.1(vii) annexed hereto.

          I. Mortgage Amendments; Etc. Agents shall have received from Holdings, Borrower and each U.S. Subsidiary Guarantor, as applicable:

          (i) Fully executed counterparts of amendments (the "Mortgage Amendments"), in form and substance reasonably satisfactory to JPMSI and Administrative Agent, to each of the Closing Date Mortgages and Original Additional Mortgages, together with evidence that a counterpart of such Mortgage Amendments have been delivered to the Title Company insuring the Lien on such Closing Date Mortgages and Original Additional Mortgages for recording in all places to the extent necessary or desirable, in the judgment of JPMSI and Administrative Agent, effectively to maintain a valid and enforceable first priority mortgage lien such Closing Date Mortgaged Property or Original Additional Mortgaged Property, as the case may be, in favor of the Collateral Agent for the benefit of the Secured Creditors; and

          (ii) Endorsements of the authorized issuing agent for title insurers reasonably satisfactory to JPMSI and Administrative Agent to each Closing Date Mortgage Policy and Original Additional Mortgage Policy assuring Agents that each Closing Date Mortgage or Original Additional Mortgage, as the case may be, is a valid and enforceable first priority mortgage lien on the respective Closing Date Mortgage Property or Original Additional Mortgaged Property, as the case may be, free and clear of all defects and encumbrances except Permitted Encumbrances.

          J. Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to subsection 4.1I, each of JPMSI and Administrative Agent shall have received evidence satisfactory to it that Holdings, Borrower and the Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the reasonable opinion of JPMSI and Administrative Agent, desirable in order to create in favor of Collateral Agent, for the benefit of Secured Creditors, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

          (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents.

          (ii) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (to the extent not delivered prior to the Restatement Effective Date) (which certificates shall be accompanied by irrevocable undated stock or other transfer powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock pledged pursuant to the Pledge Agreement and
     (b) all promissory notes or other instruments (to the extent not delivered prior to the Restatement Effective Date) (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Pledge Agreement Collateral;

          (iii) Lien Searches and UCC Termination Statements. Delivery to JPMSI and Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to JPMSI and Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and Tax lien filings which may have been made with respect to any personal or mixed property of any U.S. Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

          (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable U.S. Loan Party with respect to all personal and mixed property Collateral of such U.S. Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of JPMSI and Administrative Agent, desirable to perfect and/or continue the security interests created in such Collateral pursuant to the Collateral Documents; and

          (v) PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be recorded with the PTO in order to create, perfect or continue Liens in respect of any U.S. patents, federally registered trademarks or copyrights, or applications for any of the foregoing, included among the IP Collateral.

          K. Financial Statements; Pro Forma Balance Sheet. On or prior to the Restatement Effective Date, Administrative Agent, JPMSI and the Lenders, shall have received from Holdings or the Borrower (i) audited consolidated balance sheets of Holdings and its Subsidiaries for Fiscal Year 2002 and the related audited consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such foregoing Fiscal Year, (ii) unaudited consolidated financial statements of Borrower and its Subsidiaries for the most recent Accounting Period ended at least 30 days prior to the Restatement Effective Date, consisting of a consolidated balance sheet and the related consolidated statement of income, stockholders' equity and cash flows for such period, all in reasonable detail and certified by the principal financial officer or principal accounting officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (iii) an unaudited pro forma (calculated as if the Transaction had occurred on such date) consolidated balance sheet of Borrower and its Subsidiaries as of March 23, 2003 and the related pro forma (calculated as if the Transaction had occurred on the first day of the period covered thereby) statement of income for the twelve-month period ended as of such date, after giving effect to the Transaction and the incurrence of all Indebtedness (including the Loans and the New Senior Subordinated Notes) contemplated herein and prepared in accordance with Article 11 of Rule S-X under the Securities Act (the "Pro Forma Financial Statements"), together with a related funds flow statement, which Pro Forma Financial Statements and funds flow statement shall be reasonably satisfactory to the Agents and the Requisite Lenders and which shall demonstrate, to each of their respective reasonable satisfaction, that: (i) Consolidated Adjusted EBITDA of Holdings for the twelve-month period ended March 23, 2003 is in the aggregate not less than $189,000,000, (ii) the Borrower shall have demonstrated compliance with a Senior Leverage Ratio of 3.25:1.0 or less determined on a pro forma basis as of the Restatement Effective Date (after giving effect to the Transaction),
(iii) the Borrower shall have demonstrated compliance with a Leverage Ratio of 5.40:1.0 or less determined on a pro forma basis as of the Restatement Effective Date (after giving effect to the Transaction) and (iv) the Borrower shall be in compliance with each of the financial covenants in Sections 7.6 calculated as of the Restatement Effective Date.

          L. Financial Projections. On or prior to the Restatement Effective Date, Administrative Agent, JPMSI and the Lenders shall have received from Borrower detailed projected consolidated financial statements of Borrower and its Subsidiaries certified by the chief financial officer of Borrower for the seven Fiscal Years ended after the Restatement Effective Date (including, with respect to the Fiscal Year of Holdings ended nearest December 31, 2003, for each Fiscal Quarter comprising such Fiscal Year) (the "Projections"), which Projections (x) shall reflect the forecasted consolidated financial conditions and income and expenses of Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall be reasonably satisfactory in form and substance to JPMSI and Administrative Agent.

          M. Solvency Certificate. On the Restatement Effective Date, JPMSI, Administrative Agent and Lenders shall have received a Financial Condition Certificate dated the Restatement Effective Date, substantially in the form of
Exhibit XIV annexed hereto (with such changes thereto as shall be approved by Administrative Agent and JPMSI in the exercise of their reasonable discretion) and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Transaction and the other transactions contemplated by the Loan Documents, Holdings and its Subsidiaries will be Solvent.

          N. Evidence of Insurance. JPMSI and Administrative Agent shall have received a certificate from Holdings' insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

          O. Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Ropes & Gray LLP, counsel for Loan Parties, and of Miller, Canfield, Paddock & Stone, P.L.C., special Michigan counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and JPMSI and its counsel, dated as of the Restatement Effective Date and setting forth substantially the matters in the opinions designated in Exhibit XV and Exhibit XVI annexed hereto, respectively, and as to such other matters as Administrative Agent or JPMSI and acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Administrative Agent and JPMSI that Holdings has requested such counsel to deliver such opinions to Lenders.

          P. Fees and Expenses. Borrower shall have paid to JPMSI and Administrative Agent, for distribution (as appropriate) to JPMSI, Administrative Agent and Lenders, the fees payable on the Restatement Effective Date referred to in subsection 2.3 and all reasonable expenses for which invoices have been presented on or before the Restatement Effective Date.

          Q. Representations and Warranties; Performance of Agreements. Each Credit Agreement Party shall have delivered to JPMSI and Administrative Agent an Officers' Certificate, in form and substance reasonably satisfactory to JPMSI and Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Restatement Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Credit Agreement Parties shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by them on or before the Restatement Effective Date except as otherwise disclosed to and agreed to in writing by JPMSI, Administrative Agent and Requisite Lenders.

          Notwithstanding anything herein to the contrary, it is understood and agreed that the documents and other items set forth on Schedule 6.12 (Post-Closing Deliveries) annexed hereto shall be delivered after the Restatement Effective Date in accordance with and to the extent required under subsection 6.12.

          4.2  Conditions to All Loans.

          The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

          A. Administrative Agent shall have received on or before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the principal financial officer, the principal accounting officer or the treasurer of Borrower or by any authorized employee of Borrower designated by any of the above-described officers on behalf of Borrower in a writing delivered to Administrative Agent.

          B. As of that Funding Date:

          (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

          (iv) The making of the Loans requested on such Funding Date shall not violate any law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

          (v) There shall not be pending or, to the knowledge of any Credit Agreement Party, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries that has not been disclosed by any Credit Agreement Party in writing pursuant to subsection 5.6 or 6.1(ix) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of Administrative Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

          4.3  Conditions to Letters of Credit.

          The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

          A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

          B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the principal financial officer, the principal accounting officer or the treasurer of Borrower or by any authorized employee of Borrower designated by any of the above-described officers on behalf of Borrower in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

          C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

                                   SECTION 5.
            CREDIT AGREEMENT PARTIES' REPRESENTATIONS AND WARRANTIES

          In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, the Credit Agreement Parties represent and warrant to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

          5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

          A. Organization and Powers. Each Loan Party is a corporation, partnership or limited liability company organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in
Schedule 5.1 annexed hereto. Each Loan Party has all requisite corporate, partnership or limited liability company power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

          B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

          C. Conduct of Business. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.13.

          D. Subsidiaries. All of the Subsidiaries of Holdings as of the Restatement Effective Date are identified in Schedule 5.1 annexed hereto. The equity Securities of each of Holdings' Subsidiaries any portion of the equity Securities of which is pledged under the Collateral Documents are duly authorized, validly issued, fully paid and nonassessable and none of such equity Securities constitutes Margin Stock. Each of the Subsidiaries of Holdings is a corporation, partnership or limited liability company organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite corporate, partnership or limited liability company power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate, partnership or limited liability company power and authority has not had and will not have a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth, as of the Restatement Effective Date, the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

          5.2 Authorization of Borrowing, Etc.

          A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate or other action on the part of each Loan Party that is a party thereto.

          B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries (except for such approvals or consents which will be obtained on or before the Restatement Effective Date and disclosed in writing to Lenders), except in the case of any violation, conflict, breach, default, result or requirement pursuant to the foregoing clauses (i) through (iv) resulting from the execution, delivery and performance of the Related Agreements, to the extent any such violation, conflict, breach, default, result or requirement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except to the extent obtained or made and except for those filings that are required to be made to perfect Liens under the Collateral Documents. The execution, delivery and performance by Loan Parties of the Related Agreements to which they are parties and the consummation of the transactions contemplated by the such Related Agreements do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) to the extent obtained or made or (ii) where the failure to obtain or make any of the foregoing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

          D. Binding Obligation. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          E. Valid Issuance of New Senior Subordinated Notes. Borrower has the corporate power and authority to issue the New Senior Subordinated Notes. The New Senior Subordinated Notes, when issued and paid for, will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The subordination provisions contained in the New Senior Subordinated Note Indenture will be enforceable against the holders thereof, and the Loans, all other monetary Obligations hereunder and all Guaranteed Obligations (as defined in the Subsidiaries Guaranty) of the Subsidiary Guarantors are and will be within the definitions of "Senior Debt", "Guarantor Senior Debt" and "Designated Senior Debt", as applicable, included in such provisions. The New Senior Subordinated Notes, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

          5.3   Financial Condition.

          Holdings has heretofore delivered to JPMSI, Administrative Agent and the Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheets of Holdings and its Subsidiaries for each of Fiscal Year 2002 and the related audited consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such foregoing Fiscal Year and (ii) the unaudited consolidated balance sheet of Borrower and its Subsidiaries for the three-month period ended March 23, 2003 and the related unaudited consolidated statement of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such period, all included in Borrower's Quarterly Report on Form 10-Q for such period. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. On the Restatement Effective Date, Holdings and its Subsidiaries do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment required to be reported in connection with GAAP that is not reflected in the foregoing financial statements for the Fiscal Year 2002 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Holdings or any of its Subsidiaries.

          The Pro Forma Financial Statements, together with a related funds flow statement, delivered to JPMSI, Administrative Agent and Lenders pursuant to subsection 4.1K are based on good-faith estimates and assumptions made by the management of Holdings, and on the Restatement Effective Date such management believe that the projections contained in the Pro Forma Financial Statements were reasonable, it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said the Pro Forma Financial Statements probably will differ from the projected results and that the differences may be material.

          5.4   No Material Adverse Change.

          Since December 29, 2002, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

          5.5   Title to Properties: Liens; Real Property.

          A. Title to Properties; Liens. Holdings and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licenses in (in the case of licensed intangible properties), or (iv) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the most recent financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case subject to Permitted Encumbrances and Liens permitted under subsection 7.2 and except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens.

          B. Real Property. As of the Restatement Effective Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets owned in fee simple by any U.S. Loan Party, with each such Real Property Asset owned by the U.S. Loan Party specified opposite such Real Property Asset on Schedule 5.5 and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any U.S. Loan Party, regardless of whether such U.S. Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, except in the case of clause (i) or (ii), as the case may be, all corporate stores owned in fee simple by any U.S. Loan Party and all leases, subleases and assignments of leases affecting any corporate store of any U.S. Loan Party. As of the Restatement Effective Date, except as specified in
Schedule 5.5 annexed hereto, each agreement referenced in clause (ii) of the immediately preceding sentence is in full force and effect and no Credit Agreement Party has any knowledge of any default that has occurred and is continuing thereunder (except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect), and each such agreement constitutes the legally valid and binding obligation of each applicable U.S. Loan Party, enforceable against such U.S. Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

          5.6   Litigation; Adverse Facts.

          There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of any Credit Agreement Party, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its

Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental
Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

          5.7   Payment of Taxes.

          Except to the extent permitted by subsection 6.3, all federal, state and other material Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Agreement Party knows of any written proposed material Tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

          5.8   Performance of Agreements; Materially Adverse Agreements.

          A. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

          B. Neither Holdings nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, compliance with which would reasonably be expected to result in a Material Adverse Effect.

          5.9   Governmental Regulation.

          Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

          5.10  Securities Activities.

          A. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Holdings only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

          5.11  Employee Benefit Plans.

          A. Holdings and each of its Subsidiaries are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code.

          B. No ERISA Event has occurred or, to the knowledge of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates, is reasonably expected to occur which has or would reasonably be expected to have a Material Adverse Effect.

          C. Except to the extent required under Section 4980B of the Internal Revenue Code, the aggregate liabilities with respect to health or welfare benefits (through the purchase of insurance or otherwise) provided or promised for any retired or former employee of Holdings or any of its Subsidiaries do not have a Material Adverse Effect.

          D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans, does not exceed $2,000,000.

          E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not have a Material Adverse Effect.

          5.12  Certain Fees.

          Except as set forth on Schedule 5.12 annexed hereto, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Credit Agreement Parties hereby indemnify Lenders on a joint and several basis against, and agree that they will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

          5.13  Environmental Protection.

          (i) Neither Holdings nor any of its Subsidiaries, nor any of their respective Facilities or operations is subject to any outstanding (a) Environmental Claim or (b) written order, consent decree or settlement agreement with any Person relating to (i) any Environmental Law or (ii) any Hazardous Materials Activity that, in the case of (a) or (b), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (ii) Neither Holdings nor any of its Subsidiaries has received any letter or written request for information from any governmental agency under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law with respect to any liability or liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (iii) There are no and have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (iv) Holdings has designated certain executives to monitor and maintain compliance with Environmental Laws and correct any incidents of noncompliance;

          (v) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect; and

          (vi) No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

          5.14  Employee Matters.

          There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

          5.15  Solvency.

          Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

          5.16  Matters Relating to Collateral.

          A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by U.S. Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1I, 4.1J,
6.8 and 6.9B and (ii) the delivery to Collateral Agent of any Pledge Agreement Collateral not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledge Agreement Collateral has been so delivered to the extent required by the respective Collateral Documents) are effective to create in favor of Collateral Agent for the benefit of Secured Creditors, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

          B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any U.S. Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledge Agreement Collateral, by laws generally affecting the offering and sale of securities.

          C. Absence of Third-Party Filings. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 5.16A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, except with respect to Permitted Encumbrances and Liens permitted under subsection 7.2A, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

          D. Margin Regulations. The pledge of the Pledge Agreement Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          E. Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Etc. Schedule 5.16 attached hereto contains the exact legal name of Holdings, Borrower and each U.S. Subsidiary Guarantor, the type of organization of Holdings, Borrower and each U.S. Subsidiary Guarantor, whether or not Holdings, Borrower and each U.S. Subsidiary Guarantor is a registered organization, the jurisdiction of organization of Holdings, Borrower and each U.S. Subsidiary Guarantor, and the organizational identification number (if any) of Holdings, Borrower and each U.S. Subsidiary Guarantor. To the extent that Holdings, Borrower or any U.S. Subsidiary Guarantor does not have an organizational identification number on the date hereof and later obtains one, Holdings, Borrower or such U.S. Subsidiary

Guarantor shall promptly thereafter notify Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to Collateral Agent to the extent necessary to maintain the security interest of Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

          F. Information Regarding Collateral. All information supplied to Administrative Agent or Collateral Agent by or on behalf of any U.S. Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

          5.17  Related Agreements.

          Holdings and/or Borrower have delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

          5.18  Disclosure.

          All representations and warranties of Holdings or any of its Subsidiaries and all information contained in the Confidential Information Memorandum, any Related Agreement or any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, taken as a whole, are true and correct in all material respects and do not omit to state a material fact (known to any Credit Agreement Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein (taken as a whole) not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings and Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Agreement Party (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

          5.19 Subordination of Senior Subordinated Notes, Permitted Seller Notes, Shareholder Subordinated Notes, Shareholder Subordinated PIK Notes and Permitted Additional Subordinated Indebtedness.

          The subordination provisions of the Senior Subordinated Notes, any Permitted Seller Notes, Shareholder Subordinated Notes and Shareholder Subordinated PIK Notes and, on and after the execution and delivery thereof, each of the agreements or instruments relating to the Permitted Additional Subordinated Indebtedness, are enforceable against Holdings, Borrower, the respective Subsidiary Guarantors and the holders thereof, and the Loans and other Obligations hereunder and under the other Loan Documents (including, without limitation, each Guaranty) are and will be within the definition of "Senior Indebtedness", "Senior Debt",

"Guarantor Senior Debt" or "Designated Senior Debt" (or any similar terms in any of such cases), as applicable, included in such provisions.

                                   SECTION 6.
                 CREDIT AGREEMENT PARTIES' AFFIRMATIVE COVENANTS

          Credit Agreement Parties covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each Credit Agreement Party shall perform, and shall cause each of its respective Subsidiaries to perform, all covenants in this Section 6.

          6.1   Financial Statements and Other Reports.

          Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Holdings will deliver to Administrative Agent, with sufficient copies for each Lender (and Administrative Agent will, after receipt thereof, deliver to each Lender):

          (i) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Accounting Quarter (other than for the fourth Accounting Quarter in each Fiscal Year), (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Accounting Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Accounting Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Accounting Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the principal financial officer or principal accounting officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Accounting Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Accounting Quarter, it being understood that (x) the delivery by Holdings of its Form 10-Q as filed with the Securities and Exchange Commission shall satisfy the requirements of this subsection 6.1(i) and (y) the delivery by Borrower of its Form 10-Q as filed with the Securities and Exchange Commission shall satisfy the requirements of Holdings under (but only under) preceding clause (b) of this subsection 6.1(i);

          (ii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its

     Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the principal financial officer or principal accounting officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of an Independent Public Accountant, which report shall be unqualified, shall express no doubts about the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, it being understood that (x) the delivery by Holdings of its Form 10-K as filed with the Securities and Exchange Commission shall satisfy the requirements of this subsection 6.1(ii) and (y) the delivery by Borrower of its Form 10-K as filed with the Securities and Exchange Commission shall satisfy the requirements of Holdings under (but only under) preceding clause (b) of this subsection 6.1(ii);

          (iii) Officers' and Compliance Certificates: together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officers' Certificate of Holdings stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate of Holdings demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

          (iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subdivisions (i), (ii) or (xii) of this subsection

     6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (1) together with the first delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Holdings and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and
     (z) the full Fiscal Year immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (2) together with each delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 6.1 following such change, a written statement of the principal accounting officer or principal financial officer of Holdings setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

          (v) Accountants' Certification: together with each delivery of consolidated financial statements of Holdings and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default of a financial nature has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iii) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iii) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (vi) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Holdings by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to analysts or its security holders or by any Subsidiary of Holdings to analysts or its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange

     Commission or any governmental or private regulatory authority, and (c) all press releases and other written, publicly announced notices by Holdings or any of its Subsidiaries concerning material developments in the business of Holdings or any of its Subsidiaries;

          (viii) Events of Default, Etc.: promptly upon any Responsible Officer of any Credit Agreement Party obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by any Credit Agreement Party with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if such Credit Agreement Party were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Holdings or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto;

          (ix) Litigation or Other Proceedings: promptly upon any Responsible Officer of any Credit Agreement Party obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by any Credit Agreement Party to Lenders or (b) any material development in any Proceeding that, in any case:

                  (1) if adversely determined, would reasonably be expected to have a Material Adverse Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to any Credit Agreement Party to enable Lenders and their counsel to evaluate such matters;

          (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of (x) any ERISA Event (other than an ERISA Event concerning a Multiemployer Plan) or (y) any ERISA Event concerning a Multiemployer Plan which would reasonably be expected to result in a material liability to Holdings, any of its

     Subsidiaries or any of their respective ERISA Affiliates, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (xi) ERISA Notices: with reasonable promptness, copies of (a) if requested by the Requisite Lenders, each Schedule B (Actuarial Information) to any annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, as Administrative Agent shall reasonably request; (b) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event which would reasonably be expected to result in a material liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

          (xii) Financial Plans: as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next succeeding Fiscal Year (the "Financial Plan" for such Fiscal Years), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificate for the first such Fiscal Year and an explanation of the significant assumptions on which such forecasts are based, and (b) such other information regarding such projections as Administrative Agent may reasonably request;

          (xiii) Insurance: together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivision (ii), a report in form and substance satisfactory to Administrative Agent outlining all material changes made to insurance coverage maintained as of the Restatement Effective Date or the date of the most recent such report by Holdings and its Subsidiaries;

          (xiv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Holdings, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings and (b) the ownership and debt and equity capitalization of such Subsidiary;

          (xv) Material Contracts: promptly, and in any event within ten Business Days after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

          (xvi) Foreign Subsidiaries: together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivision (ii), a report in form and substance reasonably satisfactory to Administrative Agent setting forth the book value of the consolidated gross assets of each Foreign Subsidiary; and

          (xvii) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender (acting through Administrative Agent).

          6.2   Corporate Existence, Etc.

          Except as permitted under subsection 7.7, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate, partnership or limited liability company, as the case may be, existence and all rights and franchises material to its business; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Holdings or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Holdings, such Subsidiary or Lenders.

          6.3   Payment of Taxes and Claims; Tax Consolidation.

          A. Holdings will, and will cause each of its Subsidiaries to, pay all federal, state and other material taxes, assessments and other like governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

          B. Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than any of its Subsidiaries).

          6.4 Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

          A. Maintenance of Properties. Holdings will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and damage by casualty excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all repairs, renewals and replacements thereof which are useful, customary or appropriate for companies in similar businesses.

          B. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. Each such policy of insurance related to property damage, casualty or business interruption shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and property damage insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days, prior written notice to Administrative Agent of any modification or cancellation of such policy.

          C. Application of Net Insurance/Condemnation Proceeds.

          (i) Business Interruption Insurance. Upon receipt by Holdings or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/ Condemnation Proceeds, (a) so long as no Event of Default shall have occurred and be continuing, Holdings or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes of Borrower and its Subsidiaries, and (b) if an Event of Default shall have occurred and be continuing, Borrower shall within five Business Days of the receipt thereof apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b);

          (ii) Casualty Insurance/Condemnation Proceeds. Within five Business Days of receipt by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default shall have occurred and be continuing and so long as the aggregate amount of Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds received from the Restatement Effective Date to the date of determination does not exceed $75,000,000, Holdings may deliver to Administrative Agent an Officers' Certificate setting forth (1) that portion of such Net Insurance/Condemnation Proceeds (the "Proposed Insurance Reinvestment Proceeds") that Borrower or any of its Subsidiaries intends to use (or enter into a contract to use) within 360 days of such date of receipt to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or to reinvest in Eligible Assets and (2) the proposed use of the Proposed Insurance Reinvestment Proceeds and such other information with respect to such proposed use as Administrative Agent may reasonably request, and Borrower shall, or shall cause one or more of its Subsidiaries to, promptly apply such Proposed Insurance Reinvestment Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Proposed Insurance Reinvestment Proceeds were received or to reinvestment in Eligible Assets, provided that if such Proposed Insurance Reinvestment Proceeds are not so applied within 360 days after the date of receipt thereof, then to the extent the sum of the Net Asset Sale Proceeds plus Net Insurance/Condemnation Proceeds received during the Net Asset Sale/Net Insurance Proceeds Period not reinvested pursuant to subsection 2.4B(iii)(a) or this subsection 6.4C(ii), as applicable, equals or exceeds $7,500,000, such Proposed Insurance Reinvestment Proceeds shall be applied to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) if an Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b).

          (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Within five Business Days of receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Borrower would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrower, and Borrower shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds (other than any business interruption insurance proceeds) to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or to reinvestment in Eligible Assets.

          6.5 Inspection Rights; Audits of Inventory and Accounts Receivable; Lender Meeting.

          A. Inspection Rights. Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings or Borrower may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours as may be requested; provided, however, that (x) no more than one such audit and inspection shall occur during any Fiscal Year unless an Event of Default has occurred and is continuing and
(y) each Lender shall at all times coordinate with Administrative Agent the frequency and timing of such visits and inspections so as to reasonably minimize the burden imposed on Holdings and its Subsidiaries.

          B. Lender Meeting. Credit Agreement Parties will, upon the request of JPMSI, Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Holdings' corporate offices (or at such other location as may be agreed to by Credit Agreement Parties and Administrative Agent) at such time as may be agreed to by Credit Agreement Parties and Administrative Agent.

          6.6   Compliance with Laws, Etc.

          Holdings shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), except where noncompliance would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

          6.7 Environmental Review and Investigation, Disclosure, Etc.; Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

          A. Environmental Review and Investigation. Credit Agreement Parties agree that Administrative Agent may, (i) at any time a fact, event or condition arises that, in Administrative Agent's reasonable discretion, Administrative Agent determines could give rise to environmental liabilities at any Facility that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, retain, at Borrower's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials at such Facility prepared by or for Borrower and (ii) in the event (a) Administrative Agent reasonably believes that any Credit Agreement Party has breached any representation, warranty or covenant contained in subsection 5.6 (as such subsection pertains to environmental matters), 5.13, 6.6 (as such subsection pertains to environmental matters) or 6.7 or that there has been a material violation of Environmental Laws at any Facility or by Holdings or any of its Subsidiaries at any other location, conduct its own investigation of such breach or violation or (b) an Event of Default has occurred and is continuing and the repayment of any amount due hereunder has been accelerated, conduct its own investigation of any Facility. For purposes of conducting an investigation pursuant to clause (ii) of the preceding sentence, Credit Agreement Parties hereby grant to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Holdings or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith (to the extent, at any Facility leased by Holdings or any of its Subsidiaries, such actions are permitted by the owner of such Facility). Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Holdings and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Each Credit Agreement Party and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Holdings with the understanding that Credit Agreement Parties acknowledge and agree that (x) they will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to any Credit Agreement Party's use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Holdings, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

          B. Environmental Disclosure. Holdings will deliver to Administrative Agent, with sufficient copies for each Lender (and Administrative Agent will, after receipt thereof, deliver to each Lender):

          (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Facility that would reasonably be expected to have a Material Adverse Effect.

          (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail
     (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws unless such Release would not reasonably be expected to result in a Material Adverse Effect, (b) any remedial action taken by any Credit Agreement Party or any other Person in response to (1) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims of which Holdings or any of its Subsidiaries has notice that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (c) any Credit Agreement Party's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that would reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, which would reasonably be expected to have a Material Adverse Effect.

          (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all material written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to give rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency unless such Release would not reasonably be expected to result in a Material Adverse Effect, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity unless such Hazardous Materials Activity could not reasonably be expected to have a Material Adverse Effect.

          (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws where such obligations or reimbursements would reasonably be expected to have a Material Adverse Effect.

          (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent or any Lender (acting through Administrative Agent) in relation to any matters disclosed pursuant to this subsection 6.7.

          C. Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws. Holdings shall operate and maintain, and shall cause each of its Subsidiaries to operate and maintain, all Facilities, and shall conduct, and shall cause each of its Subsidiaries to conduct, all Hazardous Materials Activity undertaken in connection with the maintenance or operation of such Facilities, in compliance with applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          6.8 Execution of Subsidiaries Guaranty and Personal Property Collateral Documents by Future Subsidiaries.

          A. Execution of Subsidiaries Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Domestic Subsidiary of Holdings after the date hereof, Holdings will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Collateral Agent counterparts of the Subsidiaries Guaranty, Pledge Agreement and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1J) as may be reasonably necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Collateral Agent, for the benefit of Secured Creditors, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

          B. Subsidiary Charter Documents, Legal Opinions, Etc. Holdings shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation (or equivalent organizational documents), together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent requested by Administrative Agent, each other state in which such Person is qualified as a foreign entity to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws (or equivalent organizational documents), certified by its secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) to the extent requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

          6.9 Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral.

          A. Conforming Leasehold Interests. Upon the request of Administrative Agent or the Requisite Lenders, Holdings shall use commercially reasonable efforts to, or shall cause such Subsidiary to use commercially reasonable efforts to, cause each Material Leasehold Property of Holdings or such Subsidiary to be a Conforming Leasehold Interest.

          B. Additional Mortgages, Etc. From and after the Restatement Effective Date, upon the request of Administrative Agent or the Requisite Lenders at any time or from time to time, Holdings, Borrower and each U.S. Subsidiary Guarantor, as the case may be, shall (i) grant to Collateral Agent, a First Priority Lien securing the Obligations in respect of any Real Property Asset owned in fee by such Loan Party and all Material Leasehold Properties of such Loan Party (other than any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or the then-existing senior lienholder, where Holdings and its Subsidiaries are unable, after exercising commercially reasonable efforts, to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described above being an "Additional Mortgaged Property")) and (ii) deliver to Administrative Agent the following:

          (i) Additional Mortgage. A fully executed and notarized Mortgage (an "Additional Mortgage"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such U.S. Loan Party in such Additional Mortgaged Property;

          (ii) Opinions of Counsel. (a) A favorable opinion of counsel to such U.S. Loan Party, in form and substance satisfactory to Administrative Agent and its counsel, as to the due authorization, execution and delivery by such U.S. Loan Party of such Additional Mortgage and such other matters as Administrative Agent may reasonably request, and (b) if required by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of such Additional Mortgage and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

          (iii) Landlord Consent and Estoppel: Recorded Leasehold Interest. In the case of an Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

          (iv) Title Insurance. (a) If required by Administrative Agent, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (an "Additional Mortgage Policy") issued by the Title Company with respect to such Additional Mortgaged Property, in an amount reasonably satisfactory to Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in such U.S. Loan Party and assuring Administrative Agent that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to a standard survey exception, which Additional Mortgage Policy (1) shall include an endorsement for mechanics' liens, for future advances (in each case, if available) under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such U.S. Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records; provided, however, that Administrative Agent shall allow for such reasonable revisions to the applicable Mortgage and shall otherwise take such steps as are reasonable and customary to minimize recording, mortgage recording, stamp, documentary and intangible taxes, at Borrower's cost;

          (v) Title Report. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, last updated not more than 30 days prior to the date such Additional Mortgage is to be recorded and reasonably satisfactory in form and substance to Administrative Agent;

          (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (iv) or (v) above;

          (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a surveyor's note on a survey or a report from a flood hazard search firm or a letter from an insurance broker or a municipal engineer, as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party's written acknowledgment of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Holdings or any of its Subsidiaries has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

          (viii) Environmental Audit. If required by Administrative Agent, reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and prepared by environmental consultants reasonably satisfactory to Administrative Agent, concerning any environmental hazards or liabilities to which Holdings or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.

          C. Real Estate Appraisals. In the event that Administrative Agent or the Requisite Lenders determines in its or their reasonable discretion (whether as a result of a position taken by an applicable bank regulatory agency or official, or otherwise) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order (any such appraisal, a "Required Appraisal") are or were required to be obtained, or should be obtained, in connection with any property subject to a Mortgage then, within 90 days after receiving written notice thereof from Administrative Agent or the Requisite Lenders, as the case may be, Holdings shall cause such Required Appraisal to be delivered, at the expense of Holdings and Borrower, to Administrative Agent, which Required Appraisal, and the respective appraiser, shall be reasonably satisfactory to Administrative Agent.

          6.10  Interest Rate Protection.

          Borrower shall maintain in effect one or more Interest Rate Agreements with respect to their floating rate Indebtedness (including, without limitation, their Indebtedness under this Agreement), each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent, to the extent necessary in order that after giving effect thereto at least 40% of the aggregate principal amount of the consolidated Indebtedness of Holdings and its Subsidiaries bears interest at a fixed rate of interest for a period of at least three years following the Restatement Effective Date.

          6.11  Additional Foreign Subsidiary Collateral.

          If, following a change in the relevant provisions of the Internal Revenue Code, counsel for Holdings acceptable to Administrative Agent does not within 30 days after a request from Administrative Agent or Requisite Lenders deliver evidence, in form and substance satisfactory to Administrative Agent with respect to any Foreign Subsidiary which has not already had all of its capital stock pledged pursuant to the Collateral Documents, that (i) a pledge of 65% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote and (ii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income Tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income Tax purposes, then: in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Collateral Documents, shall be pledged to Collateral Agent pursuant to the Collateral Documents (or another pledge agreement in substantially similar form, if necessary), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty and other Collateral Documents (or other guaranty and security agreements in substantially similar form, if necessary), granting Collateral Agent a security interest in all of such Foreign Subsidiary's real, mixed and personal property and securing the Obligations, in each case to the extent that such pledge of capital stock and entry into such guaranty and related documents is permitted by the laws of the applicable foreign jurisdictions.

          6.12  Post-Closing Deliveries.

          Holdings and/or Borrower shall cause any actions set forth on Schedule
6.12 annexed hereto to be taken within the time period(s) specified on such
Schedule 6.12 and in form and substance reasonably satisfactory to Administrative Agent and JPMSI.

                                   SECTION 7.
                  CREDIT AGREEMENT PARTIES' NEGATIVE COVENANTS

          Credit Agreement Parties covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Credit Agreement Parties shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this Section 7.

          7.1   Indebtedness.

          Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Borrower may become and remain liable with respect to the Obligations;

          (ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (iii) Borrower and its Subsidiaries may become and remain liable with respect to (a) Indebtedness in respect of Capital Leases and (b) Indebtedness secured by Liens permitted under subsection 7.2A(iv), provided that the aggregate amount of Indebtedness described in clauses (a) and (b) shall not exceed $35,000,000 at any time outstanding;

          (iv) Borrower may become and remain liable with respect to Indebtedness to any U.S. Subsidiary Guarantor, and any U.S. Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Borrower or any other U.S. Subsidiary Guarantor; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes pledged to Collateral Agent pursuant to the Pledge Agreement, and (b) any payment by any such Subsidiary of Borrower under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Borrower or to any of such U.S. Subsidiary Guarantors for whose benefit such payment is made;

          (v) (a) Borrower and any wholly owned Subsidiary of Borrower may become and remain liable with respect to Indebtedness to any wholly owned Foreign Subsidiary, and (b) any Foreign Subsidiary (x) may remain liable with respect to Indebtedness to Borrower or to any of the U.S. Subsidiary Guarantors set forth on Schedule 7.1(v) annexed hereto in amounts not to exceed the respective amounts set forth on such schedule and (y) may become and remain liable with respect to additional Indebtedness to Borrower or any U.S. Subsidiary Guarantor so long as the aggregate outstanding amount of such Indebtedness under this clause (y) does not exceed the limits on such Indebtedness set forth in subsection 7.3(xiii); provided that (1) all intercompany Indebtedness described in clause (b) shall be evidenced by promissory notes pledged to Collateral Agent pursuant to the Pledge Agreement, and (2) all intercompany Indebtedness described in clause (a) owed by Borrower or any U.S. Subsidiary Guarantor to any wholly owned Foreign Subsidiary shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement;

          (vi) Borrower may become and/or remain liable with respect to Indebtedness evidenced by (a) the New Senior Subordinated Notes and (b) the Existing Senior Subordinated Notes in an aggregate principal amount not to exceed $415,500,000 (as such amount may be reduced by repayments of principal thereof after the Restatement Effective Date);

          (vii) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1(vii) annexed hereto;

          (viii) Holdings may become and remain liable with respect to Shareholder Subordinated Notes and Shareholder Subordinated PIK Notes issued in lieu of cash payments permitted under subsections 7.5(viii) and (xi) to repurchase capital stock (and options and warrants to purchase such capital stock) of Holdings held by any shareholders of Holdings (other than Bain and the Other Investors), provided, that the aggregate principal amount of Shareholder Subordinated Notes shall not exceed $20,000,000 at any time outstanding;

          (ix) Borrower may become and remain liable with respect to Permitted Seller Notes issued as consideration in Permitted Acquisitions; provided that the aggregate principal amount of Permitted Seller Notes at any time outstanding shall not exceed $10,000,000;

          (x) Foreign Subsidiaries of Borrower may become and remain liable with respect to Indebtedness under lines of credit extended after the Restatement Effective Date to any such Foreign Subsidiary by Persons other than Holdings or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary's working capital or other corporate purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries (such Indebtedness being the "Foreign Subsidiary Working Capital Indebtedness") shall not exceed $5,000,000;

          (xi) Holdings may remain liable with respect to the Seller Contingent Note, provided that (x) the maximum principal amount thereof shall not exceed $15,000,000 at any one time outstanding and (y) in no event shall interest thereon accrue at a rate in excess of 8% per annum;

          (xii) Borrower may become and remain liable for Permitted Additional Subordinated Indebtedness, provided that (x) no Potential Event of Default or Event of Default is in existence at the time of any incurrence thereof and immediately after giving effect thereto, (y) Holdings shall have delivered to Administrative Agent an Officer's Certificate (together with supporting calculations), in form and substance reasonably satisfactory to Administrative Agent, certifying as to pro forma compliance with the financial covenants set forth in subsections 7.6A, 7.6B and 7.6C (for such purpose as if such Permitted Additional Subordinated Indebtedness (and all other indebtedness incurred after the last day of the Test Period then last ended and then outstanding) had been incurred (and the proceeds thereof applied), and the Senior Subordinated Notes refinanced with the proceeds of such Permitted Additional Subordinated Indebtedness had been refinanced, in each case on the first day of the Test Period then last ended and taking account of any additional adjustments required by subsection 7.6D) and (z) the aggregate principal amount thereof, when added to the aggregate principal amount of the Senior Subordinated Notes then outstanding (after giving effect to any repayment of principal thereof with the proceeds of the incurrence of such Permitted Additional Subordinated Indebtedness), shall not exceed $550,000,000 at any one time outstanding; and

          (xiii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in addition to the Indebtedness otherwise permitted under this subsection; provided that the aggregate outstanding principal amount of the Indebtedness incurred pursuant to this clause (xiii), together with the maximum aggregate liability, contingent or otherwise, with respect to Contingent Obligations incurred pursuant to subsection 7.4(xi) shall not exceed $55,000,000 at any time outstanding.

          7.2   Liens and Related Matters.

          A. Prohibition on Liens. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

          (i)     Permitted Encumbrances;

          (ii) Liens created pursuant to the Collateral Documents in favor of Collateral Agent for the benefit of Secured Creditors securing U.S. Loan Parties' obligations under this Agreement and/or under Interest Rate Agreements and/or Currency Agreements with any Secured Creditors (including the Existing Swap Agreements);

          (iii) Liens arising in connection with Capital Leases permitted under subsection 7.1(iii)(a); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capital Leases;

          (iv)    Liens securing Indebtedness permitted by subsection 7.1(iii)
     (b) incurred (a) to finance the acquisition, construction or improvement of any real property or tangible personal property assets acquired or held by Borrower or any of its Subsidiaries in the ordinary course of business; provided that (1) such Liens shall be created within 180 days after the acquisition, construction or improvement of such assets, and (2) the principal amount of Indebtedness secured by any such Liens shall at no time exceed 100%, and the proceeds of such Indebtedness shall be used to provide not less than 75%, of the original purchase price of such asset or the amount expended to construct or improve such asset, as the case may be; or
     (b) to renew, extend or refinance any Indebtedness described in clause (a); provided that the amount of any such Indebtedness does not exceed the amount of Indebtedness so renewed, extended or refinanced which is unpaid and outstanding immediately prior to such renewal, extension or refinancing; and provided, further, that in the case of clause (a) or (b),
     (1) such Liens attach solely to the assets financed with such Indebtedness,
     (2) no recourse may be had under the Indebtedness secured by such Lien against any Person other than the borrower of such Indebtedness for the payment of principal, interest, fees, costs or premium on such Indebtedness or for any claim based thereon, and (3) the financial covenants under any Indebtedness secured by such Liens are, in each case, no more restrictive than those set forth in this Agreement; and

          (v) Other Liens securing Indebtedness in an aggregate amount not to exceed $35,000,000 at any time outstanding.

          B. No Further Negative Pledges. Except (i) with respect to property encumbered by a Permitted Encumbrance or to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale and (ii) for restrictions and encumbrances permitted pursuant to clauses (d), (h) and (i) of subsection 7.2C below, neither Holdings nor any of its Subsidiaries shall enter into any agreement (other than the Senior Subordinated Note Indentures, any other agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

          C. No Restrictions on Subsidiary Distributions to Holdings or Other Subsidiaries. Except as provided herein, Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Holdings or any other Subsidiary of Holdings, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (iii) make loans or advances to Holdings or any other Subsidiary of Holdings, or (iv) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) this Agreement and the other Credit Documents, (c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any of their respective Subsidiaries, (d) customary provisions restricting assignment of any agreement entered into by Borrower or any of their respective Subsidiaries in the ordinary course of business,
     (e) the Senior Subordinated Note Indentures, (f) customary provisions restricting the transfer of assets subject to Liens permitted under subsections 7.2A(iii) and 7.2A(iv), (g) any Permitted Seller Note, (h) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary is permitted under this Agreement, (i) restrictions applicable to any Joint Venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to subsection 7.3 or a Permitted Acquisition effected in accordance with subsection 7.7(xvi), provided that the restrictions applicable to the respective such Joint Venture are not made worse, or more burdensome, from the perspective of Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (k) any document or instrument evidencing Foreign Subsidiary Working Capital Indebtedness permitted under subsection 7.1(x) so long as such encumbrance or restriction only applies to the Foreign Subsidiary of Holdings incurring such Indebtedness and (l) any agreement or instrument governing Permitted Additional Subordinated Indebtedness.

          7.3   Investments; Joint Ventures.

          Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

          (i) Holdings and its Subsidiaries may make and own Investments in Cash Equivalents and, to the extent acquired and held in the ordinary course of business, Foreign Cash Equivalents;

          (ii) Foreign Subsidiaries of Holdings may make and own Investments in Foreign Cash Equivalents and Cash Equivalents;

          (iii) Holdings may continue to own the Investments owned by it as of the Restatement Effective Date in Borrower, and Borrower and its Subsidiaries may continue to own the Investments owned by them as of the Restatement Effective Date in any Subsidiaries of Borrower and make additional Investments in Subsidiaries of Borrower that are U.S. Subsidiary Guarantors;

          (iv) Holdings and its Subsidiaries may own Investments in their respective Subsidiaries to the extent that such Investments reflect an increase in the value of such Subsidiaries;

          (v) Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsections 7.1(iv) and 7.1(v);

          (vi) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

          (vii) Borrower and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3(vii) annexed hereto;

          (viii) Holdings, Borrower and its Subsidiaries may make loans and advances to employees, officers, executives or consultants to Borrower and its Subsidiaries in the ordinary course of business of Borrower (subject to applicable law) and its respective Subsidiaries as presently conducted for the purpose of purchasing capital stock of Holdings, so long as the aggregate principal amount of such loans and advances outstanding at any time shall not exceed $10,000,000;

          (ix) Borrower and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of Borrower or such Subsidiary;

          (x) Borrower and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of Franchisees, suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (xi) Borrower and its Subsidiaries may make and own Investments consisting of deposits made in the ordinary course of business consistent with past practices to secure the performance of leases;

          (xii) (w) Holdings may make cash common equity contributions to the capital of Borrower, (x) Borrower may make cash common equity contributions to each U.S. Subsidiary Guarantor that is a direct wholly owned Subsidiary of Borrower, (y) each U.S. Subsidiary Guarantor may make cash common equity contributions to its direct wholly owned Subsidiaries that are U.S. Subsidiary Guarantors, and (z) any Foreign Subsidiary that is a wholly owned Subsidiary of Borrower may make cash common equity contributions to its direct wholly owned Subsidiaries that are Foreign Subsidiaries;

          (xiii) Borrower and its Domestic Subsidiaries may make and own Investments in Foreign Subsidiaries of Borrower in an aggregate amount not to exceed $20,000,000 at any time outstanding (without regard to write-downs or write-offs thereof), provided that (x) at no time may equity Investments in Foreign Subsidiaries made pursuant to this clause (xiii) exceed $10,000,000 and (y) each such Investment is subject to the Lien in favor of Collateral Agent as, and to the extent required by, the Collateral Documents;

          (xiv) Borrower and its Subsidiaries may make and own Investments consisting of notes received in connection with any asset sale; provided that the aggregate principal amount of such notes at any time outstanding (excluding all such notes outstanding on the Restatement Effective Date) shall not exceed $30,000,000; provided, further, notwithstanding the foregoing proviso, Borrower and its Subsidiaries may make and own Investments consisting of Cash, promissory notes or deferred payment obligations in connection with the sale, lease, upgrading, modification or replacement of the Domino's PULSE System, provided that there is no Cash cost or expense to Holdings or its Subsidiaries in connection therewith at any time;

          (xv) Borrower and its Subsidiaries may make and own Investments in any Person which (a) (1) result in the creation of an account arising in the ordinary course of Borrower's or such Subsidiary's business or (2) result from the restructure, reorganization or similar composition of trade account obligations which arose in the ordinary course of business and which are owing to Borrower or such Subsidiary from financially distressed debtors, and (b) are, in each case, subject to the Lien in favor of Collateral Agent under the Collateral Documents;

          (xvi) Holdings and its Subsidiaries may make and own Investments permitted under subsection 7.7(x), (xi) and (xiii);

          (xvii) Borrower and its Subsidiaries may make and own Investments in wholly owned Domestic Subsidiaries of Borrower consisting of intercompany Indebtedness of such Subsidiaries converted to equity Investments, provided that the underlying intercompany Indebtedness was permitted hereunder at the time of such conversion;

          (xviii) Borrower and its Subsidiaries may make and own Investments in Subsidiaries acquired pursuant to Permitted Acquisitions under subsection 7.7(xvi);

          (xix) Borrower and its Subsidiaries may make and own Investments in Franchisees (whether foreign or domestic) on any date in an amount not to exceed $60,000,000 at any time, provided that (x) each such Investment is subject to the Lien in favor of Collateral Agent under the Collateral Documents, (y) at no time may Investments in foreign Franchisees exceed $30,000,000 and (z) at no time may equity Investments in Franchisees exceed $30,000,000;

          (xx) Borrower and its Subsidiaries may make and own Investments consisting of loans and advances to Franchisees to fund the purchase by such Franchisees of computer hardware in respect of the Domino's PULSE System (and upgrades and modifications thereto and replacements thereof), so long as (a) the aggregate principal amount of such loans and advances shall not exceed $10,000,000 at any one time outstanding and (b) each such loan or advance shall be evidenced by a promissory note;

          (xxi) Borrower and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $30,000,000 (provided, that (x) no more than $15,000,000 of Investments made in reliance on this subsection (xxi) may be of a type described in preceding subsections (ii) through (xx) of this Section 7.3 and (y) no Investments may be made and owned in reliance on this subsection (xxi) in respect of Investments of a type described in preceding subsection (viii) of this
     Section 7.3).

          7.4   Contingent Obligations.

          Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (i) Subsidiaries of Borrower may become and remain liable with respect to Contingent Obligations in respect of the Subsidiaries Guaranty, and Holdings may become and remain liable with respect to Contingent Obligations in respect of the Holdings Guaranty;

          (ii) Borrower may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

          (iii) Borrower may become and remain liable with respect to Contingent Obligations under (A) Hedge Agreements (x) required under subsection 6.10 and (y) providing protection against fluctuations in currency values in connection with Borrower's or any of its Subsidiaries' operations, so long as management of Borrower or such Subsidiary, as the case may be, has determined that the entering into of any such Hedge Agreement is a bona fide hedging activity (and is not for speculative purposes) and is in the ordinary course of business and (B) Commodity Agreements in connection with Borrower's or any of its Subsidiaries' operations, so long as management of Borrower or such Subsidiary, as the case may be, has determined that the entering into of any such Commodity Agreement is a bona fide hedging activity (and is not for speculative purposes) and is in the ordinary course of business;

          (iv) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of (a) customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets, (b) standard contractual indemnities entered into by Holdings and Borrower in favor of an underwriter (and any additional Persons satisfactory to Administrative Agent or JPMSI) pursuant to a customary underwriting agreement in respect to an initial public offering of common stock of Holdings or an offering by Borrower of Permitted Additional Subordinated Indebtedness, (c) endorsements of instruments for deposit or collection in the ordinary course of business, and (d) standard contractual indemnities entered into in the ordinary course of business;

          (v) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, Franchisees and licensees of Borrower and its Subsidiaries;

          (vi) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

          (vii) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their subordinated guaranties of (x) the Senior Subordinated Notes as set forth in the Senior Subordinated Note Indentures and (y) in respect of the Permitted Additional Subordinated Indebtedness as evidenced by documentation consistent with the definition of Permitted Additional Subordinated Indebtedness;

          (viii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of guarantees of obligations of any Subsidiary of Borrower under any worker's compensation or casualty self-insurance program of such Subsidiary administered in accordance with applicable law;

          (ix) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of (a) guarantees by Holdings and its Subsidiaries of Indebtedness, leases and other contractual obligations permitted to be incurred by Borrower or its wholly owned Domestic Subsidiaries and (b) guarantees by Foreign Subsidiaries of Holdings of Indebtedness, leases and other contractual obligations permitted to be incurred by other wholly owned Foreign Subsidiaries of Holdings;

          (x) Subject to the limitations set forth in subsection 7.1(x), Borrower may become and remain liable with respect to Contingent Obligations consisting of guaranties by Borrower of Foreign Subsidiary Working Capital Indebtedness (including letters of credit issued for the account of Borrower and its Subsidiaries and in favor of lenders in respect of any such Foreign Subsidiary Working Capital Indebtedness); and

          (xi) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations not otherwise permitted under this subsection; provided that the maximum aggregate liability, contingent or otherwise, of Borrower and its Subsidiaries in respect of all such Contingent Obligations, together with the aggregate outstanding principal amount of Indebtedness of Borrower and its Subsidiaries incurred pursuant to subsection 7.1(xiii), shall at no time exceed $55,000,000.

          7.5 Restricted Junior Payments. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that:

          (i) (x) any wholly-owned Subsidiary of Borrower can pay dividends to Borrower or any wholly owned Subsidiary of Borrower and (y) any non-wholly-owned Subsidiary of Borrower may pay cash dividends to its shareholders generally so long as Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such cash dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such cash dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

          (ii) so long as no Default or Event of Default then exists or would result therefrom, Borrower may make Restricted Junior Payments to Holdings, and Holdings may make Restricted Junior Payments in the aggregate amount not to exceed the sum of $15,000,000 plus the amount of the accrued interest on the Seller Contingent Note, to the extent necessary, to pay any Contingent Obligation, Indebtedness or accrued interest under the Seller Contingent Note in accordance with its terms (as in effect as of the Restatement Effective Date);

          (iii) so long as no Default or Event of Default then exists or would result therefrom, Borrower may (in accordance with each of the following separate baskets in clauses (x) and (y)) repurchase Senior Subordinated Notes and Permitted Additional Subordinated Indebtedness; provided, that the aggregate amount of such Restricted Junior Payment shall not exceed in the aggregate the sum of (x) the Excess Proceeds Amount and (y) the aggregate amount of Net Common Equity Proceeds and Qualified Preferred Stock Proceeds received by Holdings from the sale or issuance of Holdings Common Stock or Qualified Preferred Stock, as the case may be, not required to be applied to the payment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsection 2.4B(iii)(e); provided, further, notwithstanding the foregoing proviso, Borrower may repurchase Senior Subordinated Notes and Permitted Additional Subordinated Indebtedness with the proceeds of Permitted Additional Subordinated Indebtedness;

          (iv) Borrower may make regularly scheduled payments of interest in respect of (x) the Senior Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Senior Subordinated Notes and the Senior Subordinated Note Indentures and (y) the Permitted Additional Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Permitted Additional Subordinated Indebtedness and the instruments and agreements governing the same;

          (v) if payments are required to be made by Holdings under the Recapitalization Agreement, Borrower may make Restricted Junior Payments to Holdings to the extent necessary to enable Holdings to make such payments;

          (vi) Borrower may make Restricted Junior Payments to Holdings, and Holdings may make Restricted Junior Payments (a) in an aggregate amount not to exceed (x) at any time prior to a Qualified IPO, $1,500,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses (including professional fees and director indemnities) and (y) at any time on and after a Qualified IPO, $5,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses (including professional fees and director indemnities) and such other bona fide costs and expenses associated with Holdings being a "public company" and (b) to the extent necessary to permit Holdings to discharge the consolidated Tax liabilities of Holdings and its Subsidiaries;

          (vii)   so long as no Event of Default under subsection 8.1, 8.6 or
     8.7 shall have occurred and be continuing, (x) Holdings and its Subsidiaries may make payments of the Bain Management Fees owing under the Bain Advisory Services Agreement when and as due, provided that the portion of such fee that accrued but was not payable during the existence and continuation of such Event of Default shall be permitted to be paid at such time as such Event of Default has been cured or waived and no other Event of Default is then in existence and (y) on and after the consummation of a Qualified IPO, Holdings may prepay in full the Bain Management Fees owing to Bain over the term of the Bain Advisory Services Agreement, so long as
     (I) such prepayment is made solely with Net Common Equity Proceeds received by Holdings from the sale or issuance of Holdings Common Stock and (II) the aggregate amount of the Bain Management Fees so prepaid does not exceed $10,000,000;

          (viii) so long as no Potential Event of Default or Event of Default then exists or would result therefrom, Borrower may make Restricted Junior Payments to Holdings to the extent required for Holdings to make, and Holdings may make, Restricted Junior Payments in an aggregate amount not to exceed $17,500,000 in the aggregate to the extent necessary to make repurchases of capital stock (and options or warrants to purchase such capital stock) of Holdings held by any shareholder of Holdings (other than Bain and the Other Investors) and/or to make payments of principal and/or interest under (and in accordance with the terms of) Shareholder Subordinated Notes and Shareholder Subordinated PIK Notes permitted under subsection 7.1(viii) (subject, however, to the subordination provisions contained in such Shareholder Subordinated Notes and Shareholder Subordinated PIK Notes), provided that Borrower and Holdings may make additional Restricted Junior Payments for the purposes described above in this subsection 7.5(viii) in an aggregate amount not to exceed $10,000,000 at any time on and after a Qualified IPO, if on or after a Qualified IPO Holdings shall have delivered to Administrative Agent an Officer's Certificate (together with supporting calculations), in form and substance reasonably satisfactory to Administrative Agent, certifying that the Senior Leverage Ratio, calculated as of the last day of the Test Period then last ended (which day shall be on or after the date of consummation of the Qualified IPO) immediately prior to the date of such Officer's Certificate, is less than 1.75:1.0 (such calculation to be determined on a pro forma basis, as if all indebtedness incurred after the last day of the Test Period then last ended and then outstanding (including any indebtedness incurred to finance such repurchases) had been incurred on the first day of the Test Period then last ended and taking account of any additional adjustments required by subsection 7.6D);

          (ix) so long as no Event of Default is then in existence or would result therefrom, Borrower may make scheduled interest and principal payments in respect of Permitted Seller Notes permitted under subsection 7.l(ix) in accordance with the terms of such Permitted Seller Notes;

          (x) Holdings may pay regularly accruing dividends with respect to Qualified Preferred Stock through the issuance of additional shares of Qualified Preferred Stock (but in no event shall such dividends be Cash) if required by the terms of the documentation governing the same (as in effect on the Restatement Effective Date;

          (xi) so long as no Potential Event of Default or Event of Default then exists or would result therefrom, Borrower may make Restricted Junior Payments to Holdings to the extent necessary to enable Holdings to, and Holdings may (x) repurchase the capital stock of Holdings from a Franchisee and (y) make payments of principal and/or interest under (and in accordance with the terms of) Shareholder Subordinated Notes and Shareholder Subordinated PIK Notes permitted under subsection 7.1(viii) (subject, however, to the subordination provisions contained in such Shareholder Subordinated Notes and Shareholder Subordinated PIK Notes) in the aggregate at any time, in connection with (x) the Permitted Acquisition of a pizza franchise from a Franchisee or Franchisee Affiliate or (y) the termination of such Franchisee's franchise agreement, provided that the aggregate amount of such repurchases and payments of principal and/or interest shall not exceed in the aggregate at any time $15,000,000 and, provided, further, that Borrower and Holdings may make additional Restricted Junior Payments for the purposes described above in this subsection 7.5(xi) in an aggregate amount not to exceed $5,000,000 at any time on and after a Qualified IPO, if on or after a Qualified IPO Holdings shall have delivered to Administrative Agent an Officer's Certificate (together with supporting calculations), in form and substance reasonably satisfactory to Administrative Agent, certifying that the Senior Leverage Ratio, calculated as of the last day of the Test Period then last ended (which day shall be on or after the date of consummation of the Qualified IPO) immediately prior to the date of such Officer's Certificate, is less than 1.75:1.0 (such calculation to be determined on a pro forma basis, as if all indebtedness incurred after the last day of the Test Period then last ended and then outstanding (including any indebtedness incurred to finance such repurchases and payments of principal and/or interest) had been incurred on the first day of the Test Period then last ended and taking account of any additional adjustments required by subsection 7.6D);

          (xii) Borrower may make Restricted Junior Payments to Holdings to the extent necessary to enable Holdings to, and Holdings may make payments to consummate the Transaction on the Restatement Effective Date;

          (xiii) so long as no Potential Event of Default or Event of Default then exists or would result therefrom, Borrower may make Restricted Junior Payments to Holdings to the extent required for Holdings to make, and Holdings may make, Restricted Junior Payments in an aggregate amount not to exceed $5,000,000 in the aggregate to the extent necessary to make repurchases of capital stock (and options or warrants to purchase such capital stock) of Holdings held by directors, managers or employees of Borrower or its Subsidiaries upon the death, disability or termination of employment of any such director, manager or employee; and

          (xiv) so long as no Default or Event of Default then exists or would result therefrom, Borrower may make scheduled principal payments on, or repurchase on the open market, Existing Senior Subordinated Notes, provided that (x) the aggregate amount of Cash used to make payments and/or repurchases pursuant to this subsection 7.5(xiv) shall not exceed $13,200,000, (y) the Cash paid in respect of such payment or repurchase shall not exceed the principal amount of such Existing Senior Subordinated Notes so repaid or repurchased and (z) any such Existing Senior Subordinated Notes so repurchased are permanently retired and/or cancelled after such repurchase.

          7.6   Financial Covenants.

          A. Minimum Interest Coverage Ratio. Holdings shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Cash Interest Expense for any Test Period ending during any of the Accounting Quarters set forth below to be less than the correlative ratio indicated:

================================================================================
             ACCOUNTING QUARTER                 MINIMUM INTEREST COVERAGE RATIO
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2003               2.10x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2003               2.10x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2004               2.10x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2004               2.10x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2004               2.10x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2004               2.10x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2005               2.10x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2005               2.10x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2005               2.10x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2005               2.20x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2006               2.30x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2006               2.30x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2006               2.30x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2006               2.30x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2007               2.40x
--------------------------------------------------------------------------------

================================================================================
             ACCOUNTING QUARTER                 MINIMUM INTEREST COVERAGE RATIO
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2007               2.40x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2007               2.40x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2007               2.40x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2008               2.60x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2008               2.60x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2008               2.60x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2008               2.60x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2009               2.85x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2009               2.85x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2009               2.85x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2009               2.85x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2010               3.10x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2010               3.10x
--------------------------------------------------------------------------------

          B. Maximum Leverage Ratio. Holdings shall not permit the Leverage Ratio on the last day of any Test Period ending during any of the Accounting Quarters set forth below to exceed the correlative ratio indicated:

================================================================================
             ACCOUNTING QUARTER                    MAXIMUM LEVERAGE RATIO
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2003               5.75x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2003               5.75x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2004               5.75x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2004               5.75x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2004               5.75x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2004               5.50x
--------------------------------------------------------------------------------

================================================================================
             ACCOUNTING QUARTER                    MAXIMUM LEVERAGE RATIO
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2005               5.25x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2005               5.25x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2005               5.25x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2005               5.00x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2006               4.75x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2006               4.75x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2006               4.75x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2006               4.75x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2007               4.25x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2007               4.25x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2007               4.25x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2007               4.25x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2008               3.75x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2008               3.75x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2008               3.75x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2008               3.75x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2009               3.25x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2009               3.25x
--------------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal Year 2009               3.25x
--------------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal Year 2009               3.25x
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal Year 2010               3.00x
--------------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal Year 2010               3.00x
--------------------------------------------------------------------------------

          C. Maximum Senior Leverage Ratio. Holdings shall not permit the Senior Leverage Ratio on the last day of any Test Period ending during any of the Accounting Quarters set forth below to exceed the correlative ratio indicated:

------------------------------------------------------------------------
        ACCOUNTING QUARTER              MAXIMUM SENIOR LEVERAGE RATIO
------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal
            Year 2003                               3.50x
------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal
           Year 2003                                3.50x
------------------------------------------------------------------------
------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal
           Year 2004                                3.50x
------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal
           Year 2004                                3.50x
------------------------------------------------------------------------
3/rd/ Accounting Quarter of Fiscal
           Year 2004                                3.25x
------------------------------------------------------------------------
4/th/ Accounting Quarter of Fiscal
           Year 2004                                3.25x
------------------------------------------------------------------------
------------------------------------------------------------------------
1/st/ Accounting Quarter of Fiscal
           Year 2005                                3.00x
------------------------------------------------------------------------
2/nd/ Accounting Quarter of Fiscal
           Year 2005                                3.00x
------------------------------------------------------------------------
 3/rd/ Accounting Quarter of Fiscal
           Year 2005                                3.00x
------------------------------------------------------------------------
 4/th/ Accounting Quarter of Fiscal
           Year 2005                                3.00x
------------------------------------------------------------------------
------------------------------------------------------------------------
 1/st/ Accounting Quarter of Fiscal
           Year 2006                                2.75x
------------------------------------------------------------------------
 2/nd/ Accounting Quarter of Fiscal
           Year 2006                                2.75x
------------------------------------------------------------------------
 3/rd/ Accounting Quarter of Fiscal
           Year 2006                                2.50x
------------------------------------------------------------------------
 4/th/ Accounting Quarter of Fiscal
           Year 2006                                2.50x
------------------------------------------------------------------------
------------------------------------------------------------------------
 1/st/ Accounting Quarter of Fiscal
           Year 2007                                2.25x
------------------------------------------------------------------------
 2/nd/ Accounting Quarter of Fiscal
           Year 2007                                2.25x
------------------------------------------------------------------------
 3/rd/ Accounting Quarter of Fiscal
           Year 2007                                2.25x
-----------------------------------------------------------------------
 4/th/ Accounting Quarter of Fiscal
           Year 2007                                2.25x
------------------------------------------------------------------------
------------------------------------------------------------------------
 1/st/ Accounting Quarter of Fiscal
           Year 2008                                2.25x
------------------------------------------------------------------------

------------------------------------------------------------------------
        ACCOUNTING QUARTER              MAXIMUM SENIOR LEVERAGE RATIO
------------------------------------------------------------------------
 2/nd/ Accounting Quarter of Fiscal
           Year 2008                                2.25x
------------------------------------------------------------------------
 3/rd/ Accounting Quarter of Fiscal
           Year 2008                                2.25x
------------------------------------------------------------------------
 4/th/ Accounting Quarter of Fiscal
           Year 2008                                2.25x
------------------------------------------------------------------------
------------------------------------------------------------------------
 1/st/ Accounting Quarter of Fiscal
           Year 2009                                2.25x
------------------------------------------------------------------------
 2/nd/ Accounting Quarter of Fiscal
           Year 2009                                2.25x
------------------------------------------------------------------------
 3/rd/ Accounting Quarter of Fiscal
           Year 2009                                2.25x
------------------------------------------------------------------------
 4/th/ Accounting Quarter of Fiscal
           Year 2009                                2.25x
------------------------------------------------------------------------
------------------------------------------------------------------------
 1/st/ Accounting Quarter of Fiscal
           Year 2010                                2.25x
------------------------------------------------------------------------
 2/nd/ Accounting Quarter of Fiscal
           Year 2010                                2.25x
------------------------------------------------------------------------
------------------------------------------------------------------------

          D. Certain Calculations. With respect to any period during which a Permitted Acquisition occurs, for purposes of determining compliance with the financial covenants set forth in this subsection 7.6, Consolidated Adjusted EBITDA and Consolidated Cash Interest Expense shall be calculated with respect to such periods and such New Business on a pro forma basis, taking into account, in the case of a determination of Consolidated Adjusted EBITDA, factually supportable and identifiable cost savings and expenses which would be accounted for as an adjustment pursuant to Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission as of December 29, 2002, which pro forma adjustments shall be certified by the principal financial officer, principal accounting officer or treasurer of Holdings using the historical financial statements of the New Business so acquired or to be acquired and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated (i) as if such Permitted Acquisition, and any acquisitions which have been consummated during such period, any Indebtedness or other liabilities incurred in connection with any such acquisition and any permitted cost savings and expenses had been consummated, incurred or realized, as the case may be, at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period), and (ii) otherwise in conformity with certain procedures to be agreed upon between Administrative Agent, Holdings and Borrower, all such calculations to be in form and substance reasonably satisfactory to Administrative Agent.

          7.7 Restriction on Fundamental Changes; Asset Sales and Recapitalizations.

          Holdings shall not, and shall not permit any of its Subsidiaries to, issue any capital stock or other equity interests or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

          (i) any Subsidiary of Borrower may be merged with or into Borrower or any wholly owned U.S. Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly owned U.S. Subsidiary Guarantor; provided that, in the case of such a merger involving Borrower, Borrower shall be the continuing or surviving corporation, and in the case of any other such merger, such wholly owned U.S. Subsidiary Guarantor shall be the continuing or surviving corporation;

          (ii) any Foreign Subsidiary of Borrower may be merged with or into any wholly owned Foreign Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any wholly owned Foreign Subsidiary; provided that (i) in the case of such a merger, such wholly owned Foreign Subsidiary shall be the continuing or surviving corporation and (ii) in each case, the stock of such wholly owned Foreign Subsidiary is pledged pursuant to, and to the extent required under, the Collateral Documents;

          (iii) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

          (iv) Borrower and its Subsidiaries may dispose of obsolete, uneconomical, negligible, worn out or surplus property (including Intellectual Property) in the ordinary course of business;

          (v) Borrower and its Subsidiaries may sell, lease, license or otherwise dispose of assets in transactions that do not constitute or are excluded from the definition of Asset Sales (including, without limitation, inventory and other assets acquired for resale to Franchisees in the ordinary course of business); provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

          (vi) subject to subsection 7.12, Borrower and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $75,000,000; provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and
     (y) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a);

          (vii) Borrower and its Subsidiaries may sell or discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (viii) Borrower and its Subsidiaries may sell or exchange specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

          (ix) Borrower and its Subsidiaries may, in the ordinary course of business, license as licensee or licensor patents, trademarks, copyrights and know-how to or from third Persons, so long as any such license by Borrower or any of its Subsidiaries in its capacity as licensor is (x) permitted to be assigned pursuant to the Collateral Documents (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and (y) does not otherwise prohibit the granting of a Lien by Borrower or any of its Subsidiaries pursuant to the Collateral Documents in the Intellectual Property covered by such license;

          (x) Borrower and its Subsidiaries may sell or otherwise transfer inventory to their respective Subsidiaries for resale by such Subsidiaries, and Subsidiaries of Borrower may sell or otherwise transfer inventory to Borrower for resale by Borrower so long as the security interest granted to Collateral Agent pursuant to the Collateral Documents in the inventory so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

          (xi) Borrower may contribute cash to one or more direct wholly owned Domestic Subsidiaries that is a U.S. Subsidiary Guarantor;

          (xii) Borrower and its Domestic Subsidiaries may transfer cash and other assets (other than inventory) to wholly owned Foreign Subsidiaries in accordance with Section 7.3(xiii);

          (xiii) Borrower and any Domestic Subsidiary of Borrower may transfer cash and other assets to Borrower or any other wholly owned Domestic Subsidiary of Borrower that is a U.S. Subsidiary Guarantor, so long as the security interests granted to Collateral Agent of Lenders pursuant to the Collateral Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

          (xiv) Borrower and its Subsidiaries may license software necessary to operate the Domino's PULSE System to their Franchisees in the ordinary course of business;

          (xv) Holdings may issue (x) Holdings Common Stock and (y) Qualified Preferred Stock, so long as, with respect to each issuance thereof, Holdings receives equivalent consideration therefor (as determined in good faith by Holdings);

          (xvi) Borrower or any wholly-owned Subsidiary of Borrower may make acquisitions of assets and businesses (including acquisitions of the capital stock or other equity interests of another Person), provided that:

                    (a) immediately prior to and after giving effect to any such acquisition, Borrower and its Subsidiaries shall be in compliance with the provisions of subsection 7.13 hereof;

                    (b) if such acquisition is structured as a stock acquisition, then either (A) the Person so acquired becomes a wholly owned Subsidiary of Borrower or (B) such Person is merged with and into Borrower or a wholly owned Subsidiary of Borrower (with Borrower or such wholly owned Subsidiary being the surviving corporation in such merger), and in any case, all of the provisions of subsection 6.8 have been complied with in respect of such Person;

                    (c) (1) Holdings shall be in compliance with the covenants set forth in subsection 7.6 hereof (determined on a pro forma basis, as if the acquisition had been consummated, and any indebtedness incurred to finance such acquisition (and all other indebtedness incurred after the last day of the Test Period then last ended and then outstanding) had been incurred, in each case on the first day of the Test Period then last ended and taking account of any additional adjustments required by subsection 7.6D), (2) at the time of such acquisition (and immediately after giving effect thereto), the Liquidity shall exceed $20,000,000, (3) no Event of Default or Potential Event of Default shall have occurred and be continuing at the time of such acquisition or shall be caused thereby; and (4) Holdings shall have delivered to Administrative Agent an Officer's Certificate (together with supporting information therefor), in form and substance reasonably satisfactory to Administrative Agent, certifying as to the foregoing; provided that, notwithstanding the foregoing, in the event that the Permitted Acquisition Cost of the proposed acquisition is less than or equal to $5,000,000, the requirement to provide an Officer's Certificate pursuant to, this clause (c) shall not be applicable; and

                    (d) any assets acquired pursuant to such acquisition shall be subject to a First Priority Lien in favor of Collateral Agent on behalf of Lenders pursuant to the Collateral Documents;

          (xvii) Borrower and its Subsidiaries may issue capital stock to the extent permitted by subsection 7.12(ii);

          (xviii) Borrower and its Subsidiaries may sell or liquidate Cash Equivalents for Cash at fair market value (as reasonably determined by Borrower or the respective Subsidiary); and

          (xix) Holdings may merge with and into a newly formed corporation organized in a State of the United States (other than Michigan) for purposes of reincorporating in such jurisdiction, so long as (i) no Potential Event of Default or Event of Default shall then exist or result therefrom, (ii) such newly formed entity owns no assets and has no liabilities immediately prior to such merger, (iii) the surviving entity of such merger shall have entered into an assumption agreement, in form and substance satisfactory to Administrative Agent, pursuant to which such surviving entity shall assume all of

     Holdings' rights, interests and obligations hereunder and under the other Loan Documents to which Holdings is a party, (iv) the surviving entity of such merger shall have taken all actions requested by Administrative Agent to preserve, protect and maintain the security interests granted by such surviving entity pursuant to the Collateral Documents to which it has become a party and (v) Administrative Agent shall have received an opinion in form and substance reasonably satisfactory to Administrative Agent covering such matters in connection with such merger as Administrative Agent may reasonably request.

To the extent the Requisite Lenders waive the provisions of this Section 7.7 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 7.7, such Collateral (unless transferred to Holdings or a Subsidiary thereof) shall be sold or otherwise disposed of free and clear of the Liens created by the Collateral Documents and Administrative Agent shall take such actions (including, without limitation, directing Collateral Agent to take such actions) to effectuate the release and discharge of such Collateral so sold or otherwise disposed of and such other actions as are appropriate in connection therewith, provided, however, that the foregoing shall not be deemed to amend or modify subsection 10.6(B) so as to require anything other than the consent of each Lender with respect to a release of all or substantially all of the Collateral.

          7.8    Consolidated Capital Expenditures.

          A. Credit Agreement Parties shall not, and shall not permit their respective Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (as adjusted in accordance with the provisos hereto, the "Maximum Consolidated Capital Expenditures Amount") set forth in the table below opposite such Fiscal Year; provided that in the event that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year (before giving effect to any increase pursuant to this proviso) exceeds the amount of Consolidated Capital Expenditures actually made or incurred by Credit Agreement Parties and their respective Subsidiaries in such Fiscal Year, 50% of such excess may be carried forward and utilized by Credit Agreement Parties and their respective Subsidiaries to make Consolidated Capital Expenditures in any subsequent Fiscal Year:

                                 Maximum Consolidated
Fiscal Year                      Capital Expenditures
-----------                      --------------------
   2003                          $         45,000,000
   2004                          $         45,000,000
   2005                          $         45,000,000
   2006                          $         47,500,000
   2007                          $         50,000,000
   2008                          $         50,000,000
   2009                          $         50,000,000
   2010                          $         50,000,000

; provided, however, that solely for purposes of the determination of Maximum Consolidated Capital Expenditures Amount pursuant to this subsection 7.8A, Credit Agreement Parties may exclude from Consolidated Capital Expenditures Capital Leases covering one or more of Borrower's or its Subsidiaries' leased distribution centers in an aggregate amount not to exceed $5,000,000 at any time.

          B. Notwithstanding anything in this subsection to the contrary, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers and their respective Subsidiaries may make Consolidated Capital Expenditures at any time in an aggregate amount equal to the Excess Proceeds Amount at such time (which Consolidated Capital Expenditures shall not be included in any determination of Consolidated Capital Expenditures under subsections 7.8A and 7.8C).

          C. Notwithstanding anything in this subsection to the contrary, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower and its Subsidiaries may make Consolidated Capital Expenditures at any time in an aggregate amount not to exceed $35,000,000 in respect to leasehold improvements of the WRC (which Consolidated Capital Expenditures shall not be included in any determination of Consolidated Capital Expenditures under subsection 7.8A and 7.8B).

          7.9    Sales and Lease-Backs.

          Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) and (ii) which Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

          7.10   Sale or Discount of Receivables.

          Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable; provided, however, that Borrower and its Subsidiaries may, in the exercise of their reasonable business judgment in connection with efforts to collect amounts owed thereunder, discount or sell (to the extent permitted under subsection 7.7(vii)) for less than the face value thereof any accounts receivable.

          7.11   Transactions with Shareholders and Affiliates.

          Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Holdings and any of its wholly owned Subsidiaries or between any of its wholly owned Subsidiaries, (ii) any payment from Borrower to Holdings expressly permitted under subsection 7.5, (iii) any employment agreement entered into by Holdings or any of its Subsidiaries in the ordinary course of business,
(iv) any issuance of capital stock of Holdings in connection with employment arrangements, stock options and stock ownership plans of Holdings or any of its Subsidiaries entered into in the ordinary course of business, (v) any of the Recapitalization Transactions (as defined in the 1998 Credit Agreement) or the Transaction, (vi) reasonable and customary fees paid to members of the Boards of Directors of Holdings and its Subsidiaries, (vii) so long as no Event of Default under subsection 8.1, 8.6 or 8.7 is then in existence or would result from the payment thereof, (x) any payment by Holdings or any of its Subsidiaries of Bain Management Fees under the Bain Advisory Services Agreement as and when due, provided if any such fees cannot be paid as provided above as a result of the existence of such an Event of Default, such fees shall continue to accrue and shall be permitted to be paid at such time as all such Events of Default have been cured or waived and no other Event of Default is then in existence and (y) any prepayment by Holdings of the Bain Management Fees owing to Bain over the term of the Bain Advisory Services Agreement to the extent permitted by subsection 7.5(vii)(y) and (viii) (x) the reimbursement of Bain for its reasonable out-of-pocket expenses under the Bain Advisory Services Agreement incurred in connection with performing management services to Holdings and its Subsidiaries and (y) the payment to Bain and related Persons of reasonable amounts payable to them in respect of Indemnified Liabilities (as such term is defined in the Bain Advisory Services Agreement) in accordance with the terms and conditions of the Bain Advisory Services Agreement, except to the extent resulting from the gross negligence of Bain.

          7.12   Disposal of Subsidiary Stock.

          Except for any sale of 100% of the capital stock or other equity Securities of any of its Subsidiaries in compliance with the provisions of subsection 7.7(vi), Holdings shall not:

          (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

          (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except (x) to Borrower or another Subsidiary of Holdings (subject to the restrictions on such disposition otherwise imposed hereinunder) or (y) to qualify directors if required by applicable law.

          7.13   Conduct of Business.

          From and after the Restatement Effective Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than
(i) the businesses engaged in by Borrower and its Subsidiaries on the Restatement Effective Date and similar or related or supportive businesses and
(ii) such other lines of business as may be consented to by Requisite Lenders. Holdings shall engage in no business and have no assets (including Intellectual

Property) other than (i) owning the stock of Borrower, (ii) the issuance of and activities related to the maintenance and servicing of the Shareholder Subordinated Notes and Shareholder Subordinated PIK Notes as permitted hereunder, (iii) the entering into, and the performance of its obligations under, the Holdings Guaranty, the Pledge Agreement, the Security Agreement, the Related Agreements to which it is a party and the Bain Advisory Services Agreement, (iv) the receipt of Cash dividends or Cash distributions from Borrower in accordance with the provisions hereof and (v) activities associated with expenses paid with any dividends paid to Holdings which are permitted under subsection 7.5; provided that notwithstanding the foregoing, Holdings may engage in activities incidental to (a) the maintenance of its corporate existence in compliance with applicable law, (b) legal, Tax and accounting matters in connection with any of the foregoing activities and (c) entering into, and performing its obligations under, this Agreement and the Loan Documents to which it is a party. Notwithstanding anything to the contrary contained above in this
Section 7.13 or elsewhere in this Agreement, the Excluded Special Purpose Subsidiary shall not engage in any business other than (i) the collection and application of payments from Franchisees of Holdings and its Subsidiaries to be used for the advertising and promotion of the business of Holdings, its Subsidiaries and their respective Franchisees, (ii) the incurrence (and servicing) of intercompany Indebtedness from Borrower in an aggregate outstanding principal amount not to exceed $5,000,000 at any one time outstanding, so long as (x) the proceeds therefrom are used solely for the advertising and promotion of the business of Holdings, its Subsidiaries and their respective Franchises and (y) such intercompany Indebtedness is evidenced by a promissory note pledged to Collateral Agent pursuant to the Pledge Agreement and (iii) those activities that are incidental to (x) the maintenance of its corporate existing compliance with applicable law and (y) Tax and accounting matters in connection with any of the foregoing activities.

          7.14 Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness; Designation of "Designated Senior Debt".

          A. Amendments or Waivers of Certain Agreements. No Credit Agreement Party or any of its Subsidiaries will agree to any amendment to, or waive any of its rights under, the Bain Advisory Services Agreement or any Related Agreement (other than any Related Agreement evidencing or governing any Subordinated Indebtedness) after the Restatement Effective Date if any such amendment or waiver would, individually or in the aggregate, reasonably be expected to be materially adverse to Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

          B. Amendments of Documents Relating to Subordinated Indebtedness, Etc. Credit Agreement Parties shall not, and shall not permit any of their respective Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would reasonably be expected to be materially adverse to any Loan Party or Lenders.

          C. Designation of "Designated Senior Debt". Neither Holdings nor any of its Subsidiaries shall designate any Indebtedness as "Senior Debt", "Guarantor Senior Debt", "Designated Senior Debt" or "Senior Indebtedness" (or any similar term) (as such term or terms are defined in the Senior Subordinated
Note Indentures and, on and after the execution and delivery thereof, any agreement relating to Permitted Additional Subordinated Indebtedness) for purposes of the Senior Subordinated Note Indentures and, on and after the execution and delivery thereof, any agreement relating to Permitted Additional Subordinated Indebtedness, without the prior written consent of Requisite Lenders.

          7.15 Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Etc.

          Neither Holdings, Borrower nor any U.S. Subsidiary Guarantor shall change its legal name, its type of organization, its status as a registered organization (in the case of a registered organization), its jurisdiction of organization, its location, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Collateral Documents and so long as same do not involve (x) a registered organization ceasing to constitute same or (y) Holdings, Borrower or any U.S. Subsidiary Guarantor changing its jurisdiction of organization or location from the United States or a State thereof to a jurisdiction of organization or location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to Collateral Agent not less than 15 days' prior written notice of each change to the information listed on Schedule 5.16 (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule 5.16 which shall correct all information contained therein for Holdings, Borrower or the respective U.S. Subsidiary Guarantor, and
(ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by Collateral Agent to maintain the security interests of Collateral Agent in the Collateral intended to be granted hereby pursuant to the Collateral Documents at all times fully perfected and in full force and effect.

          7.16   Fiscal Year.

          Holdings and Borrower shall not change their Fiscal Year-end from the Sunday nearest to December 31.

                                   SECTION 8.
                                EVENTS OF DEFAULT

          If any of the following conditions or events ("Events of Default") shall occur:

          8.1    Failure to Make Payments When Due.

          Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within three days after the date due; or

          8.2    Default in Other Agreements.

          (i) Failure of Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

          8.3    Breach of Certain Covenants.

          Failure of any Credit Agreement Party to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; provided, however, that such failure with respect to the covenants contained in subsections 7.1, 7.2, 7.3 and 7.4 shall not constitute an Event of Default for ten days after such failure so long as Credit Agreement Parties are diligently pursuing the cure of such failure; or

          8.4    Breach of Warranty.

          Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

          8.5    Other Defaults Under Loan Documents.

          (a) Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8 or in subsections 3.9(c) or (d) of the Security Agreement, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such default or (ii) receipt by Holdings and/or such Loan Party of notice from Administrative Agent or any Lender of such default or (b) any Loan Party shall default in the performance of or compliance with any term contained in subsections 3.9(c) or
(d) of the Security Agreement, and such default shall not have been remedied or waived within 5 days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such default or (ii) receipt by Holdings and/or such Loan Party of notice from Administrative Agent or any Lender of such default; or

          8.6    Involuntary Bankruptcy, Appointment of Receiver, Etc.

          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

          8.7    Voluntary Bankruptcy; Appointment of Receiver, Etc.

          (i) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

          8.8    Judgments and Attachments.

          Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage without any material reservations of right) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

          8.9    Dissolution.

          Any order, judgment or decree shall be entered against Holdings or any of its Subsidiaries decreeing the dissolution or split up of Holdings or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

          8.10   Employee Benefit Plans.

          There shall exist one or more ERISA Events which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; or

          8.11   Change in Control.

          (i) Holdings shall cease to own directly 100% of the capital stock of Borrower; or (ii) at any time prior to the consummation of a Qualified IPO, Bain and the Other Investors, collectively, shall beneficially own less than any other Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Restatement Effective Date) other than a Permitted Group on a fully diluted basis of the economic and voting interest in Holdings' Voting Stock; or (iii) a majority of the members of the Board of Directors of Holdings or Borrower shall not be Continuing Directors; or
(iv) at any time prior to the consummation of a Qualified IPO, Bain shall (a) cease to have a presently exercisable right to vote more of the issued and outstanding Voting Stock of Holdings than any one of the Other Investors, or (b) cease to beneficially own a greater percentage of the economic value of Holdings' Voting Stock than the percentage beneficially owned by any one of the Other Investors; or (v) at any time prior to the consummation of a Qualified IPO, the ratio of (a) either (x) the percentage of the issued and outstanding Voting Stock of Holdings or (y) the percentage of the economic value of Voting Stock of Holdings, in each case held by Bain at any time, to (b) either (x) the percentage of the issued and outstanding Voting Stock of Holdings or (y) the percentage of the economic value of Voting Stock of Holdings, in each case held by Bain on the Restatement Effective Date, shall at any time be less than ..40:1.0; or (vi) at any time on or after the consummation of a Qualified IPO, any Person or "group" (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as in effect on the date hereof) (other than Bain and the Other Investors) shall (a) have acquired beneficial ownership of 30% or more on a fully diluted basis of the economic and voting interest in Holdings' capital stock or (b) have obtained the power (whether or not exercised) to elect a majority of Holdings' directors; or
(vii) a "Change of Control" under the Senior Subordinated Note Indentures, any other Subordinated Indebtedness or any Preferred Stock or any documentation governing the same shall occur; or

          8.12 Invalidity of Guaranties; Failure of Security; Repudiation of Obligations.

          At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable) or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby in which the security interest granted to the Collateral Agent is at that time required to be perfected by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $5,000,000, in each case for any reason other than the failure of Collateral Agent, Administrative Agent or any Lender to take any action within its control, or
(iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

          THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Agreement Party, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

          Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Collateral Agent pursuant to the terms of the Cash Collateral Account (as defined in the Security Agreement) and shall be applied as therein provided.

          Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit any Credit Agreement Party, and such provisions shall not at any time be construed so as to grant any Credit Agreement Party the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent, Collateral Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

                                   SECTION 9.
                                    AGENTS

          9.1    Appointment.

          A. Appointment of Agents. JPMSI and Citigroup are hereby appointed Arrangers hereunder, and each Lender hereby authorizes each of Arrangers to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. JPMorgan Chase Bank is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Citicorp is hereby appointed Syndication Agent hereunder. Bank One is hereby appointed Documentation Agent hereunder. Each Lender hereby authorizes and confirms the appointment by Administrative Agent of JPMorgan Chase Bank as Collateral Agent under the Collateral Documents and each Lender hereby authorizes Collateral Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this
Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. JPMSI, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the date on which JPMSI notifies Borrower that it has concluded its primary syndication of the Loans and Commitments, all obligations of JPMSI and Citigroup, in their respective capacity as Arrangers hereunder, shall terminate. Citicorp, in its capacity as Syndication Agent, shall have no obligations hereunder. Bank One, in its capacity as Documentation Agent, shall have no obligations hereunder.

          B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

          In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

          Should any instrument in writing from any Credit Agreement Party or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Credit Agreement Party shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

          9.2    Powers and Duties; General Immunity.

          A. Powers; Duties Specified. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

          B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

          C. Exculpatory Provisions. None of Agents nor any of their respective officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

          D. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Subsidiaries or Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings and its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

          9.3 Representations and Warranties; No Responsibility for Appraisal of Creditworthiness.

          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto (except as provided in subsection 6.1), whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

          9.4    Right to Indemnity.

          Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Agreement Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso to the immediately preceding sentence.

          9.5    Successor Administrative Agent and Swing Line Lender.

          A. Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrower, to appoint a successor Administrative Agent with the consent (so long as no Event of Default is then in existence) of Borrower (which consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          B. Successor Swing Line Lender. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of JPMorgan Chase Bank or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Borrower shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit II annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

          9.6    Collateral Documents and Guaranty.

          Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of the Lenders under the Guaranties, and each Lender agrees to be bound by the terms of each Collateral Document and each Guaranty; provided that Collateral Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty without the prior consent of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6); provided, further, however, that, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to
(a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as permitted or required under the Collateral Documents or to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiaries Guaranty if all of the capital stock or other equity interests of such Subsidiary Guarantor is or are sold to any Person pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented; provided, however, that nothing in this subsection shall require consent to release from the Subsidiaries Guaranty any Person which, immediately after such sale, shall be a Domestic Subsidiary of Holdings which is obligated to and will enter into the Subsidiaries Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Credit Agreement Parties, Administrative Agent, Collateral Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent and/or Collateral Agent for the benefit of Secured Creditors in accordance with the terms thereof, and (Y) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Secured Creditor may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Creditors (but not any Secured Creditor or Secured Creditors in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

                                   SECTION 10.
                                  MISCELLANEOUS

          10.1   Assignments and Participations in Loans and Letters of Credit.

          A. General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (I) none of the Credit Agreement Parties may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of the Credit Agreement Parties without such consent shall be null and void); provided that (A) Borrower may assign all of its rights, interest and obligations hereunder and under the other Loan Documents to which it is a party to a newly-formed wholly-owned direct Subsidiary of Borrower ("NewCo Borrower"), so long as (i) concurrently therewith, Borrower shall have assigned, contributed and transferred substantially all of its assets and other liabilities to Newco Borrower (excluding the capital stock of NewCo Borrower), (ii) immediately after giving effect thereto, Borrower shall have merged with and into Holdings (with Holdings as the surviving corporation of such merger), (iii) Holdings shall have pledged all of the capital stock of Newco Borrower to Collateral Agent pursuant to the Pledge Agreement as security for the Guaranteed Obligations, (iv) the Requisite Lenders shall have approved
(x) an amendment to this Agreement permitting the foregoing transactions (and making appropriate technical modifications to give effect to the modified corporate structure) and (y) the form of the assignment, assumption and contribution agreement required to effect the foregoing transactions, (v) no Event of Default is then in existence and (vi) no Event of Default under, and as defined in the Senior Subordinated Note Indentures, is then in existence or would result from the foregoing transactions and (B) Holdings may assign all of its rights, interest and obligations hereunder and under the other Loan Documents to which it is a party in connection with any merger permitted by
Section 7.7(xix) and in accordance with the requirements thereof and (II) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, JPMSI, Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          B. Amounts and Terms of Assignments. (i) Subject to the conditions set forth in paragraph B(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (a) Borrower, provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and (b) Administrative Agent, provided that no consent of Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund of any Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Loan Commitment to an assignee that is not a Lender with a Revolving Loan Exposure.

          (ii) Assignments shall be subject to the following additional conditions: (a) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 for the Revolving Loan Commitments (and related Obligations) or $1,000,000 for Term Loans unless each of Borrower and Administrative Agent otherwise consent, provided that (1) no such consent of Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any; (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this Section 10.1B(ii)(b) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans; (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that in the event of a concurrent assignment to two or more assignees that are Affiliates of one another, or two or more Approved Funds managed by the same investment advisor or affiliated investment advisors, only one such $3500 processing and recordation fee shall be payable; (d) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and (e) in the case of an assignment by a Lender to a CLO managed by such Lender or an Affiliate of such Lender, unless such assignment (or an assignment by a CLO managed by the same manager or an Affiliate of such manager) shall have been approved by Borrower (Borrower hereby agreeing that such approval, if requested, will not be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment Agreement between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to subsection 10.6B that affects such CLO.

          For the purposes of this Section 10.1B, the terms "Approved Fund" and "CLO" have the following meanings:

          "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph B(iv) of this Section, from and after the effective date specified in each Assignment Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.6, 2.7, 3.6 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

          (iv) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection 10.1B(ii) and any written consent to such assignment required by subsection 10.1B(i), Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          C. Participations. (i) Any Lender may, without the consent of or notice to any Loan Party, Administrative Agent, JPMSI, any Issuing Lender or Swing Line Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (a) such Lender's obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Loan Parties, Administrative Agent, JPMSI, Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to subsection 10.6B that affects such Participant. Subject to paragraph C(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.6,
2.7 and 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits and limitations of
Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 10.5 as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.7 and 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.7 unless Borrower is notified of the participation sold to such Participant.

          D. Assignments to Federal Reserve Bank and Fund Trustees. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower, or Administrative Agent, assign or pledge all or portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that (x) any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.1 concerning assignments and (y) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          E. Information. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

          F. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of or investing in loans such as the Loans; and
(iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

          10.2   Expenses.

          If the transactions contemplated hereby are consummated, Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of Agents in connection with the preparation of the Loan Documents and any consents, amendments (requested by or for the benefit of any Loan Party), waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for any Loan Party (including any opinions requested by Lenders as to any legal matters arising hereunder) and of any Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to JPMSI and counsel to Administrative Agent (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments (requested by or for the benefit of any Loan Party), waivers or other modifications thereto and any other documents or matters requested by any Loan Party; (iv) all the reasonable costs and reasonable expenses of Administrative Agent and Collateral Agent in connection with the creation and perfection of Liens in favor of Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to JPMSI, counsel to Administrative Agent and counsel to Collateral Agent and of counsel providing any opinions that JPMSI, Administrative Agent, Collateral Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the reasonable costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or JPMSI and their respective counsel) of obtaining and reviewing any appraisals provided for under subsection 6.9C and any environmental audits or reports provided for under subsection 6.9B(viii); (vi) all the reasonable costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any consultants, advisors and agents employed or retained by Administrative Agent or Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral;

(vii) all other reasonable costs and expenses incurred by JPMSI or Administrative Agent in connection with the syndication of the Loans and/or the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments (requested by or for the benefit of any Loan Party), waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence and during the continuance of an Event of Default, all reasonable costs and expenses, including reasonable attorneys' fees (including allocated reasonable costs of internal counsel) and reasonable costs of settlement, incurred by JPMSI, Administrative Agent, any Issuing Lender and any Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

          10.3   Indemnity.

          In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby are consummated, Borrower agrees to defend (subject to Indemnitees' reasonable selection of counsel), indemnify, pay and hold harmless Agents (including Collateral Agent), Issuing Lenders and Lenders, and the officers, partners, directors, trustees, employees, agents and affiliates of any of Agents (including Collateral Agent), Issuing Lenders and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Borrower shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee.

          As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), reasonable costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental
Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

          If any action for Indemnified Liabilities is brought against any Indemnified Party (other than regulatory, supervisory or similar investigations), Borrower may assume the defense of such action for which indemnification is sought hereunder with counsel reasonably selected by such Indemnified Party and at Borrower's expense; provided that (i) Borrower shall keep such Indemnified Party fully informed with respect to the conduct of the defense of such action, (ii) Borrower shall consult in good faith with such Indemnified Party before taking any material decision about the conduct of the defense of such claim, and (iii) Borrower shall conduct the defense of such claim properly and diligently; and provided, further, that Borrower shall not have the right to assume the defense of such action on behalf of such Indemnified Party and the relevant Indemnified Party will be entitled, at Borrower's expense, to employ separate counsel (but only one such counsel in any jurisdiction in connection with any action) and to participate in the defense of such action if (i) the actual or potential defendants in any such action include both Borrower and such Indemnified Party and such Indemnified Party shall have reasonably concluded that material legal defenses are available to it that are different from or additional to those available to Borrower, (ii) Borrower shall not have employed counsel reasonably acceptable to such Indemnified Party within a reasonable time after notice of the institution of such action or (iii) Borrower shall authorize such Indemnified Party to employ separate counsel at Borrower's expense.

          Borrower shall not, without the prior written consent of each Indemnified Party affected thereby, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of such Indemnified Party from all liability arising out of such action or claim in the event such Indemnified Party is party thereto,
(ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party and (iii) does not require such Indemnified Party to pay any form of consideration to any party or parties (including, without limitation, the payment of money) in connection therewith.

          To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

          10.4   Set-Off; Security Interest in Deposit Accounts.

          (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender (and each of its Affiliates) is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Collateral Agent, without notice to any Loan Party or to any other Person (other than Collateral Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or payroll accounts) and any other Indebtedness at any time held or owing by that Lender or its Affiliates to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of such Loan Party which are then due and payable to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder, which are then due and payable. Each Loan Party hereby further grants to Collateral Agent and each Lender (and its Affiliates) a security interest in all deposits and accounts maintained with Collateral Agent or such Lender (and its Affiliates) as security for the Obligations.

          (b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER'S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUISITE LENDERS OR, TO THE EXTENT REQUIRED BY SUBSECTION 10.6 OF THIS AGREEMENT, ALL OF THE LENDERS, AT ALL TIMES PRIOR TO THE TIME ON WHICH ALL OBLIGATIONS HAVE BEEN PAID IN FULL, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS HEREUNDER.

          10.5   Ratable Sharing.

          Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

          10.6   Amendments and Waivers.

          A. No failure or delay by Administrative Agent, JPMSI, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent, JPMSI, any Issuing Lender and Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any of the Credit Agreement Parties or any of their respective Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this
Section 10.6, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Potential Event of Default or Event of Default, regardless of whether Administrative Agent, JPMSI, any Lender or any Issuing Lender may have had notice or knowledge of such Potential Event of Default or Event of Default at the time.

          B. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Agreement Parties and the Requisite Lenders or by the Credit Agreement Parties and Administrative Agent with the consent of the Requisite Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Potential Events of Defaults or Events of Default or of a mandatory reduction in the Revolving Loan Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (ii) reduce or forgive the principal amount of any Loan or reimbursement obligation in respect of any Letter of Credit or reduce the rate of interest thereon (except in connection with the waiver of applicability of any post-default increases in interest rates), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that any amendment or modification to a definition used in the computation of compliance with the financial covenants contained in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (ii), notwithstanding the fact that such amendment or modification actually results in such a reduction), (iii) postpone the scheduled date of payment of the principal amount of any Loan or reimbursement obligation in respect of any Letter of Credit, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change subsections 2.4C(iii), 3.3C(ii) or Section 10.5 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.6B (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Restatement Effective Date) or the percentage set forth in the definition of "Requisite Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement (including extensions of credit to refinance, in whole or in part, then outstanding Loans hereunder) may be included in the determination of the Requisite Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Restatement Effective
Date), without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all of the Guarantors from their respective Guaranties (except as expressly provided in the relevant Guaranty), or limit its liability in respect of such Guaranty, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class (in addition to any consent required under any other clause of this Section) (it being understood, however, that no such consent shall be required in cases where additional extensions of credit pursuant to this Agreement (including extensions of credit to refinance, in whole or in part, then outstanding Loans hereunder) are being afforded substantially the same treatment afforded to the Term Loans or Revolving Loans pursuant to this Agreement as originally in effect), (ix) amend, modify or waive the conditions precedent in Sections 4.1 and 4.2 to the making of any Revolving Loan or otherwise affect the rights of the Revolving Loan Lenders thereunder, without the written consent of Revolving Loan Lenders holding a majority of Revolving Loan Commitments and (x) amend, waive or modify the approval rights of the Lenders with respect to a nine or twelve month Interest Period as provided in subsection 2.2B, without the written consent of each Lender affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent, JPMSI, any Issuing Lender or Swing Line Lender hereunder without the prior written consent of Administrative Agent, JPMSI, each affected Issuing Lender or Swing Line Lender, as the case may be.

          10.7   Independence of Covenants.

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

          10.8   Notices.

          A. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (i) if to Holdings or Borrower, to Domino's, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, MI 48106, Attention of Joe Donovan, Vice President and Treasurer (Telecopy No. (800) 472-2062);

          (ii) if to Administrative Agent, to JPMorgan Chase Bank, 270 Park Avenue, 47th Floor, New York, New York 10017, Attention of Teri Streusand (Telecopy No. (212) 270-6637), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Ruby Tulloch (Telecopy No. (212) 270-7594);

          (iii) if to an Issuing Lender, (x) in the case of JPMorgan, to it at JPMorgan Chase Bank, Letters of Credit Department, 1040 Highland Manor Drive, Tampa, FL 33610, Attention of James Alonzo (Telecopy No. (813) 432-5161) and (y) in the case of Bank One, to it at Bank One, NA, Letters of Credit Department, 300 South Riverride Plaza, MC: IL1-0236, Chicago, IL 60670, Attention of Evelyn Abbasi (Telecopy No. (312) 954-5986);

          (iv) if to Swing Line Lender, to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Ruby Tulloch (Telecopy No.
     (212) 270-7594); and

          (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          B. All notices and other communications provided for herein shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to JPMSI or Administrative Agent shall not be effective until received.

          C. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2.

          D. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          E. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

          10.9   Survival of Representations, Warranties and Agreements.

          A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

          B. Notwithstanding anything in this Agreement or implied by law to the contrary, agreements of Credit Agreement Parties set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

          10.10  Failure or Indulgence Not Waiver; Remedies Cumulative.

          No failure or delay on the part of Administrative Agent, Collateral Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          10.11  Marshalling; Payments Set Aside.

                  None of Administrative Agent, Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent, Collateral Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

          10.12  Severability.

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          10.13  Obligations Several; Independent Nature of Lenders' Rights.

          The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

          10.14  Headings.

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          10.15  Applicable Law.

          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          10.16  Successors and Assigns.

          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither any Credit Agreement Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by such Credit Agreement Party without the prior written consent of all Lenders.

          10.17  Consent to Jurisdiction and Service of Process.

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT AGREEMENT PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN

THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT AGREEMENT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II)    WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH CREDIT AGREEMENT PARTY AT ITS ADDRESSES PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

          (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH CREDIT AGREEMENT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

          (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

          10.18  Waiver of Jury Trial.

          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/ BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY

REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

          10.19  Confidentiality.

          Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with prudent lending or investing practices, it being understood and agreed by each Credit Agreement Party that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in swap agreements (provided that such swap counterparties and advisors are advised of and agree to be bound by the provisions of this subsection 10.19) or disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Holdings of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, such party's U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

          10.20  Counterparts; Effectiveness.

          A. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          B. This Agreement shall become effective on the date (the "Restatement Effective Date") on which (i) Borrower, each Lender with a Term Loan Commitment, each Lender with a Revolving Loan Commitment, the Requisite Lenders (determined immediately before the occurrence of the Restatement Effective Date and without giving effect thereto), and Agents shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to Administrative Agent and (ii) the conditions contained in Section 4.1 are met to the satisfaction of JPMSI and Administrative Agent and the Requisite Lenders (determined immediately after the occurrence of the Restatement Effective Date). Unless Administrative Agent has received actual notice from any Lender that the conditions contained in Section
4.1 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon Administrative Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Restatement Effective Date shall not release Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 4.1). Administrative Agent will give Borrower and each Lender prompt written notice of the occurrence of the Restatement Effective Date.

          10.21  Addition of New Lenders.

          On and as of the occurrence of the Restatement Effective Date, each New Lender shall become a "Lender" under, and for all purposes of, this Agreement and the other Credit Documents.

          10.22 Special Acknowledgment and Authorization in connection with Amendment and Restatement, etc.

          (a) The Lenders hereby authorize JPMorgan Chase Bank, in its capacity as Administrative Agent or Collateral Agent, as applicable, to execute and deliver the Security Agreement, the Pledge Agreement and the Subsidiaries Guaranty in the respective forms thereof attached as Exhibits hereto on the Restatement Effective Date.

          (b) The parties hereto acknowledge and agree that upon the occurrence of the Restatement Effective Date, the Security Agreement, the Pledge Agreement and the Subsidiaries Guaranty executed and delivered on such date shall supercede and replace in full the Security Agreement, the Pledge Agreement and the Subsidiaries Guaranty (as each such term is defined in the Original Credit Agreement) in effect immediately prior to the Restatement Effective Date and same shall be in full force and effect in accordance with their respective terms.

                                   SECTION 11.
                               HOLDINGS GUARANTY.

          11.1   Guaranty.

          In order to induce each Agent, Collateral Agent, each Issuing Lender and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into and/or maintain Interest Rate Agreements and Currency Agreements (including the Existing Swap Agreements) and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into and/or maintenance of such Interest Rate Agreements and Currency Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

          11.2   Bankruptcy.

          Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by Borrower upon the occurrence of any of the events specified in subsection 8.6 or subsection 8.7, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

          11.3   Nature of Liability.

          The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not, to the maximum extent permitted by applicable law, be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, or (b) any other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Loan Parties, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in subsection 11.5, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

          11.4   Independent Obligation.

          The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or Borrower and whether or not any other guarantor, any other party or Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by Borrower or other circumstance which operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to Holdings.

          11.5   Authorization.

          Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against Borrower, any other Loan Party or others or otherwise act or refrain from acting;

          (d) release or substitute any one or more endorsers, guarantors, Borrower, other Loan Parties or other obligors;

          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to its creditors other than the Guaranteed Creditors;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to the Guaranteed Creditors regardless of what liability or liabilities of Borrower remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Interest Rate Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Interest Rate Agreement or Currency Agreement or any of such other instruments or agreements; and/or

          (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Guaranty.

          11.6   Reliance.

          It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          11.7   Subordination.

          Any indebtedness of Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of Borrower owing to the Guaranteed Creditors; if Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

          11.8   Waiver.

          A. Holdings waives any right (except as shall be required by applicable statute or law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Holdings waives any defense based on or arising out of any defense of Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment of the Guaranteed

Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by Administrative Agent, Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against Borrower or any other party or any security.

          B. Holdings waives (except as shall be required by applicable statue or law and cannot be waived) all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

          11.9   Maximum Liability.

          It is the desire and intent of Holdings and the Guaranteed Creditors that this Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings' obligations under this Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                             TISM, INC.


                                             By: /s/ Harry J. Silverman
                                                --------------------------------
                                                Name: Harry J. Silverman
                                                Title: Vice President


                                             DOMINO'S, INC.


                                             By: /s/ Harry J. Silverman
                                                --------------------------------
                                                Name: Harry J. Silverman
                                                Title: Vice President


                                             DOMINO'S FRANCHISE HOLDING CO.
                                             (f/k/a Bluefence, Inc.)


                                             By: /s/ Harry J. Silverman
                                                --------------------------------
                                                Name: Harry J. Silverman
                                                Title: Vice President


                                             JPMORGAN CHASE BANK, individually
                                             and as Administrative Agent


                                             By: /s/ Teri Streusand
                                                --------------------------------
                                                Name: Teri Streusand
                                                Title: Vice President


                                             J.P. MORGAN SECURITIES INC.,
                                             as Arranger


                                             By: /s/ Robert Anastasio
                                                --------------------------------
                                                Name: Robert Anastasio
                                                Title: Vice President

                                             CITICORP NORTH AMERICA, INC.,
                                             individually and as Syndication
                                             Agent


                                             By: /s/ Robert H. Chen
                                                --------------------------------
                                                Name: Robert H. Chen
                                                Title: Vice President


                                             CITIGROUP GLOBAL MARKETS INC., as
                                             Arranger


                                             By: /s/ Robert H. Chen
                                                --------------------------------
                                                Name: Robert H. Chen
                                                Title: Vice President


                                             BANK ONE, NA, individually and as
                                             Documentation Agent


                                             By: /s/ Jason A. Rastovski
                                                --------------------------------
                                                Name: Jason A. Rastovski
                                                Title: Associate Director